As filed with the Securities and Exchange Commission on April 19, 2023
Registration No. 333-271173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of registrant as specified in its charter)

Georgia	6022	58-1807304
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	125 Highway 515 East Blairsville, Georgia 30512 (706) 781-2265
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
Telephone: (864) 241-8736
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brandon C. Price, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Telephone: (212) 403-1367	Pablo Rodriguez First Miami Bancorp, Inc. 5750 Sunset Drive South Miami, Florida 33143 Telephone: (305) 662-5473	Joseph T. Ceithaml, Esq. Barack Ferrazzano Kirschbaum & Nagelberg, LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Telephone: (312) 629-5143
Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED April 19, 2023

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of First Miami Bancorp, Inc.:
On February 13, 2023, United Community Banks, Inc., which we refer to as United, and First Miami Bancorp, Inc., which we refer to as First Miami, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, that provides for the combination of United and First Miami. Under the merger agreement, Zamboni Merger Sub, Inc., a wholly-owned subsidiary of United, will be merged with and into First Miami, with First Miami continuing as the surviving corporation and as a wholly-owned subsidiary of United, in a transaction we refer to as the first merger. Immediately following the first merger and as part of a single integrated transaction, First Miami, as the surviving corporation in the first merger, will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the second merger. We refer to the first merger and second merger together as the mergers. Immediately following completion of the mergers, The First National Bank of South Miami, a wholly-owned subsidiary of First Miami which we refer to as First Miami Bank, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger. The transaction will enable United’s expansion into First Miami’s attractive Miami markets.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, First Miami stockholders will receive United common stock for their shares of First Miami common stock (plus cash in lieu of fractional shares). At the effective time of the first merger, each outstanding share of First Miami common stock (except for treasury stock or shares owned by First Miami or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by stockholders who properly exercise appraisal rights) will be converted into the right to receive 40.2685 shares, which we refer to as the exchange ratio, of United common stock. No fractional shares of United common stock will be issued in the merger, and holders of First Miami common stock will be entitled to receive cash in lieu of fractional shares. Although the number of shares of United common stock that each First Miami stockholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of United common stock and will not be known at the time First Miami stockholders vote on the merger agreement. Based on the exchange ratio, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date. In addition, First Miami stockholders will receive a special cash dividend, in an amount equal to the net proceeds from the liquidation of an investment portfolio of publicly traded equity and money market securities held at First Miami (net of fees and taxes associated with such sale and distribution, and net of funds required to repay in full outstanding indebtedness of First Miami), which we refer to as the First Miami equity investment portfolio. As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the First Miami equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
We urge you to obtain current market quotations for United (currently traded on The Nasdaq Global Select Market under the trading symbol “UCBI”). First Miami common stock is quoted on the OTC Link (previously “Pink Sheets”) under the trading symbol “FMIA.”
Based on the current number of shares of First Miami common stock outstanding as of the date of the merger agreement, United expects to issue approximately 3.5 million shares of United common stock to First Miami stockholders upon completion of the first merger, which will result in current First Miami stockholders owning approximately 3.0% of United common stock. However, any increase or decrease in the number of outstanding shares of First Miami common stock that occurs for any reason before the completion of the mergers will cause the actual number of shares of United common stock issued upon completion of the mergers to change.
The mergers cannot be completed unless the merger agreement is adopted and approved by the affirmative vote of a majority of all the votes entitled to be cast thereon by the holders of outstanding shares of First Miami common stock.
The merger agreement will be voted on at the upcoming annual meeting of First Miami stockholders, which will be held on May 30, 2023 at 1:30 p.m., Eastern Time, at First Miami Bank’s main office, located at 5750 Sunset Drive, South Miami, Florida 33143. At the annual meeting, holders of First Miami common stock as of the close of business on April 14, 2023, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting to adopt and approve the merger agreement as described in this proxy statement/prospectus. First Miami stockholders as of the record date will also be asked to approve a proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus.
The directors of First Miami who are also First Miami stockholders have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. Additional information regarding the voting process for the First Miami annual meeting is included in this proxy statement/prospectus.
First Miami’s board of directors has determined and declared that the merger agreement, the mergers, and the transactions contemplated by the merger agreement are advisable and in the best interests of First Miami and its stockholders, has unanimously authorized, adopted and approved the merger agreement, the mergers and the transactions contemplated by the merger agreement, and unanimously recommends that First Miami stockholders vote “FOR” the proposal to approve the merger agreement, “FOR” each of the two director nominees and “FOR” the proposal to adjourn the First Miami annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.
This document, which serves as a proxy statement for the annual meeting of First Miami stockholders and as a prospectus for the shares of United common stock to be issued in the mergers to First Miami stockholders, describes the annual meeting of First Miami stockholders, the mergers, the documents related to the mergers and other related matters. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors” section, beginning on page 20, for a discussion of the risks relating to the proposed mergers. You can also obtain information about United from documents that United has filed with the Securities and Exchange Commission.
If you have any questions concerning the mergers, you should contact Pablo Rodriguez, Executive Vice President and Chief Financial Officer of The First National Bank of South Miami, 5750 Sunset Drive, South Miami, Florida 33143 at (305) 662-5473.
/s/ W. Rockwell Wirtz

W. Rockwell Wirtz
Chairman & President
First Miami Bancorp, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the mergers or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either United or First Miami, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is           , 2023, and it is first being mailed or otherwise delivered to First Miami stockholders on or about           , 2023.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2023
To the Stockholders of First Miami Bancorp, Inc.:
Notice is hereby given that First Miami Bancorp, Inc., which we refer to as First Miami, will hold the annual meeting of its stockholders at 1:30 p.m., Eastern Time, on May 30, 2023, at First Miami Bank’s main office, located at 5750 Sunset Drive, South Miami, Florida 33143, for the following purposes:
1.
to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 13, 2023, by and among United Community Banks, Inc., which we refer to as United, First Miami and Zamboni Merger Sub, Inc., which we refer to as merger sub, pursuant to which merger sub will merge with and into First Miami, with First Miami continuing as the surviving corporation and a wholly-owned subsidiary of United, and immediately thereafter, First Miami, as the surviving corporation in the first merger, will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal;

2.
to elect two members of the First Miami board of directors for a three-year term; and

3.
to consider and vote upon a proposal to adjourn the First Miami annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

No other business will be conducted at the annual meeting.
Our board of directors has fixed the close of business on April 14, 2023 as the record date for the First Miami annual meeting. Only holders of record of First Miami common stock as of the close of business on the record date are entitled to notice of, and to vote at, the First Miami annual meeting, or any adjournment or postponement thereof. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of First Miami common stock entitled to vote thereon. The annual meeting may be adjourned from time to time upon approval of the holders of First Miami common stock, without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting. The directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United pursuant to which they have agreed to vote “FOR” the adoption and approval of the merger agreement, subject to the terms of the voting and support agreement. Election of directors to the First Miami board of directors requires the affirmative vote of holders of a plurality of the outstanding shares of First Miami common stock, present in person or represented by proxy at the annual meeting.
First Miami stockholders have appraisal rights under Delaware law entitling them to obtain payment in cash for the fair value of their shares of First Miami common stock, provided they comply with each of the requirements under Delaware law, including not voting in favor of the merger proposal and providing timely notice to First Miami. For more information regarding appraisal rights, please see “The Merger Agreement — Appraisal Rights” beginning on page 68.
Your vote is very important. We cannot complete the mergers unless First Miami stockholders approve the merger proposal.
Whether or not you plan to attend the annual meeting in person or by proxy, we urge you to vote now to make sure there will be a quorum for the annual meeting. Please vote as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. The giving of an appointment of proxy will not affect your right to revoke it or attend the annual meeting and vote in person. If you hold your stock in

“street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the annual meeting, the mergers, the documents related to the mergers (including the merger agreement) and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its annexes and exhibits carefully and in their entirety. If you have any questions concerning the mergers or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of First Miami common stock, please contact Pablo Rodriguez, Executive Vice President and Chief Financial Officer of The First National Bank of South Miami, 5750 Sunset Drive, South Miami, Florida 33143, at (305) 662-5473.
First Miami’s board of directors has determined and declared that the merger agreement, the mergers and the transactions contemplated by the merger agreement are advisable and in the best interests of First Miami and its stockholders, has unanimously authorized, adopted and approved the merger agreement, the mergers and the transactions contemplated by the merger agreement, and unanimously recommends that First Miami stockholders vote “FOR” the proposal to adopt and approve the merger agreement, “FOR” each of the two director nominees and “FOR” the proposal to adjourn the First Miami annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.
By Order of the Board of Directors,
W. Rockwell Wirtz
Chairman & President
First Miami Bancorp, Inc.
South Miami, Florida
           , 2023

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about United from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by United at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting United at the following address:
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attention: Investor Relations
Telephone: (706) 781-2265
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, First Miami stockholders must request them no later than five business days before the date of the First Miami annual meeting. This means that First Miami stockholders requesting documents must do so by May 23, 2023.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated            , 2023, and you should assume that the information in this proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference to another document into this proxy statement/prospectus is accurate as of the date of such document. Neither the mailing of this proxy statement/ prospectus to First Miami stockholders, nor the issuance by United of shares of United common stock in connection with the mergers, will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this proxy statement/prospectus regarding United has been provided by United and information contained in this proxy statement/prospectus regarding First Miami has been provided by First Miami.
See “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGERS
The following are some questions that you may have about the mergers and the First Miami annual meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers or the First Miami annual meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
Q:
What are the mergers?

A:
United and First Miami have entered into an Agreement and Plan of Merger, dated as of February 13, 2023, which we refer to as the merger agreement. Under the merger agreement, Zamboni Merger Sub, Inc., a wholly-owned subsidiary of United, which we refer to as merger sub, will be merged with and into First Miami, with First Miami continuing as the surviving corporation and as a wholly-owned subsidiary of United, in a transaction we refer to as the first merger. Immediately following the first merger and as part of single integrated transaction, First Miami, as the surviving corporation in the first merger, will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the second merger. We refer to the first merger and second merger together as the mergers. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Immediately following the completion of the mergers, The First National Bank of South Miami, a direct, wholly-owned subsidiary of First Miami, which we refer to as First Miami Bank, will be merged with and into United Community Bank, a direct, wholly-owned subsidiary of United, which we refer to as United Community Bank, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, First Miami stockholders will receive United common stock for their shares of First Miami common stock (plus cash in lieu of fractional shares). Upon completion of the first merger, First Miami stockholders will receive 40.2685 shares of United common stock for each share of First Miami common stock (except for treasury stock or shares owned by First Miami or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by stockholders who properly exercise appraisal rights) they hold immediately prior to the mergers. No fractional shares of United common stock will be issued in the merger, and holders of First Miami common stock will be entitled to receive cash in lieu of fractional shares. Based on the exchange ratio of 40.2685, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date.
As a result of the foregoing, based on the number of shares of United common stock and First Miami common stock outstanding as of February 13, 2023, the date of the merger agreement, it is expected that United shareholders will hold approximately 97.0%, and First Miami stockholders will hold approximately 3.0%, of the shares of the combined company outstanding immediately after the effective time of the mergers, which we refer to as the effective time.
In addition, First Miami stockholders will receive a special cash dividend, in an amount equal to the net proceeds from the liquidation of an investment portfolio of publicly traded equity and money market securities held at First Miami (net of fees and taxes associated with such sale and distribution, and net of funds required to repay in full outstanding indebtedness of First Miami), which we refer to as the First Miami equity investment portfolio. As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the First Miami equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.

The mergers cannot be completed unless, among other things, First Miami stockholders approve the merger proposal.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the First Miami board of directors to solicit proxies of First Miami stockholders in connection with approval and adoption of the merger agreement and related matters.

The merger proposal is being included as part of First Miami’s annual meeting of its stockholders. This document serves as the proxy statement for the First Miami annual meeting and describes the proposals to be presented at the First Miami annual meeting.
This document is also a prospectus that is being delivered to First Miami stockholders because, in connection with the mergers, United will be issuing to First Miami stockholders shares of United common stock as the merger consideration.
This proxy statement/prospectus contains important information about the merger agreement, the mergers and the other proposals being voted on at the First Miami annual meeting, and important information to consider in connection with an investment in United common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of First Miami common stock voted by proxy without attending the First Miami annual meeting. Your vote is important and we encourage you to submit your proxy as soon as possible, whether or not you intend to attend the First Miami annual meeting.
Q:
What are First Miami stockholders being asked to vote on at the First Miami annual meeting?

A:
First Miami is soliciting proxies from its stockholders with respect to the following proposals:

•
a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal;

•
a proposal to elect two members of the First Miami board of directors for a three-year term; and

•
a proposal to adjourn the First Miami annual meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Q:
What will First Miami stockholders receive in the mergers?

A:
Pursuant to the terms and subject to the conditions set forth in the merger agreement, First Miami stockholders will receive United common stock for their shares of First Miami common stock (plus cash in lieu of fractional shares). Upon completion of the mergers, First Miami stockholders will receive 40.2685 shares of United common stock, which we refer to as the exchange ratio, for each share of First Miami common stock held immediately prior to the mergers. Based on the exchange ratio, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date.

United will not issue any fractional shares of United common stock in the mergers. First Miami stockholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the mergers will instead receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the mergers as reported on The Nasdaq Global Select Market, or Nasdaq, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such First Miami stockholder would otherwise be entitled to receive pursuant to the merger agreement.
In addition, First Miami stockholders will receive a special cash dividend, in an amount equal to the net proceeds from the liquidation of an investment portfolio of publicly traded equity and money market securities held at First Miami (net of fees and taxes associated with such sale and distribution, and net of funds required to repay in full outstanding indebtedness of First Miami). As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
For illustrative purposes only, the following table summarizes the approximate pre-tax merger consideration and special cash dividend amount that would be received by First Miami stockholders for each share of First Miami common stock that they own, assuming an April 18, 2023 consummation date for the mergers, as well as the estimated total annual United common stock dividend amount that would be received following the mergers.
First Miami shares	1.0	(A)
Exchange ratio	40.2685	(B)
United shares received(1)	40.2685	(A)* (B) = (C)
United per share price(2)	$27.22	(D)
Value of United shares received	$1,096.11	(C) * (D) = (E)
Special cash dividend(3)	$423.98	(F)
Total value of United shares received + special cash dividend	$1,520.09	(E) + (F)

(1)
First Miami stockholders will receive cash in lieu of fractional shares of United common stock, based on the average closing sale price of United common stock on the five full trading days immediately preceding the closing. Cash received in lieu of fractional shares will not exceed the value of one share of United common stock.

(2)
Closing price of United common stock reported on the Nasdaq Global Select Market as of April 18, 2023.

(3)
Based on the closing price of securities in First Miami’s equity investment portfolio as of April 18, 2023.

The trading price of United common stock will continue to fluctuate until the date the mergers are consummated. The amount of the special cash dividend will not be known until First Miami’s equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the equity investment portfolio will continue to fluctuate until that time. For further information, see “The Mergers — Terms of the Mergers” beginning on page 34.
It is intended that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, as described below. For further information, see “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 81.
Q:
Will the value of the merger consideration and special cash dividend change between the date of this proxy statement/prospectus and the time the mergers are completed?

A:
Yes. With respect to the merger consideration, although the exchange ratio is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the mergers based upon the market value of United common stock. Any fluctuation in the market price of United common stock after the date of this proxy statement/prospectus will change the value of the shares of United common stock that First Miami stockholders will receive.

Based on the closing price per share of United common stock on Nasdaq as of February 10, 2023, the last trading day before the date of public announcement of the mergers, and the exchange ratio of 40.2685, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,308.73 per share as of such date. Based on the exchange ratio of 40.2685, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the latest practicable trading day before the date of this proxy statement/prospectus, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date. We urge you to obtain current market quotations for United (currently traded on The Nasdaq Global Select Market under the trading symbol “UCBI”). First Miami common stock is quoted on the OTC Link (previously “Pink Sheets”) under the trading symbol “FMIA.”
In addition, with respect to the special cash dividend to be paid from the liquidation of First Miami’s equity investment portfolio (net of fees and taxes associated with such sale and distribution, and net of funds required to repay in full outstanding indebtedness of First Miami), the amount of the net proceeds will not be known until the liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time. As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date.
Q:
Does United pay regular dividends on its shares of common stock?

A:
Yes, United pays quarterly cash dividends on its shares of common stock. United declared quarterly cash dividends on its common stock in 2022, 2021 and 2020 totaling $0.86, $0.78 and $0.72 per share, respectively. The amount of quarterly cash dividends paid on shares of United common stock is subject to change based on the quarterly dividend amounts approved by the United board of directors. For illustrative purposes only, a holder of 40.2685 shares of United common stock would have received approximately $34.63 in dividend payments in 2022. By way of comparison, in 2022, First Miami paid its stockholders a total dividend of $3.00 per share (equivalent to 40.2685 shares of United common stock).

Q:
What are the U.S. federal income tax consequences of the mergers to First Miami stockholders?

A:
It is intended that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that First Miami receives a written opinion from its tax counsel to the effect that (i) the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of United and First Miami will be a party to such reorganization within the meaning of Section 368(b) of the Code. If the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of First Miami common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash received as a result of the distribution of the net after tax proceeds from the equity investment portfolio liquidation and the fair market value of the United common stock received pursuant to the mergers over that holder’s adjusted tax basis in its shares of First Miami common stock surrendered) and (2) the amount of cash received pursuant to the distribution of the net after tax proceeds from the equity investment portfolio liquidation. Further, a U.S. holder of First Miami common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of United common stock that the First Miami common stockholder would otherwise be entitled to receive. For further information, see “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 81.

First Miami stockholders should consult their own tax advisors for a full understanding of the particular tax consequences of the mergers to them.
Q:
If I am a First Miami stockholder, should I send in my First Miami stock certificate(s) now?

A:
No. Please do not send in your First Miami stock certificate(s) with your proxy. After the mergers, an exchange agent will send you instructions for exchanging First Miami stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates.”

Q:
What should I do if I hold my shares of First Miami common stock in book-entry form?

A:
If your shares of First Miami common stock are held in book-entry form, you are not required to take any additional actions in connection with the conversion of your shares of First Miami common stock into shares of United common stock at the effective time. After the completion of the mergers, shares of First Miami common stock held in book-entry form will automatically be exchanged for book-entry shares of United common stock.
Q:
How does the First Miami board of directors recommend that I vote at the First Miami annual meeting?

A:
The First Miami board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” each of the two director nominees and “FOR the adjournment proposal.

Q:
When and where is the First Miami annual meeting?

A:
The First Miami annual meeting will be held on May 30, 2023 at 1:30 p.m., Eastern Time, at First Miami Bank’s main office, located at 5750 Sunset Drive, South Miami, Florida 33143.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of First Miami common stock, please vote your shares promptly so that your shares are represented and voted at the First Miami annual meeting. If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.

Q:
What constitutes a quorum for the First Miami annual meeting?

A:
The presence at the First Miami annual meeting, in person or by proxy, of a majority of the outstanding shares of First Miami common stock that are entitled to vote shall constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the First Miami annual meeting?

A:
Merger proposal

•
Standard:   Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of First Miami common stock entitled to vote thereon.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Election of directors
•
Standard:   Approval of each of the director nominees requires the affirmative vote of holders of a plurality of the outstanding shares of First Miami common stock, present in person or represented by proxy at the annual meeting.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the election of directors, you will be deemed not to have cast a vote with respect to the election.

Adjournment proposal
•
Standard:   Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal (meaning the number of shares of First Miami common stock voted “FOR” the adjournment proposal must exceed the number of shares voted “AGAINST” the proposal).

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal.

Q:
Are there any First Miami stockholders already committed to voting in favor of the merger proposal?

A:
The directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the First Miami annual meeting, these directors collectively and beneficially owned approximately 20% of the outstanding shares of First Miami common stock. For information regarding the voting and support agreement and certain holders of shares of First Miami common stock, see “Information About The First Miami Annual Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for First Miami to obtain the necessary quorum to hold the First Miami annual meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention, will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of First Miami common stock. The First Miami board of directors unanimously recommends that First Miami stockholders vote “FOR” the merger proposal, “FOR” each of the two director nominees and “FOR” the adjournment proposal.
Q:
How can I vote my shares of First Miami common stock?

A:
You may vote your shares by mail or in person as follows:

Voting by Mail.   If you hold your shares in your name as a stockholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible.
At the Annual Meeting.   If you hold your shares in your name as a stockholder of record, you may also attend and vote your shares in person at the annual meeting.
If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the voting instruction card.
Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other nominee, you must provide the record holder of your shares of First Miami common stock with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to First Miami, or by voting in person at the First Miami annual meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of First Miami common stock on behalf of their customers may not give a proxy to First Miami to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.

Q:
What should I do if I receive more than one set of voting materials?

A:
First Miami stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of First Miami common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of First Miami common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of First Miami common stock that you own.
Q:
Will First Miami be required to submit the merger proposal to its stockholders even if the First Miami board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the First Miami annual meeting, First Miami is required to submit the merger proposal to its stockholders even if the First Miami board of directors has withdrawn, modified or qualified its recommendation that First Miami stockholders adopt and approve the merger agreement.

Q:
Are First Miami stockholders entitled to appraisal rights?

A:
Yes, pursuant to Section 262 of the Delaware General Corporate Law, which we refer to as the DGCL, First Miami stockholders (and beneficial owners) who hold their shares through the effective time of the mergers, who do not vote in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of First Miami common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of First Miami common stock as determined by the Delaware Court of Chancery could be more or less than, or the same as, the value of the consideration that a First Miami stockholder would otherwise be entitled to receive under the terms of the merger agreement. Exercising appraisal rights under Delaware law will have no effect on the amount of the special cash dividend that a First Miami stockholder will receive upon liquidation of the First Miami equity investment portfolio. Holders of First Miami common stock who wish to preserve any appraisal rights they may have must so advise First Miami by submitting a written demand for appraisal prior to the vote to adopt and approve the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL. For more information, see “Appraisal Rights.” Failure to strictly comply with these provisions may result in a loss of the right of appraisal.

Q:
When do you expect to complete the mergers?

A:
United and First Miami expect to complete the mergers in the third quarter of 2023. However, neither United nor First Miami can assure you of when or if the mergers will be completed. First Miami must obtain the approval of the merger agreement by the First Miami stockholders at the First Miami annual meeting, and United must obtain necessary regulatory approvals. In addition, each party is required to satisfy certain other closing conditions.

Q:
What happens if the mergers are not completed?

A:
If the mergers are not completed, First Miami stockholders will not receive any consideration for their shares of First Miami common stock in connection with the mergers. In addition, the First Miami equity investment portfolio will not be liquidated, and First Miami stockholders will not receive any amount pursuant to the special cash dividend associated with such liquidation. Instead, First Miami will remain an independent company and your shares of First Miami common stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by First Miami to United. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of First Miami common stock, please contact Pablo Rodriguez, Executive Vice President and Chief Financial Officer of The First National Bank of South Miami, 5750 Sunset Drive, South Miami, Florida 33143, at (305) 662-5473.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/ prospectus, including the annexes and exhibits, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Mergers (page 34)
The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein in its entirety. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the mergers are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the mergers.
The merger agreement provides, among other matters, for the acquisition of First Miami by United pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement. Pursuant to the merger agreement, merger sub will be merged with and into First Miami, with First Miami continuing as the surviving corporation and as a wholly-owned subsidiary of United, in a transaction we refer to as the first merger. Immediately following the first merger and as part of a single integrated transaction, First Miami, as the surviving corporation in the first merger, will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the second merger. We refer to the first merger and second merger together as the mergers.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, First Miami stockholders will receive United common stock for their shares of First Miami common stock (plus cash in lieu of fractional shares, as outlined in more detail below). Upon completion of the first merger, First Miami stockholders will receive 40.2685 shares of United common stock for each share of First Miami common stock they hold immediately prior to the mergers. Based on the exchange ratio of 40.2685, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date.
United will not issue any fractional shares of United common stock in the mergers. First Miami stockholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the mergers will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the mergers as reported on Nasdaq, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such First Miami stockholder would otherwise be entitled to receive pursuant to the merger agreement.
In addition, First Miami will liquidate in full the equity investment portfolio held at First Miami prior to completion of the mergers. The proceeds from the liquidation of the First Miami equity investment portfolio will be used to repay in full outstanding indebtedness of First Miami, with the remainder (net of fees and taxes associated with such sale and distribution) being distributed through a special cash dividend payable on a pro rata basis to First Miami stockholders on the business day prior to closing. As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time. See “Equity Investment Portfolio Liquidation.”
For illustrative purposes only, the following table summarizes the approximate pre-tax merger consideration and special cash dividend amount that would be received by First Miami stockholders for each share of First Miami common stock that they own, assuming a April 18, 2023 consummation date for the mergers.

First Miami shares	1.0	(A)
Exchange ratio	40.2685	(B)
United shares received(1)	40.2685	(A) * (B) = (C)
United per share price(2)	$27.22	(D)
Value of United shares received	$1,096.11	(C) * (D) = (E)
Special cash dividend(3)	$423.98	(F)
Total value of United shares received + special cash dividend	$1,520.09	(E) + (F)

(1)
First Miami stockholders will receive cash in lieu of fractional shares of United common stock, based on the average closing sale price of United common stock on the five full trading days immediately preceding the closing. Cash received in lieu of fractional shares will not exceed the value of one share of United common stock.

(2)
Closing price of United common stock reported on the Nasdaq Global Select Market as of April 18, 2023.

(3)
Based on the closing price of securities in First Miami’s equity investment portfolio as of April 18, 2023.

The trading price of United common stock will continue to fluctuate until the date the mergers are consummated. The amount of the special cash dividend will not be known until First Miami’s equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the equity investment portfolio will continue to fluctuate until that time. For further information, see “The Mergers — Terms of the Mergers” beginning on page 34.
As a result of the foregoing, based on the number of shares of United common stock and First Miami common stock outstanding as of February 13, 2023, the date of the merger agreement, it is expected that United shareholders will hold approximately 97.0%, and First Miami stockholders will hold approximately 3.0%, of the shares of the combined company outstanding immediately after the effective time of the mergers, which we refer to as the effective time.
United common stock is listed on Nasdaq under the symbol “UCBI.” First Miami common stock is quoted on OTC Link under the symbol “FMIA.” The following table shows the closing sale prices of United common stock as reported on Nasdaq on February 10, 2023, the trading day before the public announcement of the merger agreement, and on April 18, 2023, as well as the quoted sales price of First Miami common stock as reported on OTC Link on January 27, 2023, the latest date for which such information was available before the public announcement of the merger agreement, due to the limited trading of First Miami common stock on OTC Link, and on March 31, 2023, latest date for which such information was available before the date of this proxy statement/prospectus, due to the limited trading of First Miami common stock on OTC Link. The table also shows the implied value of the merger consideration payable for each share of First Miami common stock, which we calculated by multiplying the closing price per share of United common stock on those dates by the exchange ratio of 40.2685.
	United Common Stock	First Miami Common Stock	Implied Per Share Value of Merger Consideration(1)
January 27, 2023	$31.94	$1,212	$1,286.18
February 10, 2023	$32.50	$—	$1,308.73
March 31, 2023	$28.12	$1,600	$1,132.35
April 18, 2023	$27.22	$—	$1,096.11

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 40.2685.

Equity Investment Portfolio Liquidation
Prior to closing, First Miami will liquidate, in full, its equity investment portfolio at prevailing market prices through brokerage transactions, and, on or prior to closing, will use a portion of the cash proceeds received by it to (i) repay in full all outstanding indebtedness of First Miami and its subsidiaries, (ii) pay an amount equal to 50% of the excise tax imposed on the special cash dividend and (iii) pay amounts calculated to account for the taxable income or gain realized as a result of the liquidation, the tax rates applicable to First Miami and any expenses, fees or commissions relating to the liquidation. First Miami will distribute the “net after tax proceeds” of the equity investment portfolio liquidation through the special cash dividend payable on a pro rata basis to holders of First Miami common stock on the business day prior to closing, provided that if the payment of the special cash dividend could reasonably be expected to cause the mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or would preclude satisfaction of the condition in the merger agreement that First Miami shall have received a tax opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP as to certain tax matters, then United may elect, at its sole and absolute discretion, for the special cash dividend to be reduced by an amount necessary to permit the mergers to qualify as a “reorganization” and for the exchange ratio to be increased such that the aggregate number of shares of United common stock to be issued as merger consideration is increased by an amount calculated as provided for by the merger agreement. “Net after tax proceeds” refers to the amount of net cash proceeds received from such liquidation (less any amount necessary to pay any expenses, fees or commissions relating to the liquidation, repay First Miami’s outstanding indebtedness and less amounts calculated to account for the taxable income or gain realized as a result of the liquidation, the tax rates applicable to First Miami and 50% of the excise tax imposed on the special cash dividend). There is a customary dispute resolution process, described in the merger agreement, regarding determination of the final amount.
As of April 18, 2023, the equity investment portfolio had a market value of $53,050,282, outstanding indebtedness was $6,000,000 and estimated fees and taxes were $10,108,384, which would have resulted in estimated net proceeds distributable to First Miami stockholders of approximately $36,941,898, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds will not be known until the liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
First Miami’s Reasons for the Mergers; Recommendation of the First Miami Board of Directors (page 38)
The First Miami board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers, are in the best interests of First Miami and the First Miami stockholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by First Miami of the merger agreement and the consummation of the transactions contemplated thereby, including the mergers. The First Miami board of directors unanimously recommends that First Miami stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the First Miami board of directors in reaching its decision to adopt the merger agreement, see “The Merger — First Miami’s Reasons for the Mergers; Recommendation of First Miami’s Board of Directors,” beginning on page 38.
Opinion of First Miami’s Financial Advisor (page 43 and Annex C)
At the February 9, 2023 meeting at which the First Miami board of directors considered and discussed in detail the terms of the merger agreement and the mergers, First Miami’s financial advisor D.A. Davidson & Co., which we refer to as D.A. Davidson, delivered to the First Miami board of directors its oral opinion, which was subsequently confirmed in writing on February 9, 2023, to the effect that, as of the date thereof, the consideration to be received in the mergers by First Miami stockholders was fair, from a financial point of view, to such holders. The full text of D.A. Davidson’s opinion is attached as Annex C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by D.A. Davidson in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. First Miami stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed mergers.

For further information, see “The Merger — Opinion of First Miami’s Financial Advisor,” beginning on page 43.
First Miami Will Hold Its Annual Meeting on May 30, 2023 (page 27)
The annual meeting will be held on May 30, 2023 at 1:30 p.m., Eastern Time, at First Miami Bank’s main office, located at 5750 Sunset Drive, South Miami, Florida 33143. At the annual meeting, First Miami stockholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 13, 2023, as it may be amended from time to time, by and among First Miami, United and merger sub, pursuant to which merger sub will merge with and into First Miami, with First Miami continuing as the surviving corporation and a wholly-owned subsidiary of United, and immediately thereafter, First Miami, as the surviving corporation in the first merger, will be merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal;

•
a proposal to elect two members of the First Miami board of directors for a three-year term; and

•
a proposal to approve one or more adjournments of the First Miami annual meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

First Miami’s board of directors has fixed the close of business on April 14, 2023 as the record date for determining the holders of First Miami common stock entitled to receive notice of and to vote at the annual meeting.
As of the First Miami record date, there were 87,132 shares of First Miami common stock outstanding and entitled to vote at the First Miami annual meeting, held by approximately 120 holders of record. Each share of First Miami common stock entitles the holder to one vote at the First Miami annual meeting on each proposal to be considered at the annual meeting. The directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. As of the record date for the First Miami annual meeting, these directors collectively and beneficially owned approximately 20% of the outstanding shares of First Miami common stock. For information regarding the voting and support agreement and certain holders of shares of First Miami common stock, see “Information About The First Miami Annual Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers” beginning on page 29.
For further information, see “Information About The First Miami Annual Meeting” beginning on page 27.
Material U.S. Federal Income Tax Consequences of the Mergers (page 81)
It is intended that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that First Miami receive a written opinion from its tax counsel to the effect that (i) the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) each of United and First Miami will be a party to such reorganization within the meaning of Section 368(b) of the Code. If the mergers so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences of the Mergers”) of First Miami common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash received as a result of the distribution of the net after tax proceeds from the equity investment portfolio liquidation and the fair market value of the United common stock received pursuant to the mergers over that holder’s adjusted tax basis in its shares of First Miami common stock surrendered) and (2) the amount of cash received pursuant to the distribution of the net after tax proceeds from the equity investment portfolio liquidation. Further, a U.S. holder of First Miami common stock generally will recognize gain or loss with respect to cash received in lieu of fractional shares of United common stock that the First Miami common stockholder would otherwise be entitled to receive. For further information, see “Material U.S. Federal Income Tax Consequences of the Mergers” beginning on page 81.

All First Miami stockholders should consult their own tax advisors for a full understanding of the particular tax consequences of the mergers to them.
Interests of First Miami’s Directors and Executive Officers in the Mergers (page 59)
In considering the recommendation of the First Miami board of directors with respect to the mergers, First Miami stockholders should be aware that First Miami’s and First Miami Bank’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the other First Miami stockholders. The First Miami board of directors was aware of and considered these interests during its deliberations of the merits of the mergers and in determining to recommend to First Miami stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the mergers. Those interests include:
•
A director and executive officer of First Miami Bank is eligible to receive payments pursuant to her employment agreement with First Miami Bank in connection with a termination of employment without “cause” or for “good reason” (in each case, as such term is defined in the executive’s employment agreement) within 24 months of the closing of the mergers.

•
United has agreed to provide certain ongoing indemnification and insurance coverage to the directors and executive officers of First Miami following the mergers for acts or omissions occurring prior to the mergers.

For a more complete description of these interests, see the section entitled “The Mergers — Interests of First Miami’s Directors and Executive Officers in the Mergers,” beginning on page 59.
Appraisal Rights in the Mergers (page 95)
Pursuant to Section 262 of the DGCL, First Miami stockholders (and beneficial owners) who hold their shares through the effective time of the mergers, who do not vote in favor of the merger proposal and who otherwise strictly comply with the procedures set forth in Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of First Miami capital stock, as determined by the Delaware Court of Chancery if the first merger is completed. The “fair value” of shares of First Miami capital stock as determined by the Delaware Court of Chancery could be more or less than the same as the value of the consideration that a First Miami stockholder or beneficial owner would otherwise be entitled to receive under the terms of the merger agreement. Exercising appraisal rights under Delaware law will have no effect on the amount of the special cash dividend that a First Miami stockholder will receive. To exercise appraisal rights, First Miami stockholders (or beneficial owners seeking to exercise appraisal rights) must strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in the section entitled “Appraisal Rights.” The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. First Miami stockholders and beneficial owners are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising and perfecting the right to seek appraisal, First Miami stockholders and beneficial owners who are considering exercising and perfecting that right are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions may result in a loss of the right of appraisal.
For more information, see “Appraisal Rights,” beginning on page 95.
Regulatory Approvals Required for the Mergers (page 61)
Subject to the terms of the merger agreement, both United and First Miami have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These include approvals from, among others, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the South Carolina Board of Financial Institutions, which we refer to as the SCBFI. The initial filing of these regulatory applications occurred on March 15, 2023. On April 5, 2023, the SCBFI conditionally approved United Community Bank’s application to the SCBFI for permission for United Community Bank to merge with The First National Bank of South Miami.

Although neither United nor First Miami knows of any reason why it cannot obtain these regulatory approvals in a timely manner, United and First Miami cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank merger. For more information, see “The Mergers — Regulatory Approvals Required for the Mergers,” beginning on page 61.
Conditions to Complete the Mergers (page 75)
Each party’s obligation to complete the mergers is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the adoption and approval of the merger agreement by the requisite vote of First Miami stockholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above, and no such regulatory approval shall have resulted in the imposition of a materially burdensome regulatory condition, as defined in the merger agreement; (3) authorization for listing on Nasdaq of the shares of United common stock to be issued in the mergers; (4) effectiveness of the registration statement on Form S-4 with respect to the shares of the United common stock to be issued in the mergers; (5) the absence of any order, injunction, decree or other legal restraint preventing the completion of the mergers or making the completion of the mergers illegal; (6) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (7) performance in all material respects by the other party of its obligations under the merger agreement and with respect to United, First Miami’s performance of its obligations under a letter agreement addressing certain related party transactions, and such letter agreement remaining in full, force and effect; (8) receipt by First Miami of an opinion from its tax counsel to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that each of United and First Miami will be a party to such reorganization within the meaning of Section 368(b) of the Code; (9) with respect to United, the holders of no more than 7.5% of the aggregate outstanding shares of First Miami’s common stock having properly notified First Miami of their intent to exercise appraisal rights; (10) the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since February 13, 2023; and (11) with respect to United, the receipt of a Foreign Investment and Real Property Tax Act of 1980 (FIRPTA) certificate from First Miami stating that that shares of capital stock of First Miami do not constitute “United States real property interests” under the Code.
Neither United nor First Miami can be certain when, or if, the conditions to the mergers will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Mergers,” beginning on page 75.
Termination of the Merger Agreement (page 76)
The merger agreement may be terminated at any time by either United or First Miami prior to the effective time under the following circumstances:
•
by mutual written consent of United and First Miami;

•
if the mergers are not consummated by February 13, 2024, unless the failure of the mergers to be consummated by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if any regulatory approval required to complete the mergers is denied by a final, non-appealable action or an application for any such regulatory approval is permanently withdrawn at the request of a governmental authority (provided that the right to terminate the merger agreement pursuant to this bullet point will not be available to any party whose failure (or the failure of any of its affiliates) to fulfill any of its obligations (excluding warranties and representations) under the merger agreement has been the cause of or resulted in the occurrence of such event described in this bullet point);

•
if the adoption and approval of the merger proposal by First Miami stockholders is not obtained at the First Miami annual meeting or any adjournment or postponement thereof (provided that First Miami may not terminate the merger agreement pursuant to this bullet point if it is in breach of its stockholder meeting and non-solicitation obligations);

•
subject to cure rights, in the event of a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the mergers would not be satisfied.

In addition, the merger agreement may be terminated by United if, prior to the adoption and approval by First Miami stockholders of the merger agreement, (i) First Miami has materially breached its obligations to call, give notice of, and hold the First Miami stockholders meeting, (ii) First Miami has materially breached its non-solicitation obligations or (iii) the First Miami board of directors has failed to recommend that First Miami stockholders approve the merger proposal or has made an adverse recommendation change.
For more information, see “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 76.
Termination Fee (page 77)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the First Miami board of directors, First Miami may be required to pay to United a termination fee equal to $4,500,000. This termination fee could discourage other companies from seeking to acquire or merge with First Miami. For more information, see “The Merger Agreement — Termination Fee,” beginning on page 77.
The Rights of First Miami Stockholders Will Change as a Result of the Mergers (page 89)
The rights of First Miami stockholders will change as a result of the mergers due to differences in United’s and First Miami’s governing documents. The rights of First Miami stockholders are governed by Delaware law and by the First Miami certificate of incorporation and bylaws. Upon the completion of the mergers, First Miami stockholders immediately prior to the effective time will become United shareholders, as the continuing legal entity after the mergers, and their rights as United shareholders will therefore be governed by Georgia law and the United articles of incorporation and bylaws.
For more information, see “Comparison of Shareholders’ and Stockholders’ Rights,” beginning on page 89 for a description of the material differences in shareholders’ and stockholders’ rights under each of the United and First Miami governing documents.
Information About the Companies (pages 32, 33)
United Community Banks, Inc.
United Community Banks, Inc. is a Georgia corporation incorporated in 1987 and headquartered in Blairsville, Georgia. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of December 31, 2022, United had total consolidated assets of approximately $24.0 billion, total consolidated deposits of approximately $19.9 billion, total consolidated loans of approximately $15.3 billion, and total consolidated shareholders’ equity of approximately $2.7 billion. United has grown through a combination of acquisitions and strategic growth throughout the Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of April 4, 2023, United had 3,024 full time employees. On January 3, 2023, United entered the Alabama market with the acquisition of Progress Financial Corporation, a bank headquartered in Huntsville, Alabama.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services, and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet, and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United makes and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United’s lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. United’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number at that location is (706) 781-2265. United’s stock is traded on the Nasdaq under the symbol “UCBI.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
First Miami Bancorp, Inc.
First Miami Bancorp, Inc. is a bank holding company and a Delaware corporation headquartered in South Miami, Florida, and the parent company of The First National Bank of South Miami, a national bank formed under the laws of the United States, that commenced operations in 1952. First Miami Bank is a full-service commercial bank, providing a wide range of wealth management and business and consumer financial services in its target marketplaces. First Miami Bank operates three full-service banking locations located in the South Miami, Florida area. As of December 31, 2022, First Miami had total consolidated assets of approximately $1.0 billion, total consolidated deposits of approximately $867 million, and total consolidated loans of approximately $594 million.
First Miami’s principal office is located at 5750 Sunset Drive, South Miami, Florida 33143, and its telephone number at that location is (605) 667-5511.
Risk Factors (page 20)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 20.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDENDS
Market Prices
United common stock is listed on Nasdaq under the symbol “UCBI.” As of April 4, 2023, there were 8,821 record shareholders of United common stock.
First Miami common stock is quoted on OTC Link under the symbol “FMIA.” The over-the-counter or OTC market is a decentralized market where securities not listed on major exchanges are traded directly by a network of dealers. Instead of providing an order matchmaking service, these dealers carry inventories of securities in order to facilitate any buy and sell orders. The OTC marketplace is run through OTC Link, an inter-dealer quotation and trading system developed by OTC Markets Group. OTC Link is registered with the SEC as a broker-dealer and also as an alternative trading system (ATS). OTC Link enables broker-dealers to not only post and disseminate their quotes, but also negotiate trades through the system’s electronic messaging capability. Trading in First Miami common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. As of April 4, 2023, there were 87,132 shares of common stock outstanding, held by 120 holders of record.
The following table sets forth the closing sale price per share of United common stock as reported on Nasdaq and per share of First Miami common stock as reported on OTC Link, in each case, as of (1) for United, February 10, 2023, the trading day before the public announcement of the execution of the merger agreement, and for First Miami, January 27, 2023, the latest date for which such information is available on OTC Link before public announcement of the merger agreement due to the limited trading of First Miami common stock on OTC Link, and (2) for United, April 18, 2023 and for First Miami, March 31, 2023, latest date for which such information was available before the date of this proxy statement/prospectus, due to the limited trading of First Miami common stock on OTC Link. The table also shows the estimated implied value of the per share merger consideration for each share of First Miami common stock as of the same two days. This implied per share value was calculated by multiplying the closing price per share of United common stock on each of those dates by the exchange ratio of 40.2685.
	United Common Stock	First Miami Common Stock	Implied Per Share Value of Merger Consideration(1)
January 27, 2023	$31.94	$1,212	$1,286.18
February 10, 2023	$32.50	$—	$1,308.73
March 31, 2023	$28.12	$1,600	$1,132.35
April 18, 2023	$27.22	$—	$1,096.11

(1)
Calculated by multiplying the United common stock share price as of the specified date by the exchange ratio of 40.2685.

The market prices of United common stock and First Miami common stock have fluctuated since the date of the announcement of the merger agreement, and will continue to fluctuate from the date of this proxy statement/ prospectus to the date of the First Miami annual meeting and the date the mergers are completed and thereafter.
The number of shares of United common stock that First Miami stockholders will receive as consideration per share of First Miami common stock in the mergers is fixed and will not change.
The value of the shares of United common stock to be received in exchange for each share of First Miami common stock, when received by First Miami stockholders after the mergers are completed, could be greater than, less than or the same as shown in the table above. Accordingly, First Miami stockholders are advised to obtain current market quotations for United common stock and First Miami common stock in determining whether to vote in favor of the proposals at the First Miami annual meeting.

Dividend Information
On February 22, 2023, the board of directors of United approved a regular quarterly cash dividend of $0.23 per share of common stock and a preferred stock dividend of $429.6875 per preferred share (equivalent to $0.4296875 per depositary share, or 1/1000 interest per share). The common stock dividend is payable April 5, 2023, to common shareholders of record on March 15, 2023. The preferred stock dividend is payable March 15, 2023, to preferred shareholders of record on February 28, 2023.
The First Miami board of directors approved a regular cash dividend of $3.00 per share of First Miami common stock, which was paid on March 1, 2023 to First Miami stockholders of record as of February 10, 2023.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither statements of historical fact nor assurance of future performance and generally can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends”, or “anticipates”, or similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the mergers or the bank merger, including future financial and operating results of United, First Miami or the combined company following the mergers, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the mergers, the likelihood of success, and the potential impact of litigation and other statements that are not historical facts. These statements are only predictions based on United’s and First Miami’s current expectations and projections about future events. There are important factors that could cause United’s and First Miami’s actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 20. Because forward-looking statements relate to the future, they are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are out of United’s or First Miami’s control, and that are difficult to predict as to timing, extent, likelihood and degree of occurrence, and that could cause actual results to differ materially from the results implied or anticipated by the statements. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in United’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
inability to close the mergers and the bank merger in a timely manner;

•
failure to complete the mergers due to the failure of First Miami’s stockholders to approve the merger proposal;

•
failure to obtain required regulatory approvals and meet other closing conditions to the mergers ;

•
potential impact of announcement or consummation of the mergers on relationships with third parties, including customers, employees and competitors;

•
business disruption following the mergers;

•
difficulties and delays in integrating the businesses of United and First Miami or fully realizing cost savings and other benefits;

•
United’s potential exposure to unknown or contingent liabilities of First Miami;

•
challenges of integrating, retaining and hiring key personnel;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the mergers;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•
changes in United’s stock price before closing, including as a result of the financial performance of First Miami prior to closing;

•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which United and First Miami are highly dependent;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the Dodd-Frank Act, and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;
•
changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•
changes in interest rates, which may affect United’s and First Miami’s net income, prepayment penalty income, mortgage banking income and other future cash flows, or the market value of United’s or First Miami’s assets, including its investment securities;

•
changes in economic or market conditions impacting United or First Miami or financial services companies more generally;

•
changes in accounting principles, policies, practices or guidelines;

•
changes in United’s credit ratings or in United’s ability to access the capital markets;

•
natural disasters, pandemics, war or terrorist activities; and

•
other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting United’s or First Miami’s operations, pricing and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond United’s or First Miami’s control.
The forward-looking statements contained in this proxy statement/prospectus are also subject to additional risks, uncertainties, and factors, including those described in United’s most recent Annual Reports on Form 10-K and other documents filed by United from time to time with the SEC. See “Where You Can Find More Information.” For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, United and First Miami claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except as required by law, United and First Miami expressly disclaim any obligations to publicly update any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise. All written and oral forward-looking statements concerning the mergers or other matters addressed in this proxy statement/prospectus and attributable to United, First Miami or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of United and ownership of United common stock described in Part I, Item 1A of United’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023, as well as any subsequent documents filed by United with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 104.
Because the market price of United common stock will fluctuate, First Miami stockholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the mergers, each outstanding share of First Miami common stock (except for treasury stock or shares owned by First Miami, United or merger sub, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by stockholders who properly exercise appraisal rights) will be converted into 40.2685 shares of United common stock. The market value of the merger consideration will vary from the closing price of United common stock on the date United and First Miami announced the mergers, on the date that this proxy statement/prospectus is mailed to First Miami stockholders, on the date of the First Miami annual meeting and on the date the mergers are completed. Any change in the market price of United common stock prior to the completion of the mergers will affect the market value of the merger consideration that First Miami stockholders will receive upon completion of the mergers, and there will be no adjustment to the merger consideration for changes in the market price of shares of United common stock.
The market price of United’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding United’s operations or business prospects, including market sentiment regarding United’s entry into the merger agreement, as well as changes in general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally. Recent market volatility among stocks of banks and bank holding companies have adversely affected and may continue to adversely affect the market price of United’s common stock. Among the factors that could affect our stock price are:
•
operating results that vary from the expectations of United’s management or of securities analysts and investors;

•
developments in United’s business or in the financial services sector generally;

•
regulatory, legislative or accounting changes affecting United’s industry generally or its business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to United;

•
changes in estimates or recommendations by securities analysts or rating agencies with respect to United or other financial institutions;

•
speculation in the press or investment community generally or relating to United or the financial services industry;

•
fluctuations in the stock price and operating results of United’s competitors or the financial services industry generally;

•
future sales of equity or equity-related securities;

•
announcements of strategic developments, acquisitions, dispositions, financings and other material events by United or its competitors;

•
anticipated or pending investigations, proceedings or litigation that involve or affected United or other financial institutions; and

•
changes in global, national, regional or local financial markets and economies and general market conditions, such as inflation, interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the First Miami annual meeting, you will not know the precise market value of the merger consideration you will receive at the effective time. You should obtain current market quotations for shares of United common stock.
Because First Miami common stock is traded infrequently and is listed on OTC Link, it is difficult to determine how the market value of First Miami common stock compares with the merger consideration.
First Miami’s common stock is listed on OTC Link, a decentralized market where securities not listed on major exchanges are traded directly by a network of dealers. Instead of providing an order matchmaking service, these dealers carry inventories of securities in order to facilitate any buy and sell orders. Because OTC Link is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience, investors may have difficulty determining how the market value of First Miami compares with the merger consideration.
The market price of United common stock after the mergers may be affected by factors different from those currently affecting the independent businesses of United and First Miami.
Upon completion of the mergers, holders of First Miami common stock will become holders of United common stock. United’s business differs in important respects from that of First Miami, and, accordingly, the results of operations of the combined company and the market price of United common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of United and First Miami. For a discussion of the businesses of United and First Miami and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Because the value of First Miami’s equity investment portfolio will fluctuate with the market, First Miami stockholders cannot be certain of the amount of the special cash dividend they will receive when the equity investment portfolio is liquidated pursuant to the merger agreement.
Prior to the closing of the mergers, First Miami will liquidate in full its equity investment portfolio at prevailing market prices through brokerage transactions. The proceeds from the liquidation of First Miami’s equity investment portfolio will be used to repay in full outstanding indebtedness of First Miami, with the remainder (net of fees and taxes associated with such sale and distribution) being distributed through a special cash dividend payable on a pro rata basis to holders of First Miami common stock on the business day prior to closing.
The market value of the equity investment portfolio could be subject to significant fluctuations due to changes general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally which comprise a significant portion of the portfolio. Any change in the market price of First Miami’s equity investment portfolio prior to the completion of the mergers will affect the amount of the special cash dividend First Miami stockholders will receive, should they receive any such dividend, pursuant to the merger agreement. As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds will not be known until the liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.
Before the mergers and the bank merger may be completed, United and First Miami must obtain all necessary approvals or waivers from the Federal Reserve Board, the FDIC, the SCBFI and other appropriate state and federal regulatory authorities. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Mergers — Regulatory Approvals Required for the Mergers.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the mergers or the bank merger or require changes to the terms of the mergers or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the mergers or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the mergers and the bank merger, any of which might have an adverse effect on the combined company following the mergers. See “The Mergers — Regulatory Approvals Required for the Mergers.”
The success of the mergers and the bank merger and integration of United and First Miami will depend on a number of uncertain factors.
The success of the mergers and the bank merger will depend on a number of factors, including, without limitation:
•
United’s ability to integrate the branches acquired from First Miami in the mergers, which we refer to as the acquired branches, into United’s current operations;

•
United’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the mergers;

•
United’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

•
United’s ability to retain and attract the appropriate personnel to staff and manage the acquired branches;

•
United’s ability to retain the customer relationships from the acquired branches; and

•
United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert United’s management’s attention and resources. No assurance can be given that United will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect United’s ability to maintain relationships with clients, customers, depositors and employees, or to achieve the anticipated benefits of the mergers and the bank merger. United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect United’s existing profitability, that United will be able to achieve results in the future similar to those achieved by its existing banking business or that United will be able to manage any growth resulting from the mergers and the bank mergers effectively.
Combining United and First Miami may be more difficult, costly or time-consuming than expected, and the anticipated benefits and cost savings of the mergers and the bank merger may not be realized.
United and First Miami have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers and the bank merger, including anticipated benefits and cost savings, will depend, in part, on United’s ability to successfully combine and integrate the businesses of United and First Miami in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers and the bank merger. The loss of key employees could adversely affect United’s ability to successfully conduct its business, which could have an adverse effect on United’s financial results and the value of the United common stock. If United experiences difficulties with the integration process, the anticipated benefits of the mergers and the bank merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause United and/or First Miami to lose customers or cause customers to remove their accounts from United and/or First Miami and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of United and First Miami during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the mergers and the bank merger could be less than anticipated.
The combined company may be unable to retain First Miami personnel successfully after the mergers are completed.
The success of the mergers and the bank merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Miami. It is possible that these employees may decide not to remain with First Miami while the mergers are pending or with the combined company after the mergers are consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating First Miami to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, United may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.
First Miami’s directors and executive officers have interests in the mergers that may differ from the interests of First Miami stockholders.
First Miami stockholders should be aware that First Miami’s and First Miami Bank’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the other First Miami stockholders generally. These interests and arrangements may create potential conflicts of interest. The First Miami board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that First Miami stockholders vote in favor of adopting and approving the merger agreement.
For a more complete description of these interests, see “The Mergers — Interests of First Miami’s Directors and Executive Officers in the Mergers.”
Certain First Miami stockholders have executed a voting and support agreement that requires each such stockholder to vote in favor of the adoption and approval of the merger agreement.
Each director of First Miami who is also a First Miami stockholder has entered into a voting and support agreement with United. Pursuant to the voting and support agreement, among other things, each such director has agreed to vote his or her shares of First Miami common stock in favor of the approval and adoption of the merger agreement, and against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. As of the record date for the First Miami annual meeting, these directors collectively and beneficially owned approximately 20% of the outstanding shares of First Miami common stock. See “Voting and Support Agreement.”
Termination of the merger agreement could negatively impact United or First Miami.
If the merger agreement is terminated, there may be various consequences. For example, United or First Miami’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers. Additionally, if the merger agreement is terminated, the market price of United common stock or First Miami common stock could decline to the extent that the current market prices reflect a market assumption that the mergers will be completed. If the merger agreement is terminated under certain circumstances, First Miami may be required to pay to United a termination fee of $4.5 million.
First Miami and United will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the mergers on employees and customers may have an adverse effect on First Miami and United and, consequently, the combined company. These uncertainties may impair First Miami’s and United’s ability to attract, retain, and motivate key personnel until the mergers are completed, and could cause customers and others that deal with First Miami or United to seek to change existing business relationships with First Miami or United, respectively. Retention of certain employees by First Miami may be challenging while the mergers are pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with First Miami and, ultimately, the combined company, the combined company’s business could be harmed. In addition, subject to certain exceptions, First Miami has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and business relationships prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to First Miami.
If the mergers are not completed, United and First Miami will have incurred substantial expenses without realizing the expected benefits of the mergers.
Each of United and First Miami has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the mergers. If the mergers are not completed, United and First Miami would have to recognize these expenses without realizing the expected benefits of the mergers.
The merger agreement limits First Miami’s ability to pursue alternative acquisition proposals and requires First Miami to pay a termination fee of $4.5 million under limited circumstances, including circumstances relating to acquisition proposals.
The merger agreement prohibits First Miami from initiating, soliciting, knowingly encouraging or knowingly facilitating certain alternative third-party acquisition proposals. See “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that First Miami will be required to pay a termination fee to United in the amount of $4.5 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the First Miami board of directors. See “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of First Miami from considering or proposing such an acquisition.
The shares of United common stock to be received by First Miami stockholders as a result of the mergers will have different rights from the shares of First Miami common stock.
Upon completion of the merger, First Miami stockholders will become United shareholders and their rights as shareholders will be governed by the Georgia Business Corporation Code, which we refer to as the GBCC, and the United articles of incorporation and bylaws. The rights associated with First Miami common stock are different from the rights associated with United common stock. See “Comparison of Shareholders’ and Stockholders’ Rights” for a discussion of the different rights associated with United common stock.
First Miami stockholders will have a reduced ownership and voting interest in the combined company after the mergers and will exercise less influence over management, as compared to their ownership and voting interests in First Miami.
First Miami stockholders currently have the right to vote in the election of the board of directors and on other matters affecting First Miami. Upon completion of the mergers, each First Miami stockholder who receives shares of United common stock will become a United shareholder, with a percentage ownership of United that is much smaller than such stockholder’s current percentage ownership of First Miami. Based on the number of shares of First Miami common stock outstanding on February 13, 2023, the date of the merger agreement, and the shares of United common stock expected to be issued in the merger, the First Miami stockholders as a group will receive shares in the merger constituting approximately 3.0% of the outstanding shares of United common stock. immediately after the mergers As a result, current United shareholders as a group will own approximately 97.0% of the outstanding shares of United common stock immediately after the mergers. Because of this, First Miami stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of First Miami.
The fairness opinion received by the First Miami board of directors from D.A. Davidson & Co. has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The fairness opinion of D.A. Davidson was rendered to First Miami’s board of directors on February 9, 2023. Changes in the operations and prospects of First Miami, general market and economic conditions and other factors which may be beyond the control of First Miami may have altered the value of First Miami or the sale prices of shares of First Miami common stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from D.A. Davidson, dated February 9, 2023 and attached to this proxy statement/prospectus as Annex C, does not speak as of any date other than the date of such opinion.
First Miami stockholders have appraisal rights in the mergers.
If the merger agreement is adopted by First Miami stockholders, First Miami stockholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to appraisal rights in connection with the mergers under Section 262 of the DGCL. In addition, United’s obligation to consummate the mergers is subject to the condition that the holders of no more than 7.5% of the aggregate outstanding shares of First Miami’s common stock properly notify First Miami of their intent to exercise appraisal rights. Neither First Miami nor United can predict the number of First Miami stockholders who will seek payment of fair cash value of their shares. See “The Merger — Appraisal Rights.”
There is no assurance that United or First Miami will continue paying dividends at the current rate.
United’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. While First Miami’s board of directors has not adopted a formal dividend practice, it has historically paid an annual cash dividend in the first quarter of each calendar year. These practices can be changed at any time at the discretion of the board of directors of each company, and United’s common shareholders or First Miami stockholders have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations of United, First Miami and the combined entity following the mergers, and these outcomes could cause capital not to be available when needed in an amount sufficient to support United’s or First Miami’s dividend practice. The amount of dividends that each company may distribute will also be subject to restrictions under applicable state law and applicable bank regulatory provisions. If United’s board of directors were to adopt a change to United’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of United’s common stock.
Recent events impacting the financial services industry may adversely affect the business of United, First Miami and the market price of their common stock.
Recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at Silicon Valley Bank and Signature Bank that resulted in the failure of those institutions have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of a rapidly rising interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, more competition for bank deposits and may increase the risk of a potential recession. These events and developments could materially and adversely impact the business or financial condition of United and First Miami, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of United’s and First Miami’s common stock. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on the businesses of United and First Miami. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments. United and First Miami are generally unable to control the amount of premiums or special assessments that their respective banking subsidiaries may be required to pay for FDIC insurance.
Risks Relating to United’s Business.
You should read and consider the risk factors specific to United’s business that will also affect the combined company after the mergers. These risks are described in the sections entitled “Risk Factors” in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 24, 2023, and in other documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 104 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE FIRST MIAMI ANNUAL MEETING
This section contains information about the annual meeting that First Miami has called to allow First Miami stockholders to vote on the adoption and approval of the merger agreement and other matters. The First Miami board of directors is mailing this proxy statement/prospectus to you on or about      , 2023. Together with this proxy statement/prospectus, the First Miami board of directors is also sending you a notice of the annual meeting of First Miami stockholders and a form of proxy that the First Miami board of directors is soliciting for use at the annual meeting and at any adjournments or postponements of the annual meeting.
Time, Date, and Place
The annual meeting is scheduled to be held on May 30, 2023 at 1:30 p.m., Eastern Time, at First Miami Bank’s main office, located at 5750 Sunset Drive, South Miami, Florida 33143.
Matters to be Considered at the Meeting
At the annual meeting, First Miami stockholders will be asked to consider and vote on:
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a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal;

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a proposal to elect two members of the First Miami board of directors for a three-year term;

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a proposal of the First Miami board of directors to adjourn or postpone the annual meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the annual meeting to adopt and approve the merger agreement, which we refer to as the adjournment proposal; and

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any other matters as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

At this time, the First Miami board of directors is unaware of any other matters that may be presented for action at the annual meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A, and we encourage you to read it carefully in its entirety.
Recommendation of First Miami Board of Directors
The First Miami board of directors recommends that First Miami stockholders vote “FOR” the merger proposal, “FOR” each of the two director nominees and “FOR” the adjournment proposal. See “The Mergers — First Miami’s Reasons for the Mergers; Recommendation of First Miami Board of Directors.”
Record Date and Quorum
April 14, 2023 has been fixed as the record date for the determination of First Miami stockholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 87,132 shares of First Miami common stock outstanding and entitled to vote at the annual meeting, held by approximately 120 holders of record.
A quorum is necessary to transact business at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of First Miami common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of First Miami common stock represented at the annual meeting but not voted, including shares that a stockholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of First Miami common stock is represented at the annual meeting, it will be counted for the purpose of determining a quorum not only at the annual meeting but also at any adjournment or postponement of the annual meeting. In the event that a quorum is not present at the annual meeting, it is expected that the annual meeting will be adjourned or postponed.

Required Vote
In order for the merger proposal to be approved, it must receive the affirmative vote of a majority of the outstanding shares of First Miami common stock entitled to vote on the merger proposal. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
In order for the two director nominees to be elected to the First Miami board of directors, they must each receive the affirmative vote of holders of a plurality of the outstanding shares of First Miami common stock, present in person or represented by proxy at the annual meeting. If you vote to “ABSTAIN” with respect to the election of directors, you will be deemed not to have cast a vote with respect to the proposal.
In order for the adjournment proposal to be approved, it must receive the affirmative vote of the majority of the votes cast with respect to the proposal. If you fail to vote, mark “ABSTAIN” on your proxy card, or fail to instruct your bank, broker or other nominee with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal.
Each share of First Miami common stock you own as of the record date for the annual meeting entitles you to one vote at the annual meeting on all matters properly presented at the meeting.
How to Vote — Stockholders of Record
Voting by Mail
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by mail, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. Please do not send in your stock certificates with your proxy card. If the mergers are completed, you will receive a separate letter of transmittal and instructions on how to surrender your First Miami stock certificates for the merger consideration at a later date.
Voting at the Annual Meeting.
You may also attend and vote at the annual meeting in person.
YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES BY VOTING AT THE ANNUAL MEETING.
Voting of Proxies; Incomplete Proxies
If you sign and return your proxy card without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal, “FOR” each of the two director nominees and “FOR” the adjournment proposal.
Revocation of Proxies
You can revoke your proxy at any time before your shares of First Miami common stock are voted. If you are a stockholder of record, you can revoke your proxy by: (1) signing and returning another valid proxy with a later date; (2) prior to the annual meeting, delivering a written notice of revocation to Pablo Rodriguez, Executive Vice President and Chief Financial Officer of The First National Bank of South Miami, 5750 Sunset Drive, South Miami, Florida 33143; or (3) attending the annual meeting and voting in person during the meeting. If you submit a valid proxy bearing a later date or notice of revocation, the new proxy or notice of revocation must be received prior to the beginning of the annual meeting. If you hold your shares in “street name” with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors of First Miami who are also First Miami stockholders beneficially owned and were entitled to vote 17,536 shares of First Miami common stock, representing approximately 20% of the outstanding shares of First Miami common stock entitled to vote on that date.
Each director of First Miami who is also a stockholder of First Miami has entered into a voting and support agreement with United, pursuant to which each such director has agreed, at any meeting of First Miami stockholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to be present (in person or by proxy) at such meeting and:
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vote (or cause to be voted) all shares of First Miami common stock owned of record or beneficially owned by such holder, in favor of the merger proposal and the adjournment proposal; and

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vote (or cause to be voted) such director’s shares against:

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any competing transaction; and

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any action or proposal that would reasonably be expected to prevent, materially impede or materially delay the consummation of the mergers.

Pursuant to the voting and support agreement, each such director has agreed not to sell or otherwise transfer any shares of First Miami common stock without the prior written consent of United, subject to certain limited exceptions.
For more information about the beneficial ownership of First Miami common stock by each 5% or greater beneficial owner, each director and executive officer and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of First Miami.”
Solicitation of Proxies
The proxy for the annual meeting is being solicited on behalf of the First Miami board of directors. First Miami will bear the entire cost of soliciting proxies from you. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of First Miami in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact First Miami at:
First Miami Bancorp, Inc.
5750 Sunset Drive
South Miami, Florida 33143
Telephone: (305) 662-5473
Attn: Pablo Rodriguez

FIRST MIAMI PROPOSALS
Proposal No. 1 — Merger Proposal
At the First Miami annual meeting, First Miami stockholders will be asked to adopt and approve the merger agreement. Holders of First Miami common stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes and exhibits, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the First Miami board of directors has unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of First Miami and its stockholders. See “The Mergers — First Miami’s Reasons for the Mergers; Recommendation of First Miami’s Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the First Miami board of directors’ recommendation.
The First Miami board of directors unanimously recommends that First Miami stockholders vote “FOR” the merger proposal.
Proposal No. 2 — Election of Directors
First Miami has a staggered board of directors divided into three classes. One class is elected each year at the annual meeting of First Miami stockholders, with each director elected to serve a three-year term. At the First Miami annual meeting, First Miami stockholders will be asked to elect two directors to the First Miami board of directors, each for a three-year term.
The First Miami board of directors evaluates all potential nominees for election, including incumbent directors, board nominees and any properly-submitted First Miami stockholder nominees, in the same manner. Generally, the First Miami board of directors believes that, at a minimum, directors should possess the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment and a strong sense of service to the communities which First Miami serves. Each of W. Rockwell Wirtz and Drew A. Dammeier currently serves as a director of First Miami, and has been unanimously nominated by the First Miami board of directors.
This proxy statement/prospectus provides instructions for voting for all director nominees, or withholding authority to vote for one or more director nominees. Unless instructed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees listed below. In the event, however, that any nominee is unable to serve, which is not currently contemplated, the proxy holders reserve the right to vote at the annual meeting of First Miami stockholders for a substitute nominee.
Delaware law and First Miami’s bylaws provide limitations on the manner in which a First Miami stockholder can nominate a director to stand for election or have a proposal voted on by First Miami stockholders at the annual meeting. Generally, any new business to be taken up at the annual meeting of First Miami stockholders shall be stated in writing and filed with the Secretary of First Miami at least 10 days before the date of the annual meeting of First Miami stockholders. The specific requirements of the notification, including time and information requirements, are set forth in First Miami’s bylaws, which can be obtained from First Miami’s Secretary.
Director Nominees
W. Rockwell Wirtz is currently the Chairman and President of First Miami, Chairman and President of First Security Trust and Savings Bank, Elmwood Park, Illinois, and an officer of numerous companies in the beverage, entertainment and real estate industries. Mr. Wirtz also serves as Chairman and President of Wirtz Corporation, an affiliate of First Miami.
Drew A. Dammeier is currently the Treasurer of First Miami. He also serves on the First Miami Bank board of directors. Mr. Dammeier also serves as Executive Vice President of First Security Trust and Savings

Bank, Elmwood Park, Illinois. He has been in banking for over 20 years as an examiner and executive and has served on multiple corporate, civic and philanthropic boards.
Please note that if the mergers are completed, all of the members of the First Miami board of directors in office at the effective time of the mergers will resign, and the directors of United immediately prior to the effective time of the mergers will continue as directors of the surviving company.
Current Directors
Bruce Wirtz MacArthur is the Vice President and a director of First Miami, and the current Chairman and Chief Executive Officer of First Miami Bank. Mr. MacArthur has served First Miami in various capacities for over 40 years, including as Chairman and Chief Executive Officer, and is active on various charitable boards including the South Miami Hospital Foundation. He is an officer and director of numerous companies in the real estate industry.
Daniel R. Wirtz is Vice-Chairman of Breakthru Beverage Group, LLC. Mr. Wirtz is also the Chief Executive Officer of the Chicago Blackhawks Hockey Team. Mr. Wirtz currently serves as a member of the Greater North Michigan Avenue Association board of directors, Christ the King Jesuit High School Rising Leaders Council and the Immediate Past Chairman of the Wine and Spirits Wholesalers of America. Mr. Wirtz is a graduate of Boston College.
Arthur M. Wirtz III is Executive Vice President — Operations for Breakthru Beverage Group, LLC. In this role, Mr. Wirtz is charged with managing and overseeing the company’s Operations and Information Technology functions, and is fundamental to overall business execution of this national distribution business. Mr. Wirtz received his MBA from the Northwestern University’s Kellogg School of Management and graduated from Drake University with a Bachelor of Science of Business Administration.
The First Miami board of directors unanimously recommends that First Miami stockholders vote “FOR” each of the two director nominees named above.
Proposal No. 3 — Adjournment Proposal
The First Miami annual meeting may be adjourned to another time, if necessary or appropriate and in accordance with the merger agreement, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.
If, at the First Miami annual meeting, the number of shares of First Miami common stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, First Miami intends to move to adjourn the First Miami annual meeting in order to solicit additional proxies for the adoption and approval of the merger agreement to the extent permitted under the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the majority of the votes cast with respect to the proposal.
The First Miami board of directors unanimously recommends that First Miami stockholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
United Community Banks, Inc. is Georgia corporation incorporated in 1987 and headquartered in Blairsville, Georgia. United is also a bank holding company, a financial holding company and the parent company of United Community Bank, a South Carolina state-chartered bank that opened in 1950. As of December 31, 2022, United had total consolidated assets of approximately $24.0 billion, total consolidated deposits of approximately $19.9 billion, total consolidated loans of approximately $15.3 billion and total consolidated shareholders’ equity of approximately $2.7 billion. United has grown through a combination of acquisitions and strategic growth throughout the Georgia, South Carolina, North Carolina, Florida and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of April 4, 2023, United had 3,024 full time employees. On January 3, 2023, United entered the Alabama market with the acquisition of Progress Financial Corporation, a bank headquartered in Huntsville, Alabama.
United provides a wide range of financial products and services to the commercial, retail, governmental, educational, energy, health care and real estate sectors. This includes a variety of deposit products, secured and unsecured loans, mortgage loans, payment and commerce solutions, equipment finance services, wealth management, trust services, private banking, investment advisory services, insurance services and other related financial services. These products and services are delivered through a variety of channels including United’s branches, other offices, the internet and mobile applications. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships.
United’s revenue is primarily derived from interest on and fees received in connection with loans United Community Bank makes, and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United Community Bank’s lending activities are customer deposits, repayment of loans and the sale and maturity of investment securities. United Community Bank’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number at that location is (706) 781-2265. United’s stock is traded on Nasdaq under the symbol “UCBI.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT FIRST MIAMI BANCORP, INC.
First Miami is a Delaware corporation registered as a bank holding company. First Miami has not elected to be a financial holding company. First Miami, through its wholly owned subsidiary The First National Bank of South Miami, operates three banking centers in the South Miami, Florida area. First Miami Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. As of December 31, 2022, First Miami Bank had approximately $1.0 billion in total assets, approximately $594 million in loans and approximately $867 million in deposits.
First Miami was incorporated under the laws of the State of Delaware on January 7, 1988, and First Miami became the holding company for, and sole stockholder of, First Miami Bank upon the completion of First Miami’s reorganization into a holding company corporate structure on August 1, 1988.
The principal executive offices of First Miami and First Miami Bank are located at 5750 Sunset Drive, South Miami, Florida 33143, and their telephone number at this location is (605) 667-5511.
First Miami common stock is quoted on OTC Link under the symbol “FMIA.”

THE MERGERS
The following discussion contains certain information about the mergers. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the mergers.
Terms of the Mergers
Each of the United board of directors and the First Miami board of directors has unanimously approved the merger agreement. The merger agreement provides, among other matters, for the acquisition of First Miami by United pursuant to two successive mergers, on the terms and subject to the conditions in the merger agreement. Pursuant to the merger agreement, merger sub will be merged with and into First Miami, with First Miami continuing as the surviving corporation as a wholly-owned subsidiary of United, in a transaction we refer to as the first merger. Immediately following the first merger and as part of a single integrated transaction, First Miami, as the surviving corporation in the first merger, will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the second merger. We refer to the first merger and second merger together as the mergers.
Immediately following the completion of the mergers, First Miami Bank, a wholly-owned subsidiary of First Miami, will be merged with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger.
If the mergers are completed, First Miami stockholders will receive United common stock for their shares of First Miami common stock (plus cash in lieu of fractional shares). Upon completion of the first merger, First Miami stockholders will receive 40.2685 shares of United common stock for each share of First Miami common stock (except for treasury stock or shares owned by First Miami, United or merger sub, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by stockholders who properly exercise appraisal rights) they hold immediately prior to the first merger. No fractional shares of United common stock will be issued in the merger, and holders of First Miami common stock will be entitled to receive cash in lieu of fractional shares. Based on the exchange ratio of 40.2685, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date. The trading price of United common stock will continue to fluctuate until the date the mergers are consummated.
As a result of the foregoing, based on the number of shares of United common stock and First Miami common stock outstanding as of February 13, 2023, the date of the merger agreement, it is expected that United shareholders will hold approximately 97.0%, and First Miami stockholders will hold approximately 3.0%, of the shares of the combined company outstanding immediately after the effective time of the first merger, which we refer to as the effective time.
In addition, First Miami stockholders will receive a special cash dividend, in an amount equal to the net proceeds from the liquidation of an investment portfolio of publicly traded equity and money market securities held at First Miami (net of fees and taxes associated with such sale and distribution, and net of funds required to repay in full outstanding indebtedness of First Miami). As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
First Miami stockholders are being asked to approve and adopt the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about conditions to the completion of the mergers and provisions for terminating or amending the merger agreement. United shareholders are not entitled to voting rights in connection with the mergers.
Background of the Mergers
First Miami’s management and board of directors regularly review and discuss First Miami’s business strategy, performance, prospects and operations in the context of the economic environment in Florida and the Southeast, developments in the regulation of financial institutions and the competitive landscape. As part of its strategic planning, First Miami’s board of directors assesses and evaluates various alternatives for maximizing the value of First Miami to its stockholders, including by remaining independent or acquiring another financial institution, merging with an institution approximately the same size as First Miami or merging with a larger institution, including in light of headwinds to First Miami’s continued success as a stand-alone entity, including economic risk, the potential for increased regulatory burden imposed on banks, factors limiting earnings expansion and the intense competition and ongoing consolidation in the industry.
Beginning in the fourth quarter of 2019 and continuing into the first quarter of 2020, representatives of First Miami’s board of directors met with representatives from D.A. Davidson to discuss First Miami’s current market position, potential strategic alternatives and the processes associated therewith. At that time, representatives of First Miami and D.A. Davidson discussed terms of a potential engagement of D.A. Davidson with respect to a more thorough evaluation of potential strategic transactions and transaction partners available to First Miami. However, after assessing generally unfavorable market conditions in the first quarter of 2020, including as a result of the COVID-19 pandemic, the parties determined that a more thorough strategic evaluation should be postponed, while continuing to monitor market fluctuations. First Miami’s board of directors continued to periodically assess developments in the banking industry and changing market conditions throughout 2020 and 2021, including monitoring market volatility as a result of the ongoing COVID-19 pandemic.
In October 2021, members of First Miami’s management received an unsolicited offer to acquire First Miami and First Miami Bank from a larger institution, which we refer to as Institution A. First Miami’s board of directors carefully considered the unsolicited offer from Institution A, as well as prevailing market conditions and First Miami’s financial and market position. First Miami’s board of directors elected not to pursue a transaction with Institution A at that time, but determined to revisit and evaluate First Miami’s strategic alternatives more generally, including whether stockholder value would be enhanced by the sale or affiliation with a larger financial institution.
Over the next several months, First Miami’s board of directors worked internally to consider and prepare a list of First Miami’s desired traits for a potential strategic partner, as well as assessing potential deal terms and structures to maximize value to First Miami stockholders. In terms of structure, the First Miami board of directors was particularly focused on First Miami’s stockholders receiving a sufficient amount of stock consideration for the transaction to be structured as a tax-free reorganization. In addition, the board of directors discussed the unique nature of the equity investment portfolio held at First Miami and ways in which to attempt to maximize the value for its stockholders, which included liquidating the portfolio and paying the net proceeds to stockholders or finding a partner willing to purchase and pay fair value without a discount for the equity securities.
Subsequent to these internal strategic planning discussions, members of First Miami’s board of directors re-engaged with D.A. Davidson and executed an engagement letter on July 12, 2022. Representatives of D.A. Davidson met with members of First Miami’s board of directors in early August 2022 to present an illustrative outline of a transaction process, a financial analysis of potential strategic transaction types and an overview of selection metrics for assessing potential partner institutions. Representatives of First Miami’s board of directors engaged in significant discussions with representatives of D.A. Davidson throughout August 2022 with respect to First Miami’s conclusions regarding ideal strategic acquiror traits and transaction structure.
In consultation with D.A. Davidson, the First Miami board of directors discussed and agreed upon the following desired characteristics of a potential strategic partner:
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a large, public company with strong financial performance and ability to pay a premium for First Miami’s common stock;

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a regional bank or a traditional bank acquiror located in the Southeastern part of the country;

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an institution willing to offer liquid stock consideration with attractive financial attributes; and

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an institution with demonstrated financial and regulatory resources to consummate the transaction and subsequent integration process with minimal business disruption to First Miami, First Miami Bank and its customers.

Based on the list of desired characteristics of a potential strategic partner, representatives of D.A. Davidson initially identified a number of financial institutions that could be contacted to ascertain their level of interest in acquiring First Miami. First Miami’s board of directors discussed and considered the advantages and disadvantages of the identified financial institutions. After considering various factors, including potential business interruptions, confidentiality risks, staffing issues, negative ramifications for customers and acquiror liquidity and market condition, First Miami’s board of directors authorized D.A. Davidson to prepare a confidential information memorandum regarding First Miami and contact, on a confidential basis, 10 of the financial institutions identified. D.A. Davidson contacted these institutions confidentially in August 2022 and invited each to submit a non-binding indication of interest by November 1, 2022.
Of the 10 institutions contacted, seven expressed interest in a possible transaction. Non-disclosure agreements were executed with each of these seven institutions in August 2022. United was one of the 10 financial institutions contacted, and among the seven that expressed interest and willingness to sign a non-disclosure agreement. United executed a mutual non-disclosure agreement with First Miami on August 4, 2022. Of the seven institutions that entered into a non-disclosure agreement with First Miami, six (including United) chose to receive the confidential information memorandum prepared by D.A. Davidson, and were provided with access to an online data room that contained certain non-public information regarding First Miami and First Miami Bank. All six of these financial institutions were also invited to meet with members of First Miami’s board of directors in person. Three of the six financial institutions offered this opportunity, including United, subsequently met with members of First Miami’s board of directors in Chicago, IL during the first two weeks of September 2022, including First Miami’s Chairman and President, W. Rockwell Wirtz.
During the ensuing weeks, the six institutions that had executed non-disclosure agreements conducted preliminary due diligence on First Miami and First Miami Bank to determine whether to submit a non-binding indication of interest and pursue further negotiations regarding a potential acquisition of First Miami. Each of the three institutions whose representatives met with representatives of First Miami in person during September 2022, including United, submitted a written non-binding indication of interest prior to the November 1, 2022 deadline. The implied value per share of First Miami common stock proposed in these non-binding indications of interest, inclusive of the October 2021 unsolicited offer from Institution A, spanned a range from approximately $1,147 to $1,500 per share (with the proposal from United being at the top of this range), based on the then-current value of the proposed acquirors’ capital stock, and reflected different options with respect to First Miami’s equity investment portfolio. Representatives of First Miami also contacted Institution A, who declined to revise the terms of its October 2021 unsolicited offer when notified that First Miami had received additional non-binding indications of interest.
First Miami’s board of directors met with representatives of D.A. Davidson on November 7, 2022 to assess the three new non-binding indications of interest, as well as the unsolicited offer previously received from Institution A. D.A. Davidson prepared a summary and analysis of each non-binding indication of interest, including the unsolicited offer from Institution A, and each of these non-binding indications of interest was discussed in more detail by First Miami’s board of directors during the November 7, 2022 meeting. At that meeting, D.A. Davidson presented an analysis of each potential acquiror’s common stock, including price, trading volume, analyst estimates and current dividend yield. The First Miami board of directors reviewed this analysis and carefully evaluated the relative advantages and any disadvantages of each proposal. At its meeting on November 7, 2022, First Miami’s board of directors discussed various aspects of each non-binding indication of interest, including:
•
the amount and type of consideration;

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the ability of each potential strategic acquiror to successfully execute an acquisition transaction;

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stock valuation and future prospects of each potential strategic acquiror’s stock;

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historical trading ranges, liquidity and dividend yield of each potential strategic acquiror’s stock;

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whether the proposed exchange ratio was fixed or floating;

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management strength of each potential strategic acquiror;

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the proposed role of First Miami and First Miami Bank employees in the combined company and the potential impact on employees;

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growth prospects of each potential strategic acquiror and the attractiveness of each proposed combined franchise; and

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cultural and strategic fit with First Miami’s culture and customers.

First Miami’s financial advisor discussed with First Miami’s board of directors the potential benefits and disadvantages of moving forward with one potential partner versus two or more, and First Miami’s existing legal advisor discussed with First Miami’s board of directors its fiduciary duties. First Miami’s board of directors discussed the advantages of pursuing a transaction with United as a partner, including the consideration being offered, the structure of the proposed transaction, the strong liquidity in United’s public trading market when compared with other bidders and the belief that United’s culture would be a good fit for First Miami customers and employees. After extensive discussion, First Miami’s board of directors determined that United was the most desirable strategic partner, and the board of directors authorized First Miami’s management, in consultation with D.A. Davidson, to finalize a letter of intent with United consistent with its non-binding indication of interest and, if a mutually acceptable letter of intent was agreed, to negotiate exclusively with United to produce a mutually-acceptable form of merger agreement to be considered by First Miami board of directors for adoption and approval at a later meeting. On November 8, 2022, representatives of D.A. Davidson contacted United and informed it that First Miami desired to enter into further negotiations with United. Representatives of D.A. Davidson also contacted each of the other bidders to terminate discussions.
Between November 8 and November 18, 2022, representatives of D.A. Davidson and First Miami’s management negotiated the terms of a letter of intent with United, and on November 18, 2022, First Miami executed a non-binding letter of intent with United providing for a merger of First Miami and United, in which each share of First Miami common stock would be entitled to receive 40.2685 shares of United Common stock, and in which First Miami stockholders would receive a special dividend using the net proceeds from the liquidation of the First Miami equity portfolio. On November 29, 2022, First Miami engaged Barack Ferrazzano Kirschbaum & Nagelberg LLP, which we refer to as BFKN, as special outside legal counsel with respect to the potential transaction with United. During the period from November 18, 2022 through February 10, 2023, representatives of First Miami and First Miami Bank’s management and boards of directors, as well as their financial and legal advisors, communicated with representatives of United and its financial and legal advisors to negotiate the merger agreement and to conduct mutual due diligence.
On December 14, 2022, Wachtell, Lipton, Rosen & Katz, which we refer to as WLRK, distributed an initial draft of the merger agreement to BFKN. On behalf of First Miami, BFKN circulated a first set of revisions of the proposed merger agreement to WLRK on December 30, 2022. First Miami and United, and their respective representatives and advisors, continued to negotiate and exchange drafts of the merger agreement during the ensuing weeks.
Also during this period, each party prepared, distributed a set of disclosure schedules listing certain supplemental information and exceptions to the representations and warranties contained in the merger agreement and prepared and negotiated the terms of ancillary agreements to the merger agreement, including the terms of the voting and support agreement. Representatives of United provided First Miami and its advisors with certain non-public information concerning United, including with respect to United’s strategic plan and targeted reviews of certain aspects of United’s operations. First Miami’s management also reviewed recent publicly available information concerning United, and engaged in significant discussions regarding the financial and regulatory position of United as a strategic transaction partner. On January 27, 2023, members of First Miami and First Miami Bank’s management, together with representatives of D.A. Davidson, BFKN and First Miami’s existing legal advisor, Godzecki, Del Giudice, Americus, Farkas &

Brocato LLP, which we refer to as Godzecki, interviewed members of United’s senior management team in connection with its ongoing reverse due diligence process.
The First Miami board of directors met on February 9, 2023, to consider the proposed merger and review a substantially final version of the merger agreement. Each of First Miami’s directors, as well as representatives of D.A. Davidson, BFKN and Godzecki, were present at the meeting. During the meeting, representatives of D.A. Davidson reviewed its financial analyses with respect to the merger and orally delivered its fairness opinion. Representatives of BFKN discussed in detail with the First Miami board of directors the fiduciary and legal obligations applicable to directors when considering a sale or merger of the company. BFKN then reviewed the merger agreement and proposed merger transaction with the First Miami board of directors in more detail, as well as the terms of the voting and support agreement. The First Miami board of directors engaged in a detailed and extensive discussion of the merger agreement and the financial analyses and fairness opinion delivered by D.A. Davidson. Following an extensive discussion and question and answer session, including consideration of the factors described under “First Miami’s Reasons for the Mergers; Recommendation of First Miami’s Board of Directors,” the First Miami board of directors unanimously determined that the merger agreement and the mergers and other contemplated transactions were in the best interests of First Miami and its stockholders, and approved and adopted the merger agreement. The board of directors authorized First Miami’s management to execute and deliver the merger agreement.
The merger agreement was executed by First Miami and United on February 13, 2023, and announced to the public after market close on that day.
First Miami’s Reasons for the Mergers; Recommendation of First Miami’s Board of Directors
The First Miami board of directors evaluated the mergers and the merger agreement in consultation with First Miami and First Miami Bank’s senior management, as well as with outside financial and legal advisors. The First Miami board of directors considered the future prospects of First Miami as an independent company and its strategic alternatives, as well as the future prospects of United. After careful consideration, on February 9, 2023, the First Miami board of directors unanimously determined that the merger agreement, the mergers and the transactions contemplated by the merger agreement were advisable and in the best interests of First Miami and its stockholders.
In reaching its decision to adopt the merger agreement and approve the mergers and other transactions contemplated by the merger agreement, the First Miami board of directors consulted with First Miami and First Miami Bank’s management, as well as outside financial and legal advisors, and considered a number of factors, including but not limited to the following material factors, which are not presented in order of priority:
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First Miami’s goal of finding a larger partner with a similar culture and commitment to customers;

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the desirable attributes of United as a transaction partner, including:

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the attractive financial attributes of United’s publicly traded shares;

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the fact that United is a regional bank located in the Southeastern part of the country and a traditional bank acquiror; and

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United’s extensive experience acquiring other banks;

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the complementary nature of the cultures of First Miami and United, which First Miami’s management believes should facilitate integration and implementation of the mergers;

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the alternatives to the mergers, including remaining an independent institution, and the business prospects of First Miami and First Miami Bank under such alternatives;

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the competitive and regulatory environment for financial institutions generally;

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the amount and form of consideration to be received by First Miami stockholders;

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the ability of First Miami stockholders to participate in the future performance of United;

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the expectation that the mergers will be treated as a “reorganization” for U.S. federal income tax purposes;

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the liquidity in the trading market for United common stock due to the listing of United’s common stock on Nasdaq, compared to the relatively illiquid market for First Miami’s common stock;

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the benefits to First Miami and its customers of operating as a part of a larger organization, including enhancements to products and services, higher lending limits and greater financial resources;

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the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long-term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

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the board of directors’ understanding of the current and prospective environment in which First Miami and United operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates and the competitive effects of the continuing consolidation in the banking industry;

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the ability of United to complete the mergers from a financial and regulatory perspective, as demonstrated by its ability to successfully complete numerous previous merger transactions;

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the board of directors’ review with its independent legal advisors of the material terms of the merger agreement, including the board of directors’ ability, under certain circumstances, to change its recommendation to First Miami’s stockholders consistent with its fiduciary duties, subject to the potential payment by First Miami of a termination fee to United, as well as the nature and scope of the covenants, representations and warranties and termination provisions in the merger agreement;

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the historical performance of United’s common stock;

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First Miami’s long-term succession planning for management;

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the merger structure’s treatment of First Miami’s equity investment portfolio;

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the financial analysis and fairness opinion of D.A. Davidson, as presented to the First Miami board of directors, which concluded that based upon and subject to the factors and assumptions set forth in the opinion (attached as Annex C to this proxy statement/prospectus), that the merger consideration with respect to shares of First Miami common stock was fair from a financial point of view to First Miami stockholders;

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the effect of the merger on First Miami and First Miami Bank’s officers and employees, including the prospects for continued employment and severance and other benefits that United has agreed to provide to First Miami and First Miami Bank employees; and

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the ability of the parties to consummate the merger.

First Miami’s board of directors also considered the potential risks and negative factors relating to the merger, including but not limited to the following:
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the fixed exchange ratio structure, such that if the market price of United common stock decreases in value prior to completion of the mergers, the aggregate value of the merger consideration to be received by First Miami’s stockholders in the mergers will also decrease in value;

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the merger agreement requires First Miami to pay a termination fee of $4.5 million if it changes its recommendation in favor of the merger or materially breaches its non-solicitation obligation or if the merger agreement is terminated under certain other circumstances;

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the risk that the mergers may not be consummated or that the closing is unduly delayed, including as a result of factors outside either party’s control;

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except under certain circumstances, First Miami cannot solicit competing acquisition proposals under the terms of the merger agreement;

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the merger agreement includes certain restrictions on the conduct of First Miami’s and First Miami Bank’s respective businesses prior to the completion of the mergers, which could delay or prevent First Miami or First Miami Bank from undertaking business opportunities that may arise pending the completion of the mergers;

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the potential diversion of First Miami’s and First Miami Bank’s management’s attention and resources from the day-to-day operations of their business and towards the completion of the mergers;

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the fact that some of First Miami’s and First Miami Bank’s directors and executive officers have interests in the merger that are in addition to the interests of First Miami stockholders generally, including potential payments to a director and executive officer of First Miami Bank pursuant to her employment agreement, and United’s agreement to indemnify First Miami directors and executive officers against certain claims and liabilities and certain agreements that provide severance upon termination in connection with a change in control;

•
the possibility of litigation challenging the mergers;

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the challenges of integrating the operations and employees of United and First Miami;

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the possibility of employee attrition or adverse effects on client and business relationship as a result of the announcement and pendency of the mergers; and

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the risk of incurring substantial expenses related to the mergers.

The foregoing discussion of factors considered by the First Miami board of directors is not intended to be exhaustive, but includes the material factors considered by the First Miami board of directors. In reaching its decision to unanimously adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the First Miami board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Miami board of directors considered all of these factors as a whole, including discussion with and questioning of First Miami’s management, financial advisors and legal advisors.
In considering the recommendation of the First Miami board of directors, you should be aware that certain directors and officers of First Miami may have interests in the merger that are different from, or in addition to, the interests of the First Miami stockholders generally and may create potential conflicts of interests. The First Miami board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and in recommending to the First Miami stockholders that they vote in favor of the proposal to adopt and approve the merger agreement. See “Interests of First Miami’s Directors and Executive Officers in the Merger.”
For the reasons set forth above, the First Miami board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
In addition, the directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United pursuant to which they have agreed to vote in favor of the approval and adoption of the merger agreement, subject to the terms of the voting and support agreement. The voting and support agreement is discussed in more detail in the section entitled “Information About the First Miami Annual Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Certain Unaudited Prospective Financial Information
United and First Miami do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
In connection with the mergers, however, United and First Miami are including in this proxy statement/prospectus certain unaudited prospective financial information for United and First Miami that was made available as described below. We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is included in this proxy statement/prospectus solely for the purpose of providing First Miami stockholders access to certain information made available to United and First Miami and their respective boards of directors, as well as to First Miami’s financial advisor.

None of United, First Miami or D.A. Davidson endorses the prospective financial information as necessarily predictive of actual future results. Although presented with numeric specificity, the prospective financial information reflects numerous estimates and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which United and First Miami operate and the risks and uncertainties described under “Risk Factors” beginning on page 20, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 and in the reports that United files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of United and First Miami and will be beyond the control of the combined company following completion of the mergers. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, these assumptions do not include all potential actions that the senior management of United or First Miami could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The inclusion of this prospective financial information should not be regarded as an indication that any of United, First Miami, their respective affiliates, officers, directors, advisors or other representatives considered, or now considers, this prospective financial information to be material information to any stockholder, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such.
The prospective financial information is not fact and should not be relied upon as being necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on United or First Miami of the mergers, or the recent instability and volatility of the global financial markets, and does not attempt to predict or suggest actual future results of the combined company or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on United or First Miami of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the mergers.
The prospective financial information included in this document has been prepared by, and is the responsibility of, First Miami’s financial advisor D.A. Davidson, United’s financial advisor Stephens Inc., which we refer to as Stephens, and First Miami’s senior management. PricewaterhouseCoopers LLP (United’s independent registered public accounting firm) and BDO USA, LLP (First Miami’s independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and BDO USA, LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to United’s previously issued financial statements. The report does not extend to the prospective financial information and should not be read to do so.
First Miami Prospective Financial Information
The following prospective financial information was approved by First Miami’s senior management for use by D.A. Davidson in connection with D.A. Davidson performing its financial analyses with respect to

First Miami on a stand-alone basis: (i) estimated “core” net income for First Miami Bank for the years ended December 31, 2023 and December 31, 2024 of approximately $8.02 million and $9.88 million, respectively, (ii) estimated adjusted tangible common equity for the years ended December 31, 2023 and December 31, 2024 of approximately $85.91 million and $100.75 million, respectively and (iii) estimated adjusted total assets for the years ended December 31, 2023 and December 31, 2024 of approximately $1.0 billion and $1.1 billion, respectively.
United Prospective Financial Information
The following prospective financial information was derived by D.A. Davidson from publicly-available mean analyst estimates in connection with D.A. Davidson performing its financial analyses with respect to United on a stand-alone basis: (i) earnings per share for the years ending December 31, 2023 and December 31, 2024 of $3.00 and $3.10, respectively, (ii) long-term annual earnings per share growth rate for the years ending December 31, 2023 and December 31, 2024, (iii) dividends per share of United common stock for the years ending December 31, 2023 through December 31, 2024 of $0.89 and $0.91, respectively and (iv) total assets for the years ending December 31, 2023 and December 31, 2024 of $26.3 billion and $27.3 billion, respectively.
Pro Forma Assumptions — Estimated Cost Savings and Expenses Resulting or Derived from the Mergers and Purchase Accounting Adjustments
For purposes of the pro forma transaction analysis performed by D.A. Davidson, Stephens provided to and discussed with D.A. Davidson certain additional prospective financial information. D.A. Davidson’s pro forma analyses reflect numerous variables, expectations and assumptions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared, may differ from any pro forma transaction analyses performed by other parties, and reflect: (i) estimated cost savings from operations expected to result or be derived from the mergers for the years ended December 31, 2023, and December 31, 2024 of $1.40 million and $5.76 million, respectively, and (ii) estimated interest expense synergies expected to result or be derived from the mergers for the years ended December 31, 2023, and December 31, 2024 of $1.05 million and $4.18 million, respectively.
General
The stand-alone prospective financial information for United and First Miami was prepared separately, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the mergers are completed, and is not intended to represent forecasted financial information for the combined company if the mergers are completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither United nor First Miami, nor any of their respective representatives, has made or makes any representation to any person regarding the ultimate performance of United or First Miami compared to the information contained in the prospective financial information. Neither United, First Miami, nor, after completion of the mergers, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of United, First Miami or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any First Miami stockholder or other person regarding United’s or First Miami’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by the First Miami board of directors and First Miami’s advisors in connection with the mergers.
In light of the foregoing, and considering that the First Miami annual meeting will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review United’s most recent SEC filings for a description of its reported financial results and the financial statements of United incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 104. The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any First Miami stockholder to vote in favor of the merger proposal or the adjournment proposal to be voted on at the First Miami annual meeting.
Opinion of First Miami’s Financial Advisor
On July 12, 2022, First Miami entered into an engagement agreement with D.A. Davidson on an exclusive basis to render financial advisory and investment banking services to First Miami in connection with its review of its financial and strategic alternatives, including, but not limited to, a sale or merger with another person, corporation or business entity. As part of its engagement, D.A. Davidson agreed to assist First Miami in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between First Miami and another person, corporation or business entity. D.A. Davidson also agreed to provide the First Miami board of directors with an opinion as to the fairness, from a financial point of view, to the First Miami stockholders of the exchange ratio to be received by such holders in the proposed transactions. First Miami engaged Davidson because D.A. Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the mergers and is familiar with First Miami and its business. As part of its investment banking business, D.A. Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
On February 9, 2023, the First Miami board of directors held a meeting to evaluate the merger agreement and the mergers. At this meeting, D.A. Davidson reviewed the financial aspects of the mergers and rendered an opinion to the First Miami board of directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio was fair, from a financial point of view, to the First Miami stockholders in the mergers.
The full text of D.A. Davidson’s written opinion, dated February 9, 2023, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. First Miami stockholders are urged to read the opinion in its entirety.
D.A. Davidson’s opinion speaks only as of the date of the opinion and D.A. Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the First Miami board of directors and addresses only the fairness, from a financial point of view, to the First Miami stockholders of the exchange ratio to be paid to such holders in the mergers. The opinion does not address, and D.A. Davidson expresses no view or opinion with respect to, (i) the underlying business decision of First Miami to engage in the mergers, (ii) the relative merits or effect of mergers as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by First Miami or the First Miami board of directors or (iii) any legal, regulatory, accounting, tax or similar matters relating to First Miami, the First Miami stockholders or relating to or arising out of the mergers. The opinion expresses no view or opinion as to any terms or other aspects of the mergers, except for the exchange ratio. First Miami and United determined the exchange ratio through a negotiated process. The opinion does not express any view as to the amount or nature of the compensation to any of First Miami or United’s officers, directors or employees, or any class of such persons, relative to the exchange ratio, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by D.A. Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
D.A. Davidson has reviewed the registration statement on Form S-4 of which this proxy statement/ prospectus is a part and consented to the inclusion of its opinion to the First Miami board of directors as Annex C to this proxy statement/prospectus and to the references to D.A. Davidson and its opinion contained herein. A copy of the consent of D.A. Davidson is attached as Exhibit 99.1 to the registration statement on Form S-4.
In connection with rendering its opinion, D.A. Davidson reviewed, among other things, the following:

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a draft of the Agreement and Plan of Merger, dated as of February 8, 2023, among First Miami, United and merger sub;

•
certain publicly available business and financial information about First Miami, United and the banking industry;

•
certain internal projections and other financial and operating data concerning the business, operations, and prospects of First Miami prepared by or at the direction of First Miami’s management, as approved for D.A. Davidson’s use by First Miami;

•
information relating to certain strategic, financial, tax and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the mergers;

•
the past and current business, operations, financial condition and prospects of First Miami, the strategic, financial, tax, and operational benefits expected to result from the mergers and other matters D.A. Davidson deemed relevant;

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the financial and operating performance of First Miami and United with publicly available information concerning certain other companies that D.A. Davidson deemed relevant;

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the proposed financial terms of the mergers with the publicly available financial terms of certain other transactions that D.A. Davidson deemed relevant;

•
the current and historical market prices and trading activity of First Miami common stock and United common stock with that of certain other publicly-traded companies that D.A. Davidson deemed relevant;

•
the pro forma financial effects of the mergers, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the mergers;

•
the valuation derived by discounting future cash flows and a terminal value of First Miami’s business based upon First Miami’s internal financial forecasts at discount rates that D.A. Davidson deemed appropriate;

•
the results of D.A. Davidson’s efforts on behalf of First Miami to solicit, at the direction of the First Miami board of directors, indications of interest and definitive proposals from third parties with respect to a possible acquisition of First Miami; and

•
other such financial studies, analyses, investigations, economic and market information that D.A. Davidson considered relevant including discussions with management and other representatives and advisors of First Miami concerning the business, financial condition, results of operations and prospects of First Miami and United.

In arriving at its opinion, D.A. Davidson has, with First Miami’s consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for D.A. Davidson. D.A. Davidson has not independently verified (nor has it assumed responsibility for independently verifying) such information or its accuracy or completeness. D.A. Davidson has relied on the assurances of First Miami’s management that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. D.A. Davidson has not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Miami. In addition, D.A. Davidson has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of First Miami or United, and has not been provided with any reports of such physical inspections. D.A. Davidson has assumed that there has been no material change in First Miami’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to D.A. Davidson.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the costs of the mergers, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with D.A. Davidson, D.A. Davidson has been advised by First Miami’s management, and has assumed with First Miami’s consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of First Miami’s management as to the future financial performance of First Miami and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. D.A. Davidson assumes no responsibility for and expresses no opinion as to these projections and estimates or the assumptions on which they were based. D.A. Davidson has relied on the assurances of First Miami’s management that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
D.A. Davidson does not specialize in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and it did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of First Miami or United or any of their respective subsidiaries. D.A. Davidson has not reviewed any individual loan or credit files relating to First Miami or United. D.A. Davidson has assumed, with First Miami’s consent, that the respective allowances for loan and lease losses for both First Miami and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entities. D.A. Davidson did not make an independent evaluation of the quality of First Miami or United’s deposit base, nor has it independently evaluated potential deposit concentrations or the deposit composition of First Miami or United. D.A. Davidson did not make an independent evaluation of the quality of First Miami or United’s investment securities portfolio, nor has it independently evaluated potential concentrations in the investment securities portfolio of First Miami or United.
D.A. Davidson has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to its analysis, and that the mergers will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to D.A. Davidson’s analysis. D.A. Davidson also has assumed that all material governmental, regulatory or other consents, approvals and waivers necessary for the consummation of the mergers will be obtained without any material adverse effect on First Miami or the contemplated benefits of the mergers. Further, D.A. Davidson has assumed that the executed merger agreement will not differ in any material respect from the draft merger agreement, dated as of February 8, 2023, reviewed by D.A. Davidson.
D.A. Davidson has assumed in all respects material to its analysis that First Miami and United will remain as a going concern for all periods relevant to D.A. Davidson’s analysis. D.A. Davidson expresses no opinion regarding the liquidation value of First Miami and United or any other entity.
D.A. Davidson’s opinion is limited to the fairness, from a financial point of view, of the exchange ratio to be received by First Miami stockholders in the proposed mergers. D.A. Davidson does not express any view on, and D.A. Davidson’s opinion does not address, any other term or aspect of the merger agreement or mergers (including, without limitation, the form or structure of the mergers) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transactions, or as to the underlying business decision by First Miami to engage in the mergers. Furthermore, D.A. Davidson expresses no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of First Miami or United, or any class of such persons, relative to the exchange ratio to be received by First Miami stockholders in the mergers, or with respect to the fairness of any such compensation.
D.A. Davidson expresses no view as to, and its opinion does not address, the relative merits of the mergers as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, D.A. Davidson’s opinion does not address any legal, regulatory, tax or accounting matters, as to which D.A. Davidson understands that First Miami obtained such advice as it deemed necessary from qualified professionals.
D.A. Davidson expresses no opinion as to the actual value of United common stock when issued in the mergers or the prices at which United common stock will trade following announcement of the mergers or at any future time.

D.A. Davidson has not evaluated the solvency or fair value of First Miami or United under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of First Miami or United. D.A. Davidson is not expressing any opinion as to the impact of the mergers on the solvency or viability of First Miami or United or the ability of First Miami or United to pay their respective obligations when they come due.
Set forth below is a summary of the material financial analyses performed by D.A. Davidson in connection with rendering its opinion. The summary of the analyses D.A. Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by D.A. Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.
Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on pricing and market data as of February 7, 2023, and is not necessarily indicative of market conditions after such date.
Summary of Merger Consideration, Special Cash Dividend and Consolidated Financials
D.A. Davidson reviewed a summary of the merger consideration including stock consideration for First Miami common stockholders, the exchange ratio, shares issued to First Miami stockholders and pro forma ownership amounts for First Miami and United. In addition, D.A. Davidson analyzed the special cash dividend calculation. Using December 31, 2022 financials, the implied net distributable to First Miami stockholders was approximately $41.6 million from the special cash dividend. In addition, as a supplemental analysis, D.A. Davidson reviewed First Miami’s consolidated financials with and without the special cash dividend.
Implied Valuation Multiples for First Miami based on the Exchange Ratio
D.A. Davidson reviewed the financial terms of the proposed mergers. As described in the merger agreement, each outstanding share of the common stock, par value $0.01 per share, of First Miami will be converted into the right to receive 40.2685 shares of United common stock. The merger agreement also contains provisions in connection with the liquidation of First Miami’s equity investment portfolio and repayment of First Miami’s outstanding debt, with the net after tax proceeds to be payable to First Miami stockholders as a special cash dividend, as to which we express no opinion. United has advised First Miami that the mergers will qualify as a tax-free reorganization for U.S. federal income tax purposes. The terms and conditions of the mergers are more fully set forth in the merger agreement. Based upon financial information as of or for the twelve-month period ended December 31, 2022 and other financial and market information described below, D.A. Davidson calculated the following transaction ratios:
Transaction Ratios
	Aggregate	Per Share
Transaction Price/Reported Bank Net Income (LTM)	24.1x	24.1x
Transaction Price/”Core” Bank Net Income (2023E)(1)	14.8x	14.8x
Transaction Price/Adj. Book Value (12/31/2022)	165.1%	165.1%
Transaction Price/Adj. Tangible Book Value (12/31/2022)	165.1%	165.1%
Adj. Core Deposit Premium (12/31/2022)	5.6%	5.6%

Note:   “Core” Bank Net Income adjusts for select employee costs and other operating expenses
(1)
Financial projections for Adj. First Miami based on management projections in 2023

Sensitivity Analysis on United Stock Price — Merger Consideration
D.A. Davidson analyzed the sensitivity of the merger consideration value based on movement in United’s common stock price of +/- 20.00% vs. United’s closing common stock price of $33.74. Assuming

United’s common stock price of $33.74, the merger consideration value was $1,358.66 per share or $118.4 million. Assuming United’s common stock price increased by 20.00%, the merger consideration value increased to $1,630.39 per share or $142.1 million. Conversely, assuming United’s common stock price decreased by 20.00%, the merger consideration value decreased to $1,086.93 per share or $94.7 million. Additionally, D.A. Davidson analyzed the sensitivity of the merger consideration value based on United’s 52-week high stock price, 52-week low stock price and various volume weighted average prices.
TCE & AOCI Pricing Sensitivity Analysis
D.A. Davidson analyzed the sensitivity of the merger consideration price to tangible book value based on movement in United’s common stock price +/- $10.00, and its impact on the merger consideration value, vs. movement in First Miami’s accumulated other comprehensive income (“AOCI”) of +/- 100%. Assuming United’s common stock price of $33.74 and First Miami AOCI of -$18.6 million, the merger consideration price to tangible book value was 165.1%. Assuming United’s common stock price increased by $10.00 and First Miami AOCI increased by 100%, the merger consideration price to tangible book value increased to 289.1%. Conversely, assuming United’s common stock price decreased by $10.00 and First Miami AOCI decreased by 100%, the merger consideration price to tangible book value decreased to 92.2%.
In addition, D.A. Davidson analyzed the sensitivity of United’s trading price to tangible book value based on movement in United’s stock price +/- $10.00, and its impact on United’s market capitalization value, vs. movement in United’s AOCI of +/- 100%. Assuming United’s common stock price of $33.74 and United AOCI of -$329.5 million, United’s trading price to tangible book value was 212.6%. Assuming United’s common stock price increased by $10.00 and United AOCI increased by 100%, United’s trading price to tangible book value increased to 336.3%. Conversely, assuming United’s common stock price decreased by $10.00 and United AOCI decreased by 100%, United’s trading price to tangible book value decreased to 126.7%.
Implied Merger Consideration with Special Cash Dividend
Over the last twelve-month period, D.A. Davidson analyzed the implied merger consideration with special cash dividend, based on United’s reported trading stock prices and the exchange ratio. Using December 31, 2022 financials, the implied net distributable to First Miami stockholders was $477.40 per share from the special cash dividend. Additionally, D.A. Davidson reviewed First Miami’s last twelve-month low stock price and last twelve month high stock price.
Stock Price and Volume Performance of United
D.A. Davidson reviewed the current market profile along with the history of the reported trading prices and volume of United common stock and certain stock indices, including the S&P 500, the S&P U.S. BMI Banks Index and the Nasdaq Bank Index. D.A. Davidson compared the stock price performance of United with the performance of the S&P 500, the S&P U.S. BMI Banks and the Nasdaq Bank Index as follows:
Market Performance
	Beginning Index Value	10-Day on 1/25/2023	Year-to-Date on 12/30/2022	30-Day on 12/23/2022	60-Day on 11/10/2022	90-Day on 9/29/2022	Last Twelve Months on 2/7/2022	Since 2020 Election on 11/3/2020
United	0.00%	6.10%	-0.18%	0.66%	-12.25%	1.63%	-8.59%	53.57%
S&P 500	0.00%	3.68%	8.45%	8.30%	5.25%	14.38%	-7.13%	23.60%
S&P U.S. BMI Banks(1)	0.00%	3.42%	9.17%	10.68%	0.85%	17.31%	-16.01%	43.40%
NASDAQ Bank	0.00%	6.56%	8.12%	8.71%	-0.65%	8.85%	-13.91%	45.80%

(1)
S&P U.S. BMI Banks Index (includes all Major Exchange (NYSE, NYSE American, NASDAQ) Banks and Thrifts in SNL’s coverage universe)

Market Performance – Last Twelve Months
	Beginning Index Value on 2/7/2022	Ending Index Value on 2/7/2023
United	100.0%	91.4%
S&P 500	100.0%	92.9%
S&P U.S. BMI Banks(1)	100.0%	84.0%
NASDAQ Bank	100.0%	86.1%

(1)
S&P U.S. BMI Banks Index (incl. all Major Exchange (NYSE, NYSE American, NASDAQ) Banks & Thrifts in SNL’s coverage universe) data as of 2/6/2023

Market Performance – Last 5 Years
	Beginning Index Value on 2/17/2018	Ending Index Value on 2/7/2023
United	100.0%	109.2%
S&P 500	100.0%	155.3%
S&P U.S. BMI Banks(1)	100.0%	104.2%
NASDAQ Bank	100.0%	107.7%

(1)
S&P U.S. BMI Banks Index (incl. all Major Exchange (NYSE, NYSE American, NASDAQ) Banks & Thrifts in SNL’s coverage universe) data as of 2/6/2023

Market Performance – Last 10 Years
	Beginning Index Value on 1/31/2013	Ending Index Value on 2/7/2023
United	100.0%	321.6%
S&P 500	100.0%	278.0%
S&P U.S. BMI Banks(1)	100.0%	218.2%
NASDAQ Bank	100.0%	221.4%

(1)
S&P U.S. BMI Banks Index (incl. all Major Exchange (NYSE, NYSE American, NASDAQ) Banks & Thrifts in SNL’s coverage universe) data as of 2/6/2023

Trading Volume – United
	Shares	Volume
One Week	529,202	$17,855
One Month	595,464	$20,091
Three Month	543,988	$18,354
One Year	592,387	$19,987
United Dividends
D.A. Davidson reviewed United’s dividend yield over the last twelve months, dividend payout ratio over the last five quarters, dividends per share over last five quarters and dividends per share over the next three quarters using publicly available analyst estimates. In addition, D.A. Davidson analyzed the amount of pro forma dividends per share that First Miami stockholders will receive per current share of First Miami common stock owned on a quarterly and annual basis using the exchange ratio.
United Comparable Companies Analysis
D.A. Davidson used publicly available information to compare selected financial and market trading information for United and a group of 19 financial institutions selected by D.A. Davidson which: (i) were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia; (ii) had their common stock listed on the Nasdaq, NYSE or OTC; (iii) had assets between $10.0 billion and $50.0 billion; and (iv) were not pending merger targets. These 19 financial institutions were as follows:
Ameris Bancorp
Atlantic Union Bankshares Corporation
Bank OZK
BankUnited, Inc.
Cadence Bank
FB Financial Corporation
First Bancorp
Hancock Whitney Corporation
Home Bancshares, Inc. (Conway, AR)
Pinnacle Financial Partners, Inc.	Renasant Corporation
Seacoast Banking Corporation of Florida
ServisFirst Bancshares, Inc.
Simmons First National Corporation
SouthState Corporation
TowneBank
Trustmark Corporation
United Bankshares, Inc.
WesBanco, Inc.
The analysis compared the financial condition and market performance of United and the 19 financial institutions identified above based on publicly available financial and market trading information for United and the 19 financial institutions as of and for the twelve-month or three-month period ended December 31, 2022. The analysis also compared the 2023 and 2024 earnings per share multiples for United and the 19 financial institutions identified above based on publicly available analyst earnings estimates for United and its peers. The analysis did not reflect the impact from pending acquisitions or acquisitions closed after December 31, 2022. The table below shows the results of this analysis.
Financial Condition and Performance
		Comparable Companies
	United	Median	Average	Low	High
Total Assets (in millions)	$24,009	$22,884	$25,145	$10,625	$48,653
Loan/Deposit Ratio	77.2%	83.1%	85.2%	71.6%	102.0%
Non-Performing Assets/Total Assets(1)	0.18%	0.23%	0.31%	0.10%	1.22%
Tangible Common Equity Ratio	7.86%	7.30%	8.09%	5.42%	13.66%
Net Interest Margin (LTM)	3.38%	3.30%	3.41%	2.68%	4.82%
Cost of Deposits (LTM)	0.20%	0.34%	0.34%	0.10%	0.65%
Non-Interest Income/Assets (LTM)	0.58%	0.69%	0.76%	0.25%	1.39%
Efficiency Ratio (LTM)	49.5%	52.9%	52.9%	30.2%	70.2%
Return on Average Equity (LTM)	10.23%	9.84%	10.27%	4.48%	20.72%
Return on Average Assets (LTM)	1.15%	1.17%	1.21%	0.41%	2.14%
Market Performance Multiples
		Comparable Companies
	United	Median	Average	Low	High
Market Capitalization (in millions)	$3,879.9	$2,988.1	$3,639.9	$1,543.8	$6,329.6
Price Change (LTM)	-8.6%	-3.2%	-4.4%	-18.3%	16.8%
Price Change (YTD)	-0.2%	7.4%	7.0%	-11.5%	19.0%
Price/EPS 2022A	12.2x	11.6x	12.0x	9.0x	16.4x
Price/EPS 2023E	10.8x	11.2x	11.3x	8.2x	16.9x
Price/EPS 2024E	10.9x	11.0x	11.1x	8.1x	15.3x
Price/Book Value	143.7%	125.4%	134.3%	91.4%	304.5%
Price/Tangible Book Value	212.6%	191.0%	195.8%	108.8%	307.7%
Tangible Book Premium/Core Deposits(2)	9.35%	8.61%	9.72%	0.91%	24.66%

Market Performance Multiples
		Comparable Companies
	United	Median	Average	Low	High
Dividend Yield (Most Recent Quarter)	2.64%	2.58%	2.40%	1.06%	3.60%
Average Daily Volume (in thousands)	$18,354	$16,254	$18,148	$4,775	$38,816

(1)
Non-Performing Assets/Total Assets includes performing troubled debt restructurings (TDRs)

(2)
Tangible Book Premium/Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Precedent Transactions Analysis
D.A. Davidson reviewed three sets of precedent merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide Transactions,” (2) “Southeast Transactions” and (3) “Florida Transactions.”
“Nationwide Transactions” included 25 transactions where:
•
the selling company was a bank headquartered nationwide;

•
the transaction was announced since the beginning of 2022 (recent);

•
the selling company’s total assets were between $500.0 million and $1.5 billion;

•
the transaction was not a merger of equals;

•
the buying company was not an investor group; and

•
the transaction’s pricing information was publicly available.

“Southeast Transactions” included 9 transactions where:
•
the selling company was a bank headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia;

•
the transaction was announced since March 2020 (COVID-19);

•
the selling company’s total assets were below $5.0 billion;

•
the selling company’s Loan-to-Deposit Ratio was below 75.0%;

•
the selling company’s Return on Average Assets over the last twelve months was between 0.0% and 1.0%;

•
the transaction was not a merger of equals;

•
the buying company was not an investor group; and

•
the transaction’s pricing information was publicly available.

“Florida Transactions” included 29 transactions where:
•
the selling company was a bank headquartered in Florida;

•
the transaction was announced since February 7, 2013 (last decade);

•
the transaction was not a merger of equals;

•
the transaction was not an all cash transaction;

•
the buying company was not an investor group; and

•
the transaction’s pricing information was publicly available.

The following tables set forth the transactions included in “Nationwide Transactions,” “Southeast Transactions” and “Florida Transactions” and are sorted by announcement date:

Nationwide Transactions
Announcement Date	Acquirer	Target
12/14/2022*	First Bank	Malvern Bancorp, Inc.
12/12/2022*	Summit Financial Group, Inc.	PSB Holding Corp.
11/30/2022*	Byline Bancorp, Inc.	Inland Bancorp, Inc.
10/25/2022*	Peoples Bancorp Inc.	Limestone Bancorp, Inc.
10/11/2022*	Prosperity Bancshares, Inc.	Lone Star State Bancshares, Inc.
9/20/2022	Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.
8/30/2022	First Commonwealth Financial Corporation	Centric Financial Corporation
8/23/2022	HBT Financial, Inc.	Town and Country Financial Corporation
8/18/2022	TowneBank	Farmers Bankshares, Inc.
7/26/2022*	Bank First Corporation	Hometown Bancorp, Ltd.
7/25/2022*	Somerset Savings Bank, SLA	Regal Bancorp, Inc.
7/25/2022*	HomeTrust Bancshares, Inc.	Quantum Capital Corp.
6/21/2022	First Bancorp	GrandSouth Bancorporation
6/13/2022	CrossFirst Bankshares, Inc.	Farmers & Stockmens Bank
6/01/2022	F.N.B. Corporation	UB Bancorp
5/12/2022	DFCU Financial	First Citrus Bancorporation, Inc.
5/04/2022	Seacoast Banking Corporation of Florida	Drummond Banking Company
4/26/2022	The First Bancshares, Inc.	Beach Bancorp, Inc.
4/18/2022	National Bank Holdings Corporation	Community Bancorporation
3/30/2022	Nicolet Bankshares, Inc.	Charter Bankshares, Inc.
3/29/2022	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc.
3/24/2022	Farmers National Banc Corp.	Emclaire Financial Corp
3/10/2022	Arizona Federal Credit Union	Horizon Community Bank
2/02/2022*	BAWAG Group AG	Peak Bancorp Inc.
1/19/2022	Bank First Corporation	Denmark Bancshares, Inc.

*
Indicates the transaction was pending as of February 7, 2023

Southeast Transactions
Announcement Date	Acquirer	Target
8/18/2022	TowneBank	Farmers Bankshares, Inc.
7/27/2022	The First Bancshares, Inc.	Heritage Southeast Bancorporation, Inc.
3/29/2022	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc.
10/14/2021	BankFirst Capital Corporation	The Citizens Bank of Fayette
8/25/2021	SouthPoint Bancshares, Inc.	Merchants Financial Services, Inc.
7/06/2021	Pinnacle Financial Corporation	Liberty First Bank
6/03/2021	First Foundation Inc.	TGR Financial, Inc.
4/14/2021	SmartFinancial, Inc.	Sevier County Bancshares, Inc.
1/13/2021	BancorpSouth Bank	FNS Bancshares, Inc.

Florida Transactions
Announcement Date	Acquirer	Target
8/08/2022	Seacoast Banking Corporation of Florida	Professional Holding Corp.
5/04/2022	Seacoast Banking Corporation of Florida	Drummond Banking Company
4/26/2022	The First Bancshares, Inc.	Beach Bancorp, Inc.
3/29/2022	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc./Apollo Bank
8/23/2021	Seacoast Banking Corporation of Florida	Sabal Palm Bancorp, Inc.
8/23/2021	Seacoast Banking Corporation of Florida	Business Bank of Florida, Corp.
6/03/2021	First Foundation Inc.	TGR Financial, Inc.
3/23/2021	Seacoast Banking Corporation of Florida	Legacy Bank of Florida
3/09/2020	United Community Banks, Inc.	Three Shores Bancorporation, Inc.
1/23/2020	Seacoast Banking Corporation of Florida	Fourth Street Banking Company
11/19/2019	Seacoast Banking Corporation of Florida	First Bank of the Palm Beaches
8/12/2019	Professional Holding Corp.	Marquis Bancorp, Inc.
7/24/2018	Synovus Financial Corp.	FCB Financial Holdings, Inc.
6/11/2018	Seacoast Banking Corporation of Florida	First Green Bancorp, Inc.
11/27/2017	FCB Financial Holdings, Inc.	Floridian Community Holdings, Inc.
7/26/2017	Valley National Bancorp	USAmeriBancorp, Inc.
10/14/2016	First Bancshares, Inc.	Gulf Coast Community Bank
8/24/2016	Stonegate Bank	Insignia Bank
5/10/2016	Sunshine Bancorp, Inc.	FBC Bancorp, Inc.
4/26/2016	Stonegate Bank	Regent Bancorp, Inc.
11/23/2015	Coastal Banking Company, Inc.	First Avenue National Bank
11/09/2015	Bank of the Ozarks, Inc.	C1 Financial, Inc.
10/26/2015	Fidelity Southern Corporation	American Enterprise Bankshares, Inc.
5/27/2015	Valley National Bancorp	CNLBancshares, Inc.
10/27/2014	IBERIABANK Corporation	Old Florida Bancshares, Inc.
8/25/2014	Stonegate Bank	Community Bank of Broward
5/08/2014	Valley National Bancorp	1st United Bancorp, Inc.
4/24/2014	Seacoast Banking Corporation of Florida	BANKshares, Inc.
4/17/2014	Home BancShares, Inc.	Florida Traditions Bank
For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction; and

•
tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the multiples of the proposed mergers to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and First Miami data for the last twelve months ended December 31, 2022.

Financial Condition and Performance
	First Miami	Nationwide				Southeast				Florida
		Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Total Assets (in millions)	$981.0	$876.2	$888.0	$539.5	$1,493.7	$608.6	$850.5	$182.6	$2,273.9	$619.7	$1,335.2	$125.0	$12,192.3
Return on Average Assets (LTM)(1)	0.47%	0.98%	1.04%	0.40%	2.49%	0.83%	0.82%	0.59%	0.99%	0.82%	0.83%	-0.19%	1.72%
Return on Average Equity (LTM)(1)	6.46%	10.90%	11.08%	3.01%	24.76%	9.01%	8.30%	3.40%	10.58%	8.11%	8.50%	-4.55%	22.55%
Tangible Common Equity Ratio	10.99%	8.36%	8.60%	4.78%	14.02%	7.79%	8.89%	4.78%	20.57%	9.26%	9.21%	4.27%	12.21%
Core Deposits/ Deposits(1)	95.6%	94.2%	94.2%	84.9%	99.6%	94.1%	92.0%	78.4%	96.1%	93.7%	90.5%	70.9%	99.1%
Loans/Deposits	68.5%	78.0%	77.3%	53.3%	105.0%	60.9%	56.9%	16.9%	74.8%	87.5%	86.8%	58.2%	111.7%
Non-Interest Income/Assets (LTM)(1)	0.38%	0.65%	0.79%	0.12%	2.15%	0.28%	0.57%	0.20%	1.45%	0.38%	0.47%	-0.59%	1.40%
Efficiency Ratio (LTM)	70.7%	63.2%	64.5%	42.5%	84.7%	64.8%	67.7%	50.5%	93.4%	63.3%	68.3%	40.8%	109.8%
Non-Performing Assets/ Total Assets(1)(2)	0.32%	0.25%	0.44%	0.00%	1.85%	0.60%	0.51%	0.00%	0.98%	0.43%	1.87%	0.00%	15.98%
Loan Loss Reserves/Non- Performing Assets(1)	274.6%	307.4%	311.0%	34.6%	757.2%	97.4%	170.5%	59.4%	470.0%	115.7%	146.1%	13.2%	447.7%
Transaction Multiples
	First Miami	Nationwide				Southeast				Florida
		Median	Average	Low	High	Median	Average	Low	High	Median	Average	Low	High
Transaction Price/Tangible Book Value(3)	165.1%	165.4%	164.9%	102.4%	210.9%	149.7%	152.1%	56.9%	205.7%	168.8%	163.9%	39.0%	236.7%
Transaction Price/LTM Earnings	24.1x	14.2x	15.0x	4.2x	27.0x	16.0x	15.9x	11.4x	20.0x	18.6x	19.0x	9.0x	29.9x
Tangible Book Premium/Core Deposits(4)	5.63%	6.22%	6.75%	0.48%	12.06%	5.52%	3.52%	-14.59%	9.65%	9.50%	8.89%	-3.61%	21.43%

(1)
Regulatory figures utilized where GAAP unavailable

(2)
Non-Performing Assets/Total Assets includes performing troubled debt restructurings (TDRs)

(3)
Adjusted First Miami figure includes Special Cash Dividend

(4)
Tangible Book Premium/Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Pay-to-Trade Analysis
D.A. Davidson reviewed one set of precedent merger and acquisition transactions: “Nationwide Transactions.” These transactions were used to extrapolate pay-to-trade multiples.
“Nationwide Transactions” included 29 transactions where:
•
the selling company was a bank or thrift headquartered in the United States;

•
the transaction was announced since the beginning of 2022;

•
the transaction had a deal value between $100.0 million and $1.0 billion and stock consideration greater than or equal to 50%;

•
the transaction’s pricing information was publicly available; and

•
the buying company was not an investor group, or private investor.

The following table sets forth the transactions included in “Nationwide Transactions” and are sorted by announcement date:

Nationwide Transactions
Announcement Date	Acquirer	Target
12/14/2022*	Shore Bancshares, Inc.	The Community Financial Corporation
12/14/2022*	First Bank	Malvern Bancorp, Inc.
12/05/2022*	NBT Bancorp Inc.	Salisbury Bancorp, Inc.
11/30/2022*	Byline Bancorp, Inc.	Inland Bancorp, Inc.
11/18/2022*	First Community Bankshares, Inc.	Surrey Bancorp
11/13/2022*	Washington Federal, Inc.	Luther Burbank Corporation
10/25/2022*	Peoples Bancorp Inc.	Limestone Bancorp, Inc.
10/11/2022*	Prosperity Bancshares, Inc.	Lone Star State Bancshares, Inc.
10/11/2022*	Prosperity Bancshares, Inc.	First Bancshares of Texas, Inc.
9/20/2022	Southern Missouri Bancorp, Inc.	Citizens Bancshares Co.
8/30/2022	First Commonwealth Financial Corporation	Centric Financial Corporation
8/23/2022	HBT Financial, Inc.	Town and Country Financial Corporation
8/8/2022	Seacoast Banking Corporation of Florida	Professional Holding Corp.
7/27/2022	The First Bancshares, Inc.	Heritage Southeast Bancorporation, Inc.
7/26/2022*	Bank First Corporation	Hometown Bancorp, Ltd.
6/21/2022	First Bancorp	GrandSouth Bancorporation
6/1/2022	F.N.B. Corporation	UB Bancorp
5/24/2022	Brookline Bancorp, Inc.	PCSB Financial Corporation
5/4/2022	United Community Banks, Inc.	Progress Financial Corporation
5/4/2022	Seacoast Banking Corporation of Florida	Drummond Banking Company
4/26/2022	The First Bancshares, Inc.	Beach Bancorp, Inc.
4/18/2022	National Bank Holdings Corporation	Community Bancorporation
4/1/2022	National Bank Holdings Corporation	Bancshares of Jackson Hole, Incorporated
3/30/2022	Nicolet Bankshares, Inc.	Charter Bankshares, Inc.
3/29/2022	Seacoast Banking Corporation of Florida	Apollo Bancshares, Inc.
3/24/2022	Farmers National Banc Corp.	Emclaire Financial Corp
3/2/2022	Fulton Financial Corporation	Prudential Bancorp, Inc.
2/24/2022	Origin Bancorp, Inc.	BT Holdings, Inc.
1/19/2022	Bank First Corporation	Denmark Bancshares, Inc.

*
Indicates the transaction was pending as of February 7, 2023

For each transaction referred to above, D.A. Davidson compared, among other things, the following implied ratios:
•
transaction price compared to book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to tangible book value, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
transaction price compared to net income for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
tangible book premium to core deposits, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•
buyer stock price compared to tangible book value per share, based on the latest publicly available financial statements of the buying company prior to the announcement of the transaction;

•
buyer stock price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the buying company prior to the announcement of the transaction;

•
transaction price to tangible book value compared to buyer stock price compared to tangible book value per share, based on the latest publicly available financial statements of the target company and buying company prior to the announcement of the transaction and;

•
transaction price to net income for the last twelve months compared to buyer stock price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company and buying company prior to the announcement of the transaction.

As illustrated in the following table, D.A. Davidson compared the multiples of the proposed mergers to the multiples of the comparable transaction groups and other operating financial data where relevant. The table below sets forth the data for the comparable transaction groups as of the last twelve months ended prior to the transaction announcement and First Miami data for the last twelve months ended December 31, 2022.
FINANCIAL Condition and Performance
		Nationwide
	First Miami	Median	Average	Low	High
Total Assets (in millions)	$981.0	$1,169.9	$1,547.2	$499.8	$7,921.6
Return on Average Assets (LTM)(1)	0.47%	1.14%	1.05%	0.40%	1.49%
Return on Average Equity (LTM)(1)	6.46%	11.59%	10.56%	3.01%	17.81%
Tangible Common Equity Ratio	10.99%	8.82%	9.25%	6.55%	14.02%
Non-Performing Assets/Total Assets(1)(2)	0.32%	0.32%	0.51%	0.02%	1.85%
Transaction Multiples
		Nationwide
	First Miami	Median	Average	Low	High
Transaction Price/Book Value(3)	165.1%	148.3%	151.9%	96.6%	207.5%
Transaction Price/Tangible Book Value(3)	165.1%	165.2%	162.1%	97.0%	216.4%
Transaction Price/LTM Earnings	24.1x	14.2x	15.2x	7.3x	27.0x
Tangible Book Premium/Core Deposits(4)	5.63%	7.20%	6.95%	-0.49%	14.39%
Buyer Trading – Price/Tangible Book Value	212.6%	167.2%	176.1%	114.0%	239.2%
Buyer Trading – Price/LTM Earnings	12.2x	11.3x	12.2x	8.5x	19.5x
Pay-to-Trade – Price/Tangible Book Value	0.8x	0.9x	0.9x	0.6x	1.3x
Pay-to-Trade – Price/LTM Earnings	1.7x	1.2x	1.3x	0.6x	2.7x

(1)
Regulatory figures utilized where GAAP unavailable

(2)
Non-Performing Assets/Total Assets includes performing troubled debt restructurings (TDRs)

(3)
Adjusted First Miami figure includes Special Cash Dividend

(4)
Tangible Book Premium/Core Deposits calculated by dividing the excess or deficit of the aggregate transaction value compared to tangible book value by core deposits

Net Present Value Analysis for Stand-Alone Company
D.A. Davidson performed an analysis that estimated the net present value per share of First Miami common stock under various circumstances. The analysis assumed: (i) First Miami performed in accordance with First Miami management’s financial projections for the years ending December 31, 2023 and

December 31, 2024; and (ii) First Miami performed in accordance with D.A. Davidson Investment Banking assumptions as discussed with and confirmed by First Miami’s senior management for the years ending December 31, 2025, December 31, 2026, December 31, 2027 and December 31, 2028. To approximate the terminal value of First Miami common stock at December 31, 2028, D.A. Davidson applied price to earnings multiples ranging from 13.5x to 19.5x and multiples of tangible book value ranging from 130.0% to 190.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.17% to 21.17% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Miami common stock. In evaluating the discount rate, D.A. Davidson used industry standard methods of adding the current risk-free rate, which is based on the 10-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.
At the February 9, 2023 First Miami board of directors meeting, D.A. Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
As illustrated in the following tables, the analysis indicates an imputed range of values per share of First Miami common stock of $638.57 to $1,725.00 when applying the price to earnings multiples to the financial forecasts and $732.76 to $2,002.87 when applying the multiples of tangible book value to the financial forecasts.
Earnings Per Share Multiples
	Earnings Per Share Multiple
Discount Rate	13.5x	14.5x	15.5x	16.5x	17.5x	18.5x	19.5x
9.17%	$1,194.20	$1,282.66	$1,371.12	$1,459.58	$1,548.04	$1,636.50	$1,724.96
11.17%	$1,070.90	$1,150.23	$1,229.55	$1,308.88	$1,388.20	$1,467.53	$1,546.86
13.17%	$962.20	$1,033.47	$1,104.75	$1,176.02	$1,247.29	$1,318.57	$1,389.84
15.17%	$866.15	$930.31	$994.47	$1,058.63	$1,122.79	$1,186.95	$1,251.11
17.17%	$781.11	$838.97	$896.83	$954.69	$1,012.55	$1,070.41	$1,128.27
19.17%	$705.64	$757.91	$810.18	$862.45	$914.72	$966.99	$1,019.26
21.17%	$638.55	$685.85	$733.15	$780.45	$827.75	$875.05	$922.35
Tangible Book Value Multiples
	Tangible Book Value Per Share Multiple
Discount Rate	130.0%	140.0%	150.0%	160.0%	170.0%	180.0%	190.0%
9.17%	$1,370.35	$1,475.76	$1,581.17	$1,686.58	$1,792.00	$1,897.41	$2,002.82
11.17%	$1,228.86	$1,323.39	$1,417.92	$1,512.45	$1,606.97	$1,701.50	$1,796.03
13.17%	$1,104.13	$1,189.06	$1,273.99	$1,358.92	$1,443.86	$1,528.79	$1,613.72
15.17%	$993.91	$1,070.37	$1,146.82	$1,223.28	$1,299.73	$1,376.19	$1,452.64
17.17%	$896.32	$965.27	$1,034.22	$1,103.17	$1,172.11	$1,241.06	$1,310.01
19.17%	$809.73	$872.02	$934.30	$996.59	$1,058.88	$1,121.17	$1,183.45
21.17%	$732.74	$789.11	$845.47	$901.84	$958.20	$1,014.57	$1,070.93
D.A. Davidson also considered and discussed with the First Miami board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, D.A. Davidson performed a similar analysis assuming First Miami’s estimated earnings per share in 2028 varied from 20.00% above projections to 20.00% below projections. This analysis resulted in the following range of per share values for First Miami common stock, using the same price to earnings multiples of 13.5x to 19.5x and a discount rate of 15.17%.

Variance to 2028 EPS	Earnings Per Share Multiple
	13.5x	14.5x	15.5x	16.5x	17.5x	18.5x	19.5x
20.00%	$1,039.38	$1,116.37	$1,193.36	$1,270.36	$1,347.35	$1,424.34	$1,501.33
15.00%	$996.07	$1,069.86	$1,143.64	$1,217.42	$1,291.21	$1,364.99	$1,438.77
10.00%	$952.77	$1,023.34	$1,093.92	$1,164.49	$1,235.07	$1,305.64	$1,376.22
5.00%	$909.46	$976.83	$1,044.19	$1,111.56	$1,178.93	$1,246.30	$1,313.66
0.00%	$866.15	$930.31	$994.47	$1,058.63	$1,122.79	$1,186.95	$1,251.11
-5.00%	$822.84	$883.80	$944.75	$1,005.70	$1,066.65	$1,127.60	$1,188.55
-10.00%	$779.54	$837.28	$895.02	$952.77	$1,010.51	$1,068.25	$1,126.00
-15.00%	$736.23	$790.76	$845.30	$899.84	$954.37	$1,008.91	$1,063.44
-20.00%	$692.92	$744.25	$795.58	$846.90	$898.23	$949.56	$1,000.89
Contribution Analysis
D.A. Davidson analyzed the relative contribution of First Miami and United to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) First Miami’s reported bank net income for the twelve months ended December 31, 2022 and First Miami’s estimated “Core” bank net income for the twelve months ended December 31, 2023 based on First Miami’s management projections; (ii) United’s net income for the twelve months ended December 31, 2022 and United’s estimated net income for the twelve months ended December 31, 2023 based on publicly available analyst earnings estimates; (iii) total assets; (iv) total investment securities; (v) gross loans (including loans held for sale); (vi) loan loss reserve; (vii) total deposits; (viii) non-interest bearing demand deposits; (ix) non-maturity deposits; (x) adjusted shareholders’ equity; (xi) adjusted shareholders’ equity (excluding accumulated other comprehensive income); and (xii) adjusted tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed mergers. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of First Miami stockholders or United’s shareholders in the combined company based on the exchange ratio:
Contribution Analysis
	United Stand-Alone	United % of Total	First Miami Stand-Alone	First Miami % of Total
Income Statement – Historical
Reported Bank Net Income (LTM) (in thousands)	$277,472	98.3%	$4,916	1.7%
Income Statement – Projections
“Core” Bank Net Income (2023E) (in thousands)(1)(2)	$355,301	97.8%	$8,015	2.2%
Balance Sheet
Adj. Total Assets (in thousands)	$24,008,884	96.1%	$980,960	3.9%
Adj. Total Investment Securities (in thousands)	$6,227,981	96.2%	$243,073	3.8%
Gross Loans, Incl. Loans HFS (in thousands)	$15,348,227	96.3%	$594,166	3.7%
Loan Loss Reserve (in thousands)	$159,357	94.8%	$8,739	5.2%
Total Deposits (in thousands)	$19,876,507	95.8%	$867,080	4.2%
Non-Interest Bearing Demand Deposits (in thousands)	$7,643,081	97.2%	$223,284	2.8%
Non-CDs (in thousands)	$18,095,025	95.8%	$801,459	4.2%
Adj. Shareholders’ Equity (in thousands)(3)	$2,700,674	97.4%	$71,690	2.6%
Adj. Shareholders’ Equity – Excluding AOCI (in thousands)(3)	$3,030,162	97.1%	$90,298	2.9%

Contribution Analysis
	United Stand-Alone	United % of Total	First Miami Stand-Alone	First Miami % of Total
Adj. Tangible Common Equity (12/31/2022) (in thousands)(3)	$1,825,004	96.2%	$71,690	3.8%
Pro Forma Ownership
Pro Forma Ownership Split (at 40.2685x Exchange Ratio)		96.8%		3.2%

Note:
Pro forma contribution does not include any purchase accounting or merger adjustments

Note:
“Core” Bank Net Income adjusts for select employee costs, other operating expenses and unrealized gains or losses on equity securities

(1)
Financial projections for First Miami based on management estimates in 2023

(2)
United financial projections based on Consensus estimates for 2023

(3)
Adjusted figure includes Special Cash Dividend

Financial Impact Analysis
D.A. Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of First Miami and United. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the mergers would have on certain projected financial results of United. In the course of this analysis, D.A. Davidson used the publicly available analyst earnings estimates for United for the years ending December 31, 2023 and December 31, 2024, and for the years ending December 31, 2025, December 31, 2026, December 31, 2027, and December 31, 2028 prepared by D.A. Davidson. First Miami financials based on management projections for the year ending December 31, 2023 and December 31, 2024 and based on D.A. Davidson estimates for the years ending December 31, 2025, December 31, 2026, December 31, 2027 and December 31, 2028 as discussed with and confirmed by First Miami’s senior management. This analysis indicated that the mergers are expected to be accretive to United’s estimated earnings per share beginning in 2024, after excluding non-recurring transaction-related expenses. The analysis also indicated that the mergers are expected to be dilutive to tangible book value per share for United and that United would maintain capital ratios in excess of those required for United to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by First Miami and United prior to and following the mergers will vary from the projected results, and the variations may be material.
D.A. Davidson prepared its analyses for purposes of providing its opinion to the First Miami board of directors as to the fairness, from a financial point of view, to the First Miami stockholders of the exchange ratio to be received by such holders in the proposed mergers and to assist the First Miami board of directors in analyzing the proposed mergers. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of First Miami, United or D.A. Davidson, nor any other person, assumes responsibility if future results are materially different from those forecasted.
D.A. Davidson’s opinion was one of many factors considered by the First Miami board of directors in its evaluation of the mergers and should not be viewed as determinative of the views of the First Miami board of directors or First Miami’s management with respect to the mergers or the exchange ratio.
D.A. Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. D.A. Davidson acted as financial advisor to

First Miami in connection with, and participated in certain parts of the negotiations leading to the mergers. D.A. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, D.A. Davidson and its affiliates may provide such services to First Miami, United and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of First Miami and United for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Please be advised that during the two years preceding the date of this letter, neither D.A. Davidson nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with First Miami, but have provided investment banking and other financial services to United for which we have received customary compensation, in connection with the acquisition by United of Reliant Bancorp, Inc. in 2022.
First Miami selected D.A. Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement executed on July 12, 2022, First Miami engaged D.A. Davidson as its financial advisor in connection with the contemplated mergers. Pursuant to the terms of the engagement letter, First Miami agreed to pay D.A. Davidson a cash fee of $100,000 concurrently with the rendering of its opinion. First Miami will pay to D.A. Davidson at the time of closing of the mergers a contingent cash fee equal to 1.00% of the aggregate consideration. First Miami has also agreed to reimburse D.A. Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify D.A. Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement. D.A. Davidson may provide investment banking services to the combined company in the future and may receive future compensation.
Interests of First Miami’s Directors and Executive Officers in the Mergers
In the mergers, the directors and executive officers of First Miami will receive the same merger consideration for their First Miami shares as the other First Miami stockholders. Directors and executive officers who are First Miami stockholders will also receive the same pro rata portion of the special cash dividend as the other First Miami stockholders. In considering the recommendation of the First Miami board of directors that you vote to approve and adopt the merger agreement, you should be aware that some of the directors and executive officers of First Miami have interests in the mergers, as described below, that may be considered to be different from, or in addition to, those of First Miami stockholders generally. The First Miami board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that First Miami stockholders vote in favor of adopting and approving the merger agreement. See “The Merger — Background of the Mergers” and “The Mergers —  First Miami’s Reasons for the Mergers; Recommendation of the First Miami Board of Directors.” First Miami stockholders should take these interests into account in deciding how to vote for the merger proposal. These interests are described in more detail below.
Indemnification and Insurance
As described under “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance,” for a period of six years after the effective time, United will indemnify and defend the present and former directors, officers and employees of First Miami and its subsidiaries (in their capacity as such) against claims pertaining to matters occurring at or prior to the closing of the mergers to the fullest extent permitted by law. United also has agreed, for a period of no less than six years after the effective time of the mergers, to provide coverage to present and former directors and officers of First Miami pursuant to First Miami’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by First Miami. In no event is United required to expend for the tail insurance an aggregate premium amount in excess of 250% of the current annual premiums paid by First Miami for such insurance.
Voting and Support Agreement
As an inducement for United to enter into the merger agreement, directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United, pursuant to which they have agreed, among other things and subject to the terms and conditions contained in the voting and support agreement, to vote their shares of First Miami common stock in favor of adoption and approval of the merger agreement. As of the record date, directors of First Miami who are also First Miami stockholders beneficially owned and were entitled to vote 17,536 shares of First Miami common stock, representing approximately 20% of the outstanding shares of First Miami common stock entitled to vote on that date. The voting and support agreement is discussed in more detail in the section entitled “Information About the First Miami Annual Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Veronica Flores Employment Agreement
First Miami Bank is party to an employment agreement with Veronica Flores, a director of First Miami Bank and First Miami Bank’s President and Chief Operating Officer. In the event that Ms. Flores’ employment is terminated without “cause” or that Ms. Flores terminates her employment for “good reason” (as each term is defined in Ms. Flores’ employment agreement) within 24 months following the consummation of the mergers, she is entitled to receive, subject to her timely execution of a waiver and release of claims, continued base salary payments from her date of termination through the date that is 24 months following the consummation of the mergers. With a current base salary of $625,400, Ms. Flores would receive a maximum aggregate payment of $1,250,800 over the 24 months following the consummation of the mergers if her employment were terminated without “cause” or for “good reason” immediately following consummation of the mergers. Any other severance payments or compensation that Ms. Flores receives in connection with such termination would reduce the aggregate amount of her continued base salary payments. In addition, upon such termination, Ms. Flores is entitled, if she timely elects to receive continuation coverage under COBRA and subject to her timely execution of a waiver and release of claims, to receive payments equal to all of her COBRA health insurance premiums, including premiums for the coverage of qualifying family members, for up to 18 months following her termination, which such payments have a maximum aggregate value of $9,800. Upon a termination for any reason following the consummation of the mergers, Ms. Flores will be entitled to the payout of her accrued but unused vacation time, which, as of the date of this filing, has an approximate value of $77,000. The employment agreement also requires Ms. Flores to comply with non-competition and non-solicitation covenants during the two-year period following her termination of employment. The maximum total amount that Ms. Flores could receive pursuant to her employment agreement upon a termination without “cause” or for “good reason” within 24 months following the consummation of the mergers is $1,337,600.
Board of Directors and Management of United Following the Mergers
The directors of United immediately prior to the effective time of the mergers will be directors of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of United immediately prior to the effective time of the mergers will be officers of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Information regarding the current executive officers and directors of United is contained in documents filed by United with the SEC and incorporated by reference into this proxy statement/prospectus, including United’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023 and its Definitive Proxy Statement on Schedule 14A for its 2023 annual meeting, filed with the SEC on April 5, 2023. See “Where You Can Find More Information.”
Public Trading Markets
United common stock is listed for trading on Nasdaq under the symbol “UCBI,” and First Miami common stock is listed on OTC Link under the symbol “FMIA.” Following the mergers, shares of United common stock will continue to be traded on Nasdaq.
Under the merger agreement, United will cause the shares of United common stock to be issued or reserved for issuance in the mergers and to be approved for listing on Nasdaq, subject to notice of issuance, and the merger agreement provides that neither United nor First Miami will be required to complete the mergers if such shares are not authorized for listing on Nasdaq.

Regulatory Approvals Required for the Mergers
Completion of the mergers is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers. Subject to the terms and conditions of the merger agreement, United and First Miami have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals.
Federal Reserve Board
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. United does not intend to request such a waiver. The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and its managerial resources (including the competence, experience, and integrity of the officers, directors and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combating money laundering, the convenience and needs of the communities to be served as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under Section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act, which refer to as the CRA, pursuant to which the Federal Reserve Board must also take into account the record of performance of each of United and First Miami in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, United’s wholly owned subsidiary, United Community Bank, and First Miami’s wholly owned subsidiary, First Miami Bank, each received an overall regulatory rating of “Satisfactory.”
In addition, in connection with an interstate merger transaction, the Federal Reserve Board considers certain additional factors under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, which we refer to as the Riegle-Neal Act, including the capital position of the acquiring bank holding company, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws.
The initial filing of the application to the Federal Reserve Board occurred on March 15, 2023.
Federal Deposit Insurance Corporation
The prior approval of the FDIC will be required under the Bank Merger Act to merge First Miami Bank with and into United Community Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

Additionally, the FDIC considers the capital levels of the resulting bank, the conformity of the transaction to applicable law, the purpose of the merger, the impact of the merger on the safety and soundness of the bank and the effect on the bank’s stockholders, depositors, other creditors and customers. In addition, in connection with an interstate bank merger transaction, such as the bank merger, the FDIC considers certain additional factors under the Riegle-Neal Act, including the capital position of the acquiring bank, state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the FDIC may approve an interstate merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the FDIC, and the FDIC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction.
The filing of the application to the FDIC occurred on March 15, 2021.
South Carolina Board of Financial Institutions
To complete the mergers, United Community Bank is required to submit an application to, and receive approval from, the SCBFI. The SCBFI will review the application to determine whether the merger and the bank merger comply with South Carolina law. The criteria considered by the SCBFI are similar to those considered by the Federal Reserve Board and the FDIC.
The initial filing of the application to the SCBFI occurred on March 15, 2023. On April 5, 2023, the SCBFI conditionally approved United Community Bank’s application to the SCBFI for permission for United Community Bank to merge with The First National Bank of South Miami.
Public Notice and Comments
The BHC Act, the Bank Merger Act, the SCBFI and applicable regulations require published notice of, and the opportunity for public comment on, these applications, and authorize the Federal Reserve Board and the FDIC to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board, the FDIC and the SCBFI take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or the Bank Merger Act that are not corporate reorganizations generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds.
With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications regarding the bank merger have been provided to the provided to the Office of the Comptroller of the Currency and the Florida Department of Financial Regulation. Other notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations and certain state insurance departments.

Based on information available to United and First Miami as of the date hereof, United and First Miami believe that the mergers do not raise substantial antitrust or other significant regulatory concerns and that United and First Miami will be able to obtain all requisite regulatory approvals. However, neither United nor First Miami can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, United’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the mergers. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
Neither United nor First Miami is aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
The processing time for obtaining regulatory approvals for bank mergers, particularly for larger institutions, has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed bank merger. If there is an adverse development in either party’s regulatory standing, United may be required to withdraw some or all of the applications for approval of the proposed mergers and, if possible, resubmit it after the applicable supervisory concerns have been resolved.
Special Cash Dividend for First Miami Stockholders as a Result of the Mergers
In addition to the merger consideration, First Miami stockholders will receive a special cash dividend, in an amount equal to the net proceeds from the liquidation of an investment portfolio of publicly traded equity and money market securities held at First Miami (net of fees and taxes associated with such sale and distribution and net of funds required to repay in full outstanding indebtedness of First Miami). As of April 18, 2023, this would have resulted in a special cash dividend equal to a total amount of approximately $36.9 million, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds from the equity investment portfolio liquidation will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time.
The amount of the special cash dividend will not be known until the equity investment portfolio liquidation is completed because the market value of the equity and money market securities in First Miami’s equity investment portfolio will continue to fluctuate until that time. For further information, see “The Mergers — Terms of the Mergers” beginning on page 34.

THE MERGER AGREEMENT
The following describes certain aspects of the mergers, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about United or First Miami. Factual disclosures about United and First Miami contained in this proxy statement/prospectus and/or in the public reports of United filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 104) may supplement, update or modify the disclosures about United contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in United’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about United or First Miami at the time they were made or otherwise.
Structure of the Mergers
Each of the United board of directors and the First Miami board of directors has unanimously approved the merger agreement. Under the merger agreement, merger sub will be merged with and into First Miami, with First Miami continuing as the surviving corporation and as a wholly-owned subsidiary of United, in a transaction we refer to as the first merger. Immediately following the first merger and as part of single integrated transaction, First Miami, as the surviving corporation in the first merger, will be merged with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the second merger. We refer to the first merger and second merger together as the mergers.
Immediately following the completion of the mergers, First Miami Bank, a national banking association organized under the laws of the United States of America and direct, wholly-owned subsidiary of First Miami, will merge with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of United, with United Community Bank continuing as the surviving entity.
Merger Consideration
Each share of First Miami common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 40.2685 shares, which we refer to as the exchange ratio, of validly issued, fully paid and non-assessable shares of United common stock (except for shares of First Miami common stock owned by First Miami as treasury stock or shares owned by First Miami, merger sub or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and except for shares held by stockholders who properly exercise appraisal rights). Based on the exchange ratio of 40.2685, and on the closing stock price of United common stock of $27.22 as of April 18, 2023, the value of the per share merger consideration payable to holders of First Miami common stock was approximately $1,096.11 as of such date. The trading price of United common stock will continue to fluctuate until the date the mergers are consummated.
If the number of outstanding shares of United common stock or First Miami common stock is increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.
Fractional Shares
United will not issue any fractional shares of United common stock in the mergers. Instead, a First Miami stockholder who otherwise would have received a fraction of a share of United common stock will receive, for such fraction of a share, an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of United common stock on the five full trading days immediately preceding the closing date of the mergers as reported on The Nasdaq Global Select Market, or Nasdaq, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such First Miami stockholder would otherwise be entitled to receive pursuant to the merger agreement.
Equity Investment Portfolio Liquidation
In addition, First Miami will liquidate in full its equity investment portfolio prior to completion of the mergers. The proceeds from this liquidation will be used to repay in full outstanding indebtedness of First Miami, with the remainder (net of fees and taxes associated with such sale and distribution) being distributed through a special cash dividend payable on a pro rata basis to First Miami stockholders on the business day prior to closing. As of April 18, 2023, this would result in estimated net proceeds distributable to First Miami stockholders of $36,941,898, as described in more detail below.
Governing Documents; Directors and Officers; Governance Matters
At the effective time of the first merger, merger sub articles of incorporation and bylaws in effect immediately prior to the effective time of the first merger will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with applicable law, and the directors and officers of merger sub as of immediately prior to the effective time of the first merger will continue to serve as the directors and officers of the surviving entity after the completion of the first merger from and after the effective time of the first merger.
At the effective time of the second merger, the United articles of incorporation and bylaws in effect immediately prior to the effective time of the second merger will be the articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with applicable law, and the directors and officers of United as of immediately prior to the effective time of the second merger will continue to serve as the directors and officers of the surviving entity after the completion of the second merger from and after the effective time of the second merger.
At the effective time of the bank merger, the United Community Bank charter and bylaws in effect immediately prior to the effective time of the bank merger will be the charter and bylaws of the surviving bank until thereafter amended in accordance with applicable law, and the directors and officers of United Community Bank as of immediately prior to the effective time of the bank merger will continue to serve as the directors and officers of the surviving bank after the completion of the bank merger from and after the effective time of the bank merger.
Equity Investment Portfolio Liquidation
At least five business days prior to closing, First Miami will liquidate, in full, its equity investment portfolio at prevailing market prices through brokerage transactions, and on or prior to closing, use a portion of the cash proceeds received by it to repay in full all outstanding indebtedness of First Miami. At least five business days prior to closing, First Miami will provide United with its good faith calculation of the

“net after tax proceeds” of the equity investment portfolio liquidation, which United will promptly review. United and First Miami will discuss in good faith and mutually agree in writing on a final calculation of the “net after tax proceeds.” First Miami will then distribute the “net after tax proceeds” through a special cash dividend payable on a pro rata basis to First Miami stockholders on the business day prior to closing, provided that if the payment of the special cash dividend could reasonably be expected to cause the mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or would preclude satisfaction of the condition in the merger agreement that First Miami shall have received a tax opinion from BFKN as to certain tax matters, then United may elect, at its sole and absolute discretion, for the special cash dividend to be reduced by an amount necessary to permit the mergers to qualify as a “reorganization” and for the exchange ratio to be increased such that the aggregate number of shares of United common stock to be issued as merger consideration is increased by an amount calculated as provided for by the merger agreement. “Net after tax proceeds” refers to the amount of net cash proceeds received from such liquidation (less any amount necessary to repay First Miami’s outstanding indebtedness and less amounts calculated to account for the taxable income or gain realized as a result of the liquidation, the tax rates applicable to First Miami and 50% of the excise tax imposed on the special cash dividend and fees and taxes associated with such sale and distribution). There is a customary dispute resolution process, described in the merger agreement, regarding determination of the final amount.
As of April 18, 2023, the equity investment portfolio had a market value of $53,050,282, outstanding indebtedness was $6,000,000 and estimated fees and taxes were $10,108,384, which would have resulted in estimated net proceeds distributable to First Miami stockholders of approximately $36,941,898, or $423.98 per share, based on 87,132 outstanding shares of First Miami common stock as of such date. However, the amount of the net proceeds will not be known until the liquidation is completed because the market value of the equity and money market securities in the portfolio will continue to fluctuate until that time. First Miami shall take or cause to be taken all such actions as may be necessary to effect the actions set forth above relating to the liquidation of the equity investment portfolio.
For illustrative purposes only, the following table summarizes the approximate pre-tax merger consideration that would be received by First Miami stockholders for each share of First Miami common stock that they own, assuming a April 18, 2023 consummation date for the mergers.
First Miami shares	1.0	(A)
Exchange ratio	40.2685	(B)
United shares received(1)	40.2685	(A) * (B) = (C)
United per share price(2)	$27.22	(D)
Value of United shares received	$1,096.11	(C) * (D) = (E)
Special cash dividend(3)	$423.98	(F)
Total value of United shares received + special cash dividend	$1,520.09	(E) + (F)

(1)
First Miami stockholders will receive cash in lieu of fractional shares of United common stock, based on the average closing sale price of United common stock on the five full trading days immediately preceding the closing. Cash received in lieu of fractional shares will not exceed the value of one share of United common stock.

(2)
Closing price of United common stock reported on the Nasdaq Global Select Market as of April 18, 2023.

(3)
Based on the closing price of securities in First Miami’s equity investment portfolio as of April 18, 2023.

The trading price of United common stock will continue to fluctuate until the date the mergers are consummated. The amount of the special cash dividend will not be known until First Miami’s equity investment portfolio liquidation is completed because the market value of the equity and money market securities in the equity investment portfolio will continue to fluctuate until that time. For further information, see “The Mergers — Terms of the Mergers” beginning on page 34.

Closing and Effective Time of the Mergers
The mergers will be completed only if all conditions to the mergers discussed in this proxy statement/ prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See “— Conditions to Complete the Mergers.”
The first merger will become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware or at such time as the certificate of merger is accepted by the Secretary of State of the State of Delaware. The closing of the first merger will occur at 9:00 a.m. Eastern Time on the date which shall be the first business day of the first calendar month following the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement, unless another date or place is agreed to in writing by the parties. It currently is anticipated that the completion of the merger will occur in the third quarter of 2023 subject to the receipt of First Miami stockholder approval, regulatory approvals and other customary closing conditions, but neither United nor First Miami can guarantee when or if the first merger will be completed.
Immediately following the effective time of the first merger and as part of a single, integrated transaction, to effect the second merger, United will cause to be filed with (1) the Secretary of State of the State of Georgia the articles of merger relating to the second merger and (2) the Secretary of State of the State of Delaware a certificate of merger relating to the second merger. The second merger will become effective at such a time as such certificates are duly filed with the Secretary of State of the State of Georgia and the Secretary of State of the State of Delaware or at such other time as set forth in such certificates.
Conversion of Shares; Exchange of Certificates
The conversion of First Miami common stock into the right to receive the merger consideration will occur automatically at the effective time of the first merger. After completion of the mergers, an exchange agent designated by United and reasonably acceptable to First Miami, which we refer to as the exchange agent, will exchange certificates representing shares of First Miami common stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As promptly as practicable after the effective time, and in any event within five days thereafter, United will cause the exchange agent to mail to each First Miami stockholder of record immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of First Miami common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for First Miami common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by United, the posting of a bond in an amount as United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After the effective time of the mergers, there will be no further transfers on the stock transfer books of First Miami of shares of First Miami common stock that were issued and outstanding immediately prior to the effective time.
Withholding
United and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to United common stock will be paid to the holder of any unsurrendered certificates of First Miami common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of United common stock that the shares of First Miami common stock represented by such certificate have been converted into the right to receive under the merger agreement.
Appraisal Rights
To the extent that First Miami stockholders are entitled to appraisal rights under Section 262 of the DGCL, dissenting shares will not be converted into the right to receive the merger consideration, but the holders of such dissenting shares shall be entitled to receive such consideration as will be determined pursuant to Section 262 of the DGCL (it being understood and acknowledged that at the effective time of the mergers, such dissenting shares will no longer be outstanding, will automatically be canceled and shall cease to exist and such holder will cease to have any rights with respect thereto other than the right to receive the “fair value” of such dissenting shares as determined in accordance with Section 262 of the DGCL); provided that if any such holder will have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL (whether occurring before, at or after the effective time of the mergers), such holder’s shares of First Miami common stock will be deemed to have been converted as of the effective time of the mergers into the right to receive the merger consideration, without any interest thereon, and such shares will not be deemed to be dissenting shares.
Under the terms of the merger agreement, if more than 7.5% of the aggregate outstanding shares of First Miami common stock have properly notified First Miami of their intent to exercise appraisal rights under applicable law, then United will not be obligated to complete the merger. Exercising appraisal rights under Delaware law will have no effect on the amount that a First Miami stockholder receives with respect to the special cash dividend.
See “Appraisal Rights” and Annex D to this proxy statement/prospectus.
Representations and Warranties
The merger agreement contains customary representations and warranties of each of United, merger sub and First Miami relating to their respective businesses. The representations and warranties of each of United, merger sub and First Miami have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
•
have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of United and First Miami relating to a number of matters. With respect to First Miami, these representations and warranties include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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capitalization;

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financial statements, internal controls, and books and records;

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absence of undisclosed liabilities;

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absence of certain changes or events;

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compliance with applicable laws;

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legal proceedings;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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tax matters;

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employee and employee benefit plan matters;

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certain material contracts;

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real property and title to assets;

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environmental matters;

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intellectual property;

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related-party transactions;

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loan matters;

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mortgage banking matters;

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allowance for loan losses;

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interest rate risk management instruments;

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deposits;

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investment securities;

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BSA, AML, OFAC and CRA compliance;

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insurance matters;

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fiduciary and investment advisory activities;

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broker’s fees payable in connection with the merger and fairness opinion;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

United’s and merger sub’s representations and warranties in the merger agreement include the following:
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corporate matters, including due organization and qualification and subsidiaries;

•
authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

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capitalization;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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legal proceedings;

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financial statements, internal controls, books and records and SEC filings;

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activities of merger sub;

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broker’s fees payable in connection with the merger;

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compliance with applicable laws;

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absence of certain changes or events; and

•
the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Certain representations and warranties of United, merger sub and First Miami are qualified as to knowledge, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to United or First Miami, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided, that for purposes of clause (i), “material adverse effect” does not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) (provided that this exception does not apply to certain representations or warranties made with respect to the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger) or actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (F) the occurrence of any natural or man-made disaster or from any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to consummate the transactions contemplated by the merger agreement by February 13, 2024.
Covenants and Agreements
Conduct of First Miami’s Business Prior to the Completion of the Mergers
First Miami has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) maintain its existence under applicable law, (b) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable law and (c) use reasonable best efforts to maintain and preserve intact its business organization, employees, and business relationships.
Additionally, First Miami has undertaken further covenants. Prior to the closing date of the mergers, subject to specified exceptions, First Miami may not, and First Miami may not permit any of its subsidiaries to, without the prior written consent of United, undertake the following:
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amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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adjust, split, combine or reclassify any capital stock, or make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock, except that First Miami may pay its stockholders its regular annual dividend of $3.00 per share of First Miami common stock payable to First Miami stockholders of record as of February 10, 2023, and other dividends specified in the merger agreement and the schedules and exhibits thereto;
•
sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets or any business, other than in the ordinary course of business consistent or as contemplated by the merger agreement;

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acquire or announce an intention to acquire or enter into any agreements providing for any acquisitions of, direct or indirect control over any other business or entity or otherwise make an investment in any other business, entity or assets outside the ordinary course of business, with certain exceptions;

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incur any indebtedness for borrowed money, other than in the ordinary course of business in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;

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make or commit to make any capital expenditures in excess of $100,000 in the aggregate other than as contemplated by the merger agreement;

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commence or settle any material legal proceedings, other than in the ordinary course of business, or settlements which (i) solely involve monetary remedies in an amount not to exceed $25,000 individually or $50,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict First Miami or its subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by First Miami or its subsidiaries;

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make any change to its accounting methods, principles or practices, except as required by accounting standards or law other than as contemplated by the merger agreement;

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except as required under any employee benefit plan in effect as of the date of the merger agreement, (i) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for nonmaterial increases made in the ordinary course of business consistent with past practice, including specifically, but not limited to, in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, amend or terminate any employee benefit plan or collective bargaining agreement (other than ordinary course amendments) or (iv) take any action to accelerate any employee payment or benefit, in each case other than as contemplated by the merger agreement;

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hire, transfer or promote any employees or other service provider of First Miami or any of its subsidiaries, who has or will have a target annual compensation opportunity of $100,000 or more, or terminate the employment of any employee or other service provider of First Miami or any of its subsidiaries other than for cause other than as contemplated by the merger agreement;

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grant any equity interests or awards based on the value of First Miami common stock, issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible into capital stock or other equity or voting security, issue, transfer or otherwise dispose of any capital stock of First Miami subsidiaries, or enter into any agreement with respect to the sale or voting of its capital stock;

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make or change any material tax election different from its prior course of practice, settle or compromise any material tax liability, or fail to file any tax return when due, with certain exceptions;

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fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

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purchase, sell or transfer any securities or investment assets, other than the liquidation of its equity investment portfolio as contemplated by the merger agreement or ordinary course reinvestment of dividends and interest generated by the equity investment portfolio;

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acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;

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file any application to establish, relocate or terminate the operations of, any banking office;

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materially restructure or change its investment securities portfolio or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;

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change in any material respect its credit policies and collateral eligibility requirements and standards;

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with certain exceptions, make, acquire, or issue a commitment for (i) any commercial real estate loan in a principal amount greater than $6,000,000, (ii) any residential loan to be retained in its loan portfolio in a principal amount greater than $2,000,000 or (iii) any commercial and industrial loan in a principal amount in excess of $3,000,000;

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extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;

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enter into, amend or terminate any material contract, with certain exceptions;

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adopt a plan of complete or partial liquidation or dissolution or enter into any restructuring or reorganization;

•
purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business, consistent with past practices and policies, and such actions are subject to certain other restrictions;

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take or knowingly fail to take any action that would prevent the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

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take any action that is intended or likely to (i) result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger, or (ii) delay or affect the ability of First Miami to obtain any regulatory approvals required to complete the mergers;

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take or fail to take any action that would cause First Miami’s representations and warranties in the merger agreement to be inaccurate in any material respect; or

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agree to take, make any commitment to take, or adopt any resolutions of the First Miami board of directors or stockholders in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters
United and First Miami have agreed to cooperate and use their respective reasonable best efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such government entities. However, in no event will United or First Miami be required to take any action (and First Miami will not be permitted to take any action), or commit to take any action or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the mergers (measured on a scale relative to First Miami and its subsidiaries, taken as a whole). United and First Miami have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the mergers, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Benefit Matters
Following the closing date, United will use commercially reasonable efforts to: (i) waive all pre-existing conditions and waiting periods with respect to participation and coverage requirements under any employee benefit plans of United or its subsidiaries to the extent comparable benefits were or would have been covered under the First Miami benefit plans, and (ii) to the extent permissible by law, recognize any health or other welfare expenses incurred by First Miami employees in the year that includes the closing date for purposes of the comparable employee benefit plans of United.
United has also agreed to provide each First Miami employee whose employment is terminated by United during the 12-month period following the effective time, and under circumstances that would entitle such employee to severance under United’s broad-based severance plan, with severance benefits equal to the severance benefits provided under the United severance plan, subject to the employee’s execution of a general release of claims.
Director and Officer Indemnification and Insurance
The merger agreement provides that following completion of the mergers and for a period of six years thereafter, United and the surviving corporation each will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors or officers of First Miami and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, based on or arising out of the fact that such person is or was a director or officer of First Miami or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the mergers, First Miami’s existing directors’ and officers’ liability insurance policy, or policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by First Miami, with respect to matters occurring prior to the effective time, subject to a maximum expendable amount equal to 250% of the current annual premiums paid by First Miami, which we refer to as the base amount. In lieu of the foregoing, the surviving corporation may obtain a prepaid “tail” policy with the same terms, conditions and coverage to that described in the preceding sentence, provided that First Miami shall in good faith cooperate with United prior to the effective time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by United and shall not acquire any “tail” policy without United’s prior written consent. If prior to closing, First Miami has not acquired such a “tail” policy, United may purchase a “tail” directors’ and officers’ liability insurance policy for First Miami and its current directors and officers who are currently covered by First Miami’s directors’ and officers’ liability insurance policy. Such United-purchased “tail” policy will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by First Miami, provided that in no event shall the cost of the “tail” policy exceed the base amount.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of United common stock to be issued in the mergers, access to information and First Miami’s delivery of financial statements, public announcements with respect to the transactions contemplated by the merger agreement, and litigation in connection with the merger agreement.
First Miami Stockholder Meeting
First Miami has agreed to hold the annual meeting of its stockholders for the purpose of voting upon the adoption and approval of the merger agreement, election of two directors and other related matters as soon as reasonably practicable. Except to the extent that the First Miami board of directors has made an adverse recommendation change, the First Miami board of directors is required to use reasonable best efforts in accordance with applicable laws and First Miami’s governing documents to obtain from its stockholders the vote required to adopt and approve the merger agreement, including by communicating to its stockholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they adopt and approve the merger agreement and the transactions contemplated thereby.
Notwithstanding any First Miami change in recommendation, unless the merger agreement has been terminated in accordance with its terms, First Miami is required to convene a meeting of its stockholders and to submit the merger agreement to a vote of such stockholders.
Agreement Not to Solicit Other Offers
First Miami has agreed that it will not, and will cause its directors, officers, employees, advisors, representatives and affiliates not to, and will use its reasonable best efforts to cause its other employees, and any investment banker, financial adviser, attorney, accountant or other representative retained by it or any of its affiliates not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement or any other commitment or understanding providing for or otherwise contemplating or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal). For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide offer, proposal, or inquiry relating to, or any third-party indication of interest in, any (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving First Miami pursuant to which any third party acquires or would acquire, directly or indirectly, assets or businesses of First Miami or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of First Miami and its subsidiaries, taken as a whole, (B) sale or other disposition of 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of First Miami and its subsidiaries, taken as a whole, (C) any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to First Miami or (D) transaction which is similar in form, substance, or purpose to any of the transactions listed in (A) – (C) above.
However, in the event that prior to the approval of the merger agreement by First Miami’s stockholders, First Miami receives an unsolicited bona fide written acquisition proposal, and First Miami’s board of directors concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, it may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, First Miami enters into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality agreement between United and First Miami. For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal made by a third party, which, upon acceptance by First Miami, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the acquisition proposal, on terms that First Miami’s board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of First Miami common stock or all, or substantially all, of the assets of First Miami and its subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the First Miami stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the First Miami stockholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, (2) is, in light of the other terms of such proposal, more favorable to the First Miami stockholders than the mergers and the other transactions contemplated by the merger agreement and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

First Miami will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than United and its subsidiaries (including merger sub) with respect to any acquisition proposal and will promptly (and in any event within one business day) after the execution of the merger agreement (A) terminate access of the third party to any data room containing any information of or relating to First Miami and its subsidiaries and (B) instruct each such third party that has executed a confidentiality agreement relating to an acquisition proposal to promptly return to First Miami or destroy all information, documents and materials relating to such acquisition proposal or to First Miami or its businesses, operations or affairs that First Miami or its representatives has furnished in accordance with the terms of the confidentiality agreement with such third party. First Miami will promptly (and in any event within two business days) advise United following receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an acquisition proposal and will provide United an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or acquisition proposal, and will keep United promptly apprised of any related developments, discussions, and negotiations on a current basis.
Adverse Recommendation Change
The First Miami board of directors is required not to (i) fail to recommend to the First Miami stockholders that they adopt and approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to United, such recommendation, (iii) fail to recommend against acceptance of a tender offer or exchange offer constituting an acquisition proposal within ten business days after the commencement of such tender or exchange offer or (iv) adopt, approve or recommend, or publicly propose to approve or recommend to the First Miami stockholders, an acquisition proposal (each of the actions described in (i) – (iv) being referred to as a First Miami adverse recommendation change).
Notwithstanding the above, if the First Miami board of directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an acquisition proposal constitutes a superior proposal and that recommending First Miami stockholders adopt and approve the merger agreement and/or including such recommendation in the proxy statement/prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the First Miami stockholders, the First Miami board of directors may prior to the First Miami stockholder vote submit the merger agreement to the First Miami stockholders without recommendation (although the resolutions approving the merger agreement may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the First Miami stockholders in the proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, however, that the First Miami board of directors may not take such action unless (i) First Miami has complied with its non-solicitation obligations under the merger agreement and (ii) (A) the First Miami board of directors determines in good faith (after consultation with its outside counsel and its financial advisors) that such superior proposal has been made and has not been withdrawn and continues to be a superior proposal after taking into account all adjustments to the terms of the merger agreement that may be offered by United; (B) First Miami has given United at least five business days’ prior written notice of its intention to take such action, including information and documentation relating to the superior proposal; and (C) before making such adverse recommendation change, First Miami has negotiated, and has caused its representatives to negotiate in good faith with United during such notice period to the extent United wishes to negotiate, to enable United to revise the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a superior proposal, which such terms First Miami and its board of directors must consider in good faith. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the First Miami board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, First Miami must deliver a new written notice to United and United will again have the five business day match right as set forth above.
Conditions to Complete the Mergers
The respective obligations of each of United, First Miami and merger sub to complete the mergers is subject to the satisfaction or waiver of the following conditions:

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the adoption and approval of the merger agreement by First Miami’s stockholders;

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the authorization for listing on the Nasdaq of the United common stock to be issued upon the consummation of the mergers;

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the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the mergers;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

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the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the mergers or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the mergers;

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the receipt by First Miami of a written opinion from its tax counsel dated as of closing to the effect that (a) mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) each of First Miami and United will be a party to such reorganization within the meaning of Section 368(b) of the Code;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, without giving effect to any qualification as to materiality or material adverse effect provided in the merger agreement (with certain exceptions) (and the receipt by such party of an officer’s certificate from the other party to such effect);

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the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the mergers (including the performance by First Miami and certain of its affiliates in all material respects of all obligations under the letter agreement addressing certain related party transactions, and that such letter agreement remaining in full, force and effect) (and the receipt by such party of an officer’s certificate from the other party to such effect); and

•
the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on either party since the date of the merger agreement.

United’s obligation to complete the merger is further subject to:
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no more than 7.5% of the aggregate outstanding shares of First Miami stock having properly notified First Miami of their intent to exercise appraisal rights under applicable law; and

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the receipt of a FIRPTA certificate from First Miami stating that that shares of capital stock of First Miami do not constitute “United States real property interests” under the Code.

Neither United nor First Miami can provide assurance as to when or if all of the conditions to the mergers can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither United nor First Miami has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time before the effective time, whether before or after adoption and approval by First Miami stockholders of the mergers has been obtained, in the following circumstances:
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by mutual written consent of United and First Miami; or

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by either United or First Miami:

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if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and non-appealable, or an application for any such regulatory approval is permanently withdrawn at the request of a governmental agency (provided that this right to terminate is not available to a party whose failure or the failure of any of its affiliates to fulfill any of its obligations (excluding representations and warranties) under the merger agreement has been the cause or resulted in the aforementioned failure to obtain regulatory approval);

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if the approval by First Miami stockholders of the merger proposal is not obtained (provided that this right to terminate is not available if First Miami is in breach of its non-solicitation or stockholder meeting obligations);

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if the merger has not been completed on or before February 13, 2024, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate;

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if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement); or

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by United:

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if, prior to the receipt of the First Miami stockholders’ adoption and approval of the merger agreement, (i) First Miami has materially breached its obligations to call, give notice of and hold the First Miami stockholders meeting, (ii) First Miami has materially breached its non-solicitation obligations or (iii) the First Miami board of directors has failed to recommend that First Miami stockholders adopt and approve the merger proposal or has made an adverse recommendation change.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) First Miami, United and merger sub will remain liable for any liabilities or damages arising out of its material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.
Termination Fee
First Miami will pay United a termination fee of $4.5 million by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
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in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to First Miami or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to First Miami and (ii) thereafter, the merger agreement is terminated (A) by either United or First Miami because the merger has not been completed prior to the termination date (and First Miami has not obtained stockholder approval of the merger proposal), (B) by United as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by First Miami that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period or (C) by United or First Miami because the approval of the merger proposal by First Miami stockholders is not obtained and (iii) prior to the date that is 12 months after the date of such termination, First Miami enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal; or
•
if, prior to receipt of the First Miami stockholders’ adoption and approval of the merger agreement, (i) First Miami has materially breached its obligations to call, give notice of, and hold the First Miami stockholders meeting, (ii) First Miami has materially breached its non-solicitation obligations or (iii) the First Miami board of directors has failed to recommend that First Miami stockholders adopt and approve the merger proposal or has made an adverse recommendation change.

Expenses and Fees
All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended in writing by United and First Miami at any time before or after the approval of the merger proposal, except that after approval of the merger proposal, there may not be any amendment of the merger agreement that requires further approval of First Miami stockholders under applicable law.
At any time prior to the effective time, United or First Miami may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

VOTING AND SUPPORT AGREEMENT
The following describes certain material provisions of the voting and support agreement. The following description of the voting and support agreement is subject to, and qualified in its entirety by reference to, the voting and support agreement, which is attached to this proxy statement/prospectus as Annex B and is incorporated by reference into this proxy statement/prospectus. We urge you to read the voting and support agreement carefully and in its entirety.
Concurrently with the execution of the merger agreement, on February 13, 2023, First Miami and United entered into a voting and support agreement with directors of First Miami who are also First Miami stockholders, in their respective capacities as First Miami stockholders and not in their capacities as directors of First Miami. As of the record date for the First Miami annual meeting, these directors collectively and beneficially owned approximately 20% of the outstanding shares of First Miami common stock.
Pursuant to the voting and support agreement, each such director agrees, among other things, to vote his or her shares of First Miami common stock in favor of the approval and adoption of the merger agreement at any meeting of stockholders of First Miami called to vote upon the merger, against any action or agreement that would prevent, materially impede or materially delay the consummation of the transactions contemplated by the merger agreement and against any alternative acquisition proposal. Each such director also agrees not to transfer his or her shares prior to the effective time of the mergers or the termination of the merger agreement, subject to customary exceptions including charitable donations.

ACCOUNTING TREATMENT
The mergers will be accounted for as a Business Combination for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of First Miami will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of United acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS
The following is a general discussion of material U.S. federal income tax consequences of the mergers to U.S. holders (as defined below) of First Miami common stock that exchange their shares of First Miami common stock for shares of United common stock in the mergers. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. In addition, this discussion does not address any alternative minimum tax consequences of the mergers.
The following discussion applies only to U.S. holders of First Miami common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the mergers no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of First Miami common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; retirement plans, individual retirement accounts, or other tax-deferred accounts; holders who acquired First Miami common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of First Miami’s common stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of First Miami common stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is subject to U.S. federal income taxation, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of First Miami common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of First Miami common stock, and any partners in such partnership, should consult their own tax advisors regarding the tax consequences of the mergers to their specific circumstances.
All holders of First Miami common stock should consult their own tax advisors regarding the specific tax consequences to them of the mergers in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In General
It is a condition to the obligation of First Miami to complete the mergers that First Miami receives an opinion from Barack Ferrazzano Kirschbaum & Nagelberg LLP, counsel to First Miami (or other counsel as may be reasonably acceptable to First Miami and United), dated as of the closing date, to the effect that the mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. This opinion will be based on customary assumptions and representations from United and First Miami, as well as on certain covenants and undertakings by United and First Miami. If any of the representations, assumptions, covenants or undertakings upon which that opinion is based is incorrect, incomplete, inaccurate or violated, the validity of the opinion may be affected and the tax consequences of the mergers could differ from those described in this proxy statement/prospectus.
The opinion described above will not be binding on the Internal Revenue Service, which we refer to as the IRS, or any court. United and First Miami have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.
Material U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders of First Miami Common Stock
The U.S. federal income tax consequences of the mergers to U.S. holders of First Miami common stock generally will be as follows:
•
a U.S. holder of First Miami common stock generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash received as a result of the distribution of the net after tax proceeds from the equity investment portfolio liquidation and the fair market value of the United common stock received pursuant to the mergers over that holder’s adjusted tax basis in its shares of First Miami common stock surrendered) and (2) the amount of cash received pursuant to the distribution of the net after tax proceeds from the equity investment portfolio liquidation, and generally will recognize gain or loss with respect to cash received in lieu of fractional shares of United common stock that the First Miami common stockholder would otherwise be entitled to receive;

•
a U.S. holder of First Miami common stock will generally have an aggregate tax basis in the United common stock received in the mergers (including any fractional shares of United common stock deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of First Miami common stock surrendered in the mergers, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share of United common stock) and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash receive in lieu of a fractional share of United common stock) on the exchange; and

•
a U.S. holder of First Miami common stock will have a holding period for the shares of United common stock received in the mergers (including any fractional share of United common stock deemed received and redeemed for cash as described below) that includes the holding period of the shares of First Miami common stock surrendered in the mergers.

If a U.S. holder acquired different blocks of First Miami common stock at different times or at different prices, the United common stock such holder receives will be allocated pro rata to each block of First Miami common stock, and the basis and holding period of each block of United common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of First Miami common stock exchanged for such United common stock.
A U.S. holder of First Miami common stock who receives cash in lieu of a fractional share of United common stock, generally will be treated as having received such fractional share of United common stock pursuant to the mergers and then as having received cash in redemption of such fractional share of United common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the adjusted tax basis in the fractional share of United common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the mergers, the holding period for such fractional share (including the holding period of shares of First Miami common stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of First Miami common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Payments of cash made pursuant to the mergers to a U.S. holder of First Miami common stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).
To prevent backup withholding, U.S. holders of First Miami common stock should provide the exchange agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS in a timely manner.
A U.S. holder of First Miami common stock, as a result of having received United common stock in connection with the mergers, will be required to retain records pertaining to the mergers. In addition, each U.S. holder of First Miami common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth certain information, including the parties to the mergers, the date of the mergers and such holder’s basis in the First Miami common stock surrendered. A “significant holder” is a holder of First Miami common stock who, immediately before the mergers, owned at least 1% of the vote or value of the outstanding capital stock of First Miami or securities of First Miami with a basis for federal income tax purposes of at least $1 million.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of First Miami common stock should consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INTERESTS OF FIRST MIAMI DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS
In the mergers, the directors and executive officers of First Miami will receive the same merger consideration for their First Miami shares as the other First Miami stockholders. Directors and executive officers who are First Miami stockholders will also receive the same pro rata portion of the special cash dividend as the other First Miami stockholders. In considering the recommendation of the First Miami board of directors that you vote to adopt and approve the merger agreement, you should be aware that some of the directors and executive officers of First Miami have interests in the merger, as described below, that may be considered to be different from, or in addition to, those of First Miami stockholders generally. The First Miami board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that First Miami stockholders vote in favor of approving the merger agreement. See “The Merger — Background of the Mergers” and “The Mergers — First Miami’s Reasons for the Mergers; Recommendation of the First Miami Board of Directors.” First Miami stockholders should take these interests into account in deciding how to vote for the merger proposal. These interests are described in more detail below.
Indemnification and Insurance
As described under “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance,” for a period of six years after the effective time, United will indemnify and defend the present and former directors, officers and employees of First Miami and its subsidiaries (in their capacity as such) against claims pertaining to matters occurring at or prior to the closing of the mergers to the fullest extent permitted by law. United also has agreed, for a period of no less than six years after the effective time of the mergers, to provide coverage to present and former directors and officers of First Miami pursuant to First Miami’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by First Miami. In no event is United required to expend for the tail insurance an aggregate premium amount in excess of 250% of the current annual premiums paid by First Miami for such insurance.
Voting and Support Agreement
As an inducement for United to enter into the merger agreement, directors of First Miami who are also stockholders of First Miami have entered into a voting and support agreement with United, pursuant to which they have agreed, among other things and subject to the terms and conditions contained in the voting and support agreement, to vote their shares of First Miami common stock in favor of adoption and approval of the merger agreement. As of the record date, directors of First Miami who are also First Miami stockholders beneficially owned and were entitled to vote 17,536 shares of First Miami common stock, representing approximately 20% of the outstanding shares of First Miami common stock entitled to vote on that date. The voting and support agreement is discussed in more detail in the section entitled “Information About the First Miami Annual Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Veronica Flores Employment Agreement
First Miami Bank is party to an employment agreement with Veronica Flores, a director of First Miami Bank and First Miami Bank’s President and Chief Operating Officer. In the event that Ms. Flores’ employment is terminated without “cause” or that Ms. Flores terminates her employment for “good reason” (as each term is defined in Ms. Flores’ employment agreement) within 24 months following the consummation of the mergers, she is entitled to receive, subject to her timely execution of a waiver and release of claims, continued base salary payments from her date of termination through the date that is 24 months following the consummation of the mergers. With a current base salary of $625,400, Ms. Flores would receive a maximum aggregate payment of $1,250,800 over the 24 months following the consummation of the mergers if her employment were terminated without “cause” or for “good reason” immediately following consummation of the mergers. Any other severance payments or compensation that Ms. Flores receives in connection with such termination would reduce the aggregate amount of her continued base salary payments. In addition, upon such termination, Ms. Flores is entitled, if she timely elects to receive continuation coverage under

COBRA and subject to her timely execution of a waiver and release of claims, to receive payments equal to all of her COBRA health insurance premiums, including premiums for the coverage of qualifying family members, for up to 18 months following her termination, which such payments have a maximum aggregate value of $9,800. Upon a termination for any reason following the consummation of the mergers, Ms. Flores will be entitled to the payout of her accrued but unused vacation time, which, as of the date of this filing, has an approximate value of $77,000. The employment agreement also requires Ms. Flores to comply with non-competition and non-solicitation covenants during the two-year period following her termination of employment. The maximum total amount that Ms. Flores could receive pursuant to her employment agreement upon a termination without “cause” or for “good reason” within 24 months following the consummation of the mergers is $1,337,600.

DESCRIPTION OF CAPITAL STOCK OF UNITED
As a result of the mergers, First Miami stockholders who receive shares of United common stock in the mergers will become shareholders of United. Your rights as a shareholder of United will be governed by the GBCC, the United articles of incorporation, and the United bylaws. The following briefly summarizes the material terms of United common stock that will be issued in connection with the mergers. We urge you to read the applicable provisions of the GBCC, the United articles of incorporation and the United bylaws. United’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to shareholders of United and First Miami stockholders upon request. See “Where You Can Find More Information.”
United’s articles of incorporation authorize the issuance of 200,000,000 shares of common stock, 30,000,000 shares of non-voting common stock and 10,000,000 shares of preferred stock, all with a par value of $1.00 per share.
Voting Rights
Subject to such voting rights, if any, of any preferred stock, all voting rights are vested in the holders of United common stock. Each holder of United common stock is entitled to one vote per share on any issue requiring a vote at any meeting. There are no cumulative voting rights in the election of directors.
Preemption
No holder of shares of any class of United’s capital stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from United any of the shares of any class of United capital stock that may be issued or sold in the future.
Dividends
Subject to the preferential dividend rights, if any, of any non-voting common stock or preferred stock that might be issued, the holders of United common stock will be entitled to share equally in such dividends as United’s board of directors may declare on United’s common stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of United’s board of directors.
Distributions
After distribution in full of any preferential amount to be distributed to the holders of any non-voting common stock or preferred stock that might be issued, holders of United common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to United’s shareholders, after payment or provision for payment of all United’s debts and liabilities, ratably in proportion to the number of shares of United common stock held by them.
Classified Board
United’s board of directors is not classified and each member is elected annually. United’s articles of incorporation provide that directors can only be removed for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.
Assessment and Other Provisions
The outstanding shares of United’s common stock are, and, upon payment of consideration payable therefor, any shares of common stock issued by United in the future will be, fully paid and nonassessable. United’s common stock does not have any conversion rights and is not subject to any redemption provisions. No shares of any class of United’s capital stock are subject to any sinking fund provisions or to calls, assessments by or liabilities of United.
Issuance of Non-voting Common Stock
United’s non-voting common stock is issuable at any time, and from time to time, bearing such dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The non-voting common stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any non-voting common stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of non-voting common stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Issuance of Preferred Stock
United’s preferred stock is issuable at any time, and from time to time, in such amounts and series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The preferred stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any preferred stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of preferred stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Provisions in United’s Articles of Incorporation
United’s articles of incorporation contain certain other provisions that could impede or delay a change in control of United, including:
•
a provision that allows directors, in discharging their fiduciary duties, in addition to considering the effects of any action on United or its shareholders, to consider interests of United’s employees, customers, suppliers and creditors, and the communities in which United’s offices or other establishments are located when considering an acquisition proposal;

•
a provision that requires, in addition to any affirmative vote required by law, and subject to the provisions of any series of preferred stock that may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of United’s common stock other than those beneficially owned (as defined in United’s articles of incorporation) by an Interested Shareholder (as defined in United’s articles of incorporation, but generally a person who owns 10% or more of the shares of United common stock) for the approval or authorization of any Business Combination (as defined in United’s articles of incorporation, but including transactions such as a merger or other acquisition) of United with such Interested Shareholder; provided, that the 75% voting requirement is not applicable if the Business Combination is approved by three-fourths of all members of United’s board of directors;

•
a provision that amendments to United’s articles of incorporation and certain provisions in United’s bylaws must be approved by a majority of the outstanding shares of United’s capital stock entitled to vote;

•
a provision that any annual meeting of shareholders may be called only by United’s chairman, chief executive officer, president, chief financial officer, board of directors or the holders of 25% of the outstanding shares of United’s capital stock entitled to vote; and

•
a provision establishing certain advance notice procedures for matters to be considered at an annual meeting of United’s shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
FIRST MIAMI
The following sets forth the beneficial ownership of First Miami’s outstanding shares of common stock as of April 14, 2023 by (i) each director and executive officer of First Miami, (ii) all directors and executive officers of First Miami as a group and (iii) each person or entity who is known by First Miami to beneficially own more than 5% of the outstanding shares of First Miami common stock.
The percentage of beneficial ownership by class is calculated in relation to the 87,132 outstanding shares of First Miami common stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options that are exercisable within 60 days of April 14, 2023. Except as otherwise indicated, to First Miami’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock
Name of Individual	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
W. Rockwell Wirtz	6,000(1)	6.89%
Drew A. Dammeier	20	0.02%
Bruce W. MacArthur	8,015(2)	9.20%
Daniel R. Wirtz	3,501(3)	4.02%
All directors and executive officers as a group (4 persons)	17,536	20.13%
Non-Director 5% Holders
Gail Wirtz Costello	5,155.50	5.92%
Karen W. Fix	5,375(4)	6.17%
Virginia M. Jenner	6,015(5)	6.90%
Peter R. Wirtz	10,749(6)	12.34%
Alison M. Wirtz	5,374(7)	6.17%

(1)
Includes 6,000 shares held by a trust of which Mr. Wirtz is the trustee.

(2)
Includes 8,015 shares held by a trust of which Mr. MacArthur is the trustee.

(3)
Includes 2,008 shares held by a trust of which Mr. Wirtz is the trustee, as well as 1,123 shares held by a separate trust for which Mr. Wirtz is the trustee.

(4)
Includes 5,375 shares held by a trust of which Ms. Fix is the trustee.

(5)
Includes 6,015 shares held by a trust of which Ms. Jenner is the trustee.

(6)
Includes 5,375 shares held by a trust of which Mr. Wirtz is the trustee, as well as 5,374 shares held by a separate trust for which Mr. Wirtz is a co-trustee.

(7)
Includes 5,374 shares held by a trust for which Ms. Wirtz is a co-trustee.

COMPARISON OF SHAREHOLDERS’ AND STOCKHOLDERS’ RIGHTS
If the mergers are completed, First Miami stockholders will receive shares of United common stock in the mergers. United is organized under the laws of the State of Georgia and First Miami is organized under the laws of the State of Delaware. The following is a summary of the material differences between (1) the current rights of First Miami stockholders under the First Miami certificate of incorporation and bylaws, as amended and restated, and (2) the current rights of United shareholders under the United articles of incorporation and bylaws, as amended and restated.
United and First Miami believe that this summary describes the material differences between the rights of United shareholders as of the date of this proxy statement/prospectus and the rights of First Miami stockholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of United’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
FIRST MIAMI	UNITED
AUTHORIZED CAPITAL STOCK
First Miami is authorized to issue up to 100,000 shares of common stock, par value $0.01 per share. As of February 13, 2023, there were 87,132 shares of First Miami common stock outstanding.	United is authorized to issue up to (i) 200,000,000 shares of common stock, par value $1.00 per share, (ii) 30,000,000 shares of non-voting common stock, $1.00 par value per share and (iii) 10,000,000 shares of preferred stock, $1.00 par value per share. As of February 13, 2023, there were 115,031,872 shares of United common stock outstanding, no shares of United non-voting common stock outstanding and 4,000 shares of United preferred stock outstanding.
VOTING LIMITATIONS
Each share of First Miami common stock is entitled to one vote on each matter voted on at a meeting of First Miami’s stockholders, except as otherwise provided by law.	Each share of United common stock is entitled to one vote on each matter voted on at a meeting of United’s shareholders.
RIGHTS OF PREFERRED STOCK
First Miami does not have any authorized shares of preferred stock.	United’s articles of incorporation provide that the United board of directors may issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
As of the date hereof, there were 4,000 shares of United preferred stock outstanding. The designations, powers, preferences, limitations, restrictions and relative rights of such preferred stock are set forth in United’s articles of incorporation.

FIRST MIAMI	UNITED
SIZE OF BOARD OF DIRECTORS
First Miami’s certificate of incorporation provides that the number of directors on First Miami’s board of directors may range from 5 to 15. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. First Miami’s board of directors is currently comprised of 5 directors.	United’s bylaws provide that the number of directors on United’s board of directors may range from eight to 14. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s board of directors is currently comprised of 11 directors.
CLASSES OF DIRECTORS
First Miami’s certificate of incorporation and bylaws provide that the First Miami board of directors is divided into 3 classes, with each class being as nearly equal in number as possible. At each annual meeting of First Miami’s stockholders subsequent to the initial special meeting of First Miami’s stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and when their respective successors are elected and qualified.	United’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.
REMOVAL OF DIRECTORS
First Miami’s certificate of incorporation provides that directors may be removed only for cause, and then only upon the affirmative vote of the holders of at least 75% of the total votes eligible to be cast by First Miami stockholders at a duly constituted meeting of stockholders called expressly for such purpose.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.
FILLING VACANCIES ON THE BOARD OF DIRECTORS
First Miami’s certificate of incorporation and bylaws provide that a vacancy occurring in First Miami’s board of directors, however caused, shall be filled by a majority vote of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of First Miami stockholders at which the term of the class to which such director has been chosen expires, and when such director’s successor is elected and qualified.	United’s bylaws provide that a vacancy occurring in the board of directors for any reason may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum.
SPECIAL MEETINGS OF SHAREHOLDERS AND STOCKHOLDERS
First Miami’s certificate of incorporation and bylaws provide that, unless otherwise prescribed by law, special meetings of First Miami stockholders for any purpose may be called at any time by the chairman of the board, the president or a majority of directors then in office.	United’s bylaws provide that special meetings may be called by the board of directors, the chairman of the board of directors, the chief executive officer, the president or the chief financial officer and by the holders of at least 25% of the shares entitled to vote on the matter to be considered at the special meeting.

FIRST MIAMI	UNITED
QUORUM
First Miami’s certificate of incorporation and bylaws provide that, unless otherwise prescribed by law, the holders of record of a majority of the shares of capital stock of United, issued and outstanding, entitled to vote at the meeting, present in person or by proxy shall constitute a quorum at a meeting of stockholders.	Under United’s bylaws, except as otherwise provided by law or by United’s articles of incorporation, the holders of record of a majority of the shares of capital stock of United, issued and outstanding, entitled to vote at the meeting, present in person or by proxy shall constitute a quorum at a meeting of shareholders.
NOTICE OF SHAREHOLDER AND STOCKHOLDER MEETINGS
First Miami’s bylaws provide that written notice of the place, date and hour of each annual and special meeting of First Miami’s stockholders will be given not less than 20 nor more than 50 days before the date of the meeting to each First Miami stockholder of record entitled to vote at the meeting.	United’s bylaws provide that written notice of the date, time and place of each annual and special meeting of United’s shareholders will be given no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting.
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS
First Miami’s bylaws provide that any First Miami stockholder may make a proposal at the annual meeting of the First Miami stockholders and the same may be discussed and considered, but unless stated in writing and filed with the Secretary of First Miami at least five days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of the First Miami stockholders taking place 30 days or more thereafter.	United’s bylaws provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting the business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
First Miami’s certificate of incorporation provides that no director of First Miami shall be personally liable to First Miami or its stockholders for any breach of fiduciary duty by a director in such person’s role as a director, but only to the extent permitted from time to time by the Delaware General Corporation Law.	United’s articles of incorporation provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE
First Miami’s certificate of incorporation provides that, to the extent permitted from time to time by the Delaware General Corporation Law, First Miami shall indemnify any person who was or is a party, or is threatened to be made a party, to various	United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings

FIRST MIAMI	UNITED
types of legal actions or proceedings instituted by third parties, by reason of the fact that such person is or was a director, officer, employee or agent of First Miami, or is or was serving at the request of First Miami as a director, officer, employee or agent of another business entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such legal actions, but only if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of First Miami, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to an action by or in right of First Miami, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to First Miami, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any director, officer, employee or agent of First Miami may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under First Miami’s certificate of incorporation.	instituted by third parties if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct specified therein.
First Miami’s bylaws provide that, to the extent permitted from time to time by the Delaware General Corporation Law, every person who is or was a director, officer or employee of First Miami or its subsidiaries, or is or was, at the request or direction of First Miami, serving in such a role for another business entity, shall be indemnified by First Miami against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys’ fees incurred in any actual, threatened or potential proceeding, whether civil, criminal, administrative or investigative, including any appeal, review, rehearing or related proceeding, except to the extent that such indemnification is limited by the Delaware General Corporation Law. In addition, First Miami’s certificate of incorporation and bylaws provide that, to the extent permitted from time to time by the Delaware General Corporation Law, prior to the final disposition of a proceeding, First Miami shall promptly indemnify a person who is or was a director, officer or employee of First Miami or its	In addition, United’s bylaws require it to indemnify its directors, officers, employees and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

FIRST MIAMI	UNITED
subsidiaries, or is or was, at the request or direction of First Miami, serving in such a role for another business entity, for expenses incurred in connection with a proceeding of the type set forth above, provided that such person makes a written request for such indemnification, and agrees to repay such amount if such payment is unlawful under the Delaware General Corporation Law.
A determination concerning whether or not the applicable standard of conduct has been met by a person seeking indemnification from First Miami under its certificate of incorporation or bylaws must be made by (1) the First Miami board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by First Miami stockholders. No person shall be entitled to indemnification in connection with any action, suit or proceeding voluntarily initiated by such person unless the action, suit or proceeding was authorized by a majority of the First Miami board of directors.	A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
First Miami’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.	As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
AMENDMENTS TO CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS
First Miami’s certificate of incorporation provides that any amendment, addition, alteration, change or repeal of any provision of First Miami’s certificate of incorporation must first be approved by at least two-thirds of the First Miami board of directors,	United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Shareholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the

FIRST MIAMI	UNITED

and then subsequently approved by the holders of a majority of the outstanding shares of capital stock entitled to vote thereon. Notwithstanding the foregoing, the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon must approve any amendment, addition, alteration, change or repeal of Sections 6, 8, 9, 11 and 12 of First Miami’s certificate of incorporation, and that Section 10 of First Miami’s certificate of incorporation may only be amended, added to, altered, changed or repealed as provided therein.
First Miami’s bylaws provide that such bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted, by (i) the holders of at least 75% of the outstanding shares of capital stock entitled to vote thereon, or (ii) at least two-thirds of the First Miami board of directors. Notice of such alteration, amendment, repeal or adoption of new bylaws be contained in the notice of the meeting of the First Miami stockholders or the First Miami board of directors, as the case may be.

affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
United’s bylaws provide that United’s board of directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS AND STOCKHOLDERS
First Miami’s certificate of incorporation and bylaws provide that all actions required or permitted to be taken by the First Miami stockholders shall be voted upon at an annual or special meeting of the First Miami stockholders, rather than by written consent in lieu of a meeting.	United’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

APPRAISAL RIGHTS
If the mergers are consummated, First Miami stockholders and beneficial owners of shares of First Miami common stock who continuously hold shares of First Miami common stock through the effective time of the mergers, who do not vote in favor of the adoption and approval of the merger agreement, who properly demand appraisal of their shares in accordance with the DGCL and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the mergers under Section 262. Exercising appraisal rights under Delaware law will have no effect on the amount that a First Miami stockholder receives with respect to the special cash dividend. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that First Miami stockholders or beneficial owners of shares of First Miami common stock exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of First Miami common stock” or “First Miami stockholder” are to the record holder of shares of First Miami common stock unless otherwise expressly noted herein, all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity) and all references in this section to “surviving corporation” mean United.
Under Section 262, if the mergers are completed, holders and beneficial owners of shares of First Miami common stock who: (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote in favor of the adoption and approval of the merger agreement; (iii) continuously are the record holders of such shares through the effective time of the mergers; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of First Miami common stock, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all First Miami stockholders and beneficial owners of shares of First Miami common stock who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of First Miami common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of First Miami common stock for which appraisal rights have been pursued and perfected exceeds $1 million or the “ownership thresholds”. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the mergers through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each First Miami stockholder and beneficial owner of First Miami common stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger is to be submitted for approval at a meeting of First Miami stockholders, such as the First Miami annual meeting, First Miami, not less than 20 days prior to the meeting of First Miami stockholders, must notify each of the First Miami stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the First Miami stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes First Miami’s notice to its stockholders that appraisal rights are available in connection with the mergers, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex D. In connection with the mergers, any holder of shares of First Miami common stock or any beneficial owner of First Miami common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s or beneficial owner’s right to do so, should review this discussion and Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A First Miami stockholder or beneficial owner of First Miami common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, the process of dissenting and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of First Miami common stock, if a First Miami stockholder or beneficial owner of First Miami common stock considers exercising such rights, such First Miami stockholder or beneficial owner of First Miami common stock should seek the advice of legal counsel.
First Miami stockholders or beneficial owners of shares of First Miami common stock wishing to exercise the right to seek an appraisal of their shares of First Miami common stock must do ALL of the following:
•
in the case of a First Miami stockholder, such person must not vote, or abstain from voting, in favor of the proposal to adopt and approve the merger agreement. In the case of a beneficial owner of First Miami common stock, such person must not instruct such person’s broker, bank or other nominee to vote such person’s share, or abstain from voting, in favor of the proposal to adopt and approve the merger agreement;

•
the First Miami stockholder or beneficial owner of First Miami common stock must deliver to First Miami a written demand for appraisal before the vote on the merger agreement at the First Miami annual meeting, which written demand must reasonably inform First Miami of the identity of the First Miami stockholder or beneficial owner of First Miami common stock and that the First Miami stockholder or beneficial owner of First Miami common stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•
the First Miami stockholder or beneficial owner of First Miami common stock must continuously hold or beneficially own, as applicable, the shares of common stock from the date of making the demand through the effective time of the mergers (a First Miami stockholder or beneficial owner of First Miami common stock will lose appraisal rights if the First Miami stockholder or beneficial owner of First Miami common stock transfers the shares before the effective time of the mergers); and

•
the First Miami stockholder or beneficial owner of First Miami common stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares owned by such stockholder or beneficial owner within 120 days after the effective time of the mergers. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds articulated in Section 262(g) must be met.
Filing Written Demand
Any holder of shares of First Miami common stock or beneficial owner of First Miami common stock wishing to exercise appraisal rights must deliver to First Miami, before the vote on the adoption and approval of the merger agreement at the First Miami annual meeting at which the proposal to adopt and approve the merger agreement will be submitted to First Miami stockholders, a written demand for the appraisal of the First Miami stockholder’s or beneficial owner of First Miami common shares.
In the case of a First Miami stockholder, such First Miami stockholder must not vote or submit a proxy in favor of the adoption and approval of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement, and it will constitute a waiver of the First Miami stockholder’s appraisal rights. Therefore, a First Miami stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting, or otherwise fail to vote, on the adoption and approval of the merger agreement.
In the case of a beneficial owner of First Miami common stock, brokers, banks and other nominees that hold shares of common stock in “street name” for their customers do not have discretionary authority to vote those shares on the proposal to approve and adopt the merger agreement without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of shares of First Miami common stock held in “street name” instructs such person’s broker, bank or other nominee to vote such person’s shares in favor of the proposal to approve and adopt the merger agreement, and does not revoke such instruction prior to the vote on the proposal to approve and adopt the merger agreement, then such shares will be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of such beneficial owner’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner of First Miami common stock who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank or other nominee how to vote on the proposal to approve and adopt the merger agreement or must instruct such broker, bank or other nominee to vote against the approval and adoption of the merger agreement or abstain from voting on such proposal.
Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A First Miami stockholder’s or beneficial owner of First Miami common stock’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the First Miami annual meeting will constitute a waiver of appraisal rights.
A demand for appraisal made by a First Miami stockholder or beneficial owner of First Miami common stock must be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform First Miami of the identity of such holder or beneficial owner. In addition, in the case of a demand for appraisal made by a beneficial owner of First Miami common stock, the demand must also reasonably identify the holder of record of the shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s ownership of First Miami common stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such shares confirming such information) and a statement that such documentary evidence is a true and accurate copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262. Whether made by a First Miami stockholder or beneficial owner of First Miami common stock, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the mergers.
All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:
First Miami Bancorp, Inc.
5750 Sunset Drive
South Miami, Florida 33143
Attention: Pablo Rodriguez
At any time within 60 days after the effective time of the mergers, any holder of shares of First Miami common stock or beneficial owner who has delivered a written demand to First Miami and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to First Miami a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the mergers will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any First Miami stockholder or beneficial owner of First Miami common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any First Miami stockholder or beneficial owner of First Miami common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such First Miami stockholder or beneficial owner’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the mergers.
Notice by the Surviving Corporation
If the mergers are completed, within 10 days after the effective time of the mergers, the surviving corporation will notify each holder of shares of First Miami common stock or beneficial owner of First Miami common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the merger agreement, that the mergers have become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective time of the mergers, but not thereafter, the surviving corporation or any holder of shares of First Miami common stock or beneficial owner who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by First Miami stockholder or beneficial owner of First Miami common stock, demanding a determination of the fair value of the shares held by all dissenting First Miami stockholders or beneficial owners of First Miami common stock entitled to appraisal rights who did not vote their shares in favor of the mergers and properly demanded appraisal of such shares. The surviving corporation is under no obligation, and has no present intention, to file a petition, and First Miami stockholders and beneficial owners of First Miami common stock should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of First Miami common stock. Accordingly, any holders of shares of First Miami common stock or beneficial owners who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of First Miami common stock within the time and in the manner prescribed in Section 262. The failure of a holder of First Miami common stock or beneficial owner to file such a petition within the period specified in Section 262 could nullify the First Miami stockholder’s or beneficial owner’s previous written demand for appraisal.
Within 120 days after the effective time of the mergers, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of First Miami common stock not voted in favor of the adoption and approval of the merger agreement and with respect to which First Miami has received demands for appraisal, and the aggregate number of holders of such shares or beneficial owners holding or owning such shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The surviving corporation must mail such statement to the requesting First Miami stockholder or beneficial owner of First Miami common stock within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a holder of shares of First Miami common stock or a beneficial owner and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all First Miami stockholders or beneficial owners of shares of First Miami common stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the First Miami stockholders or beneficial owners of shares of First Miami common stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. After notice to First Miami stockholders or beneficial owners of shares of First Miami common stock as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those First Miami stockholders or beneficial owners of shares of First Miami common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the First Miami stockholders or beneficial owners of shares of First Miami common stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any First Miami stockholder or beneficial owner of First Miami common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that First Miami stockholders or beneficial owner of First Miami common stock from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all First Miami stockholders and beneficial owners of shares of First Miami common stock who assert appraisal rights unless one of the ownership thresholds is met.
Determination of Fair Value
After determining the holders and beneficial owners of shares of First Miami common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to First Miami stockholders or beneficial owners of shares of First Miami common stock seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of First Miami common stock, exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective time of the mergers through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the mergers and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each First Miami stockholder and beneficial owner of First Miami common stock entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the mergers that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.

In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.”
First Miami stockholders and beneficial owners of shares of First Miami common stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the mergers if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and First Miami stockholders and beneficial owners of shares of First Miami common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither First Miami nor United anticipates offering more than the merger consideration to any First Miami stockholder or beneficial owner of the First Miami common stock exercising appraisal rights, and each of First Miami and United reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of First Miami common stock is less than the merger consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to First Miami stockholders or beneficial owners of shares of First Miami common stock seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a First Miami stockholder or beneficial owner of First Miami common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by an First Miami stockholder or beneficial owner of First Miami common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any First Miami stockholder or beneficial owner of First Miami common stock who demands appraisal of his, her or its shares of First Miami common stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the First Miami stockholder’s or beneficial owner of First Miami common stock’s shares of First Miami common stock will be deemed to have been converted at the effective time of the mergers into the right to receive the merger consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to First Miami or the exchange agent and transfer of the shares of First Miami common stock. A First Miami stockholder or beneficial owner of First Miami common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the mergers, if neither of the ownership thresholds described above is met or if the First Miami stockholder or beneficial owner of First Miami common stock properly delivers to the surviving corporation a written withdrawal of the holder’s or beneficial owner’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.
From and after the effective time of the mergers, no First Miami stockholder or beneficial owner of First Miami common stock who has demanded appraisal rights will be entitled to vote such shares of First Miami common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of First Miami common stock, if any, payable to First Miami stockholders as of a time prior to the effective time of the mergers. If no petition for an appraisal is filed, if neither of the ownership thresholds described above is met, or if the First Miami stockholder or beneficial owner of First Miami common stock delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the mergers, either within 60 days after the effective time of the mergers or thereafter with the written approval of the surviving corporation, then the right of such First Miami stockholder or beneficial owner of First Miami common stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any First Miami stockholder or beneficial owner of First Miami common stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any First Miami stockholder or beneficial owner of First Miami common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such First Miami stockholder’s or beneficial owner of First Miami common stock’s demand for appraisal and to accept the terms offered upon the mergers within 60 days after the effective time of the mergers.
FIRST MIAMI STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND BENEFICIAL OWNERS OF SHARES OF FIRST MIAMI COMMON STOCK WHO INSTRUCT SUCH PERSONS’ BROKERS, BANKS OR OTHER NOMINEES TO VOTE SUCH PERSONS’ SHARES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a First Miami stockholder’s statutory appraisal rights. Consequently, any First Miami stockholder or beneficial owner of First Miami common stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

LEGAL MATTERS
The validity of the United common stock to be issued in connection with the mergers will be passed upon for United by Squire Patton Boggs (US) LLP.
Certain U.S. federal income tax consequences relating to the mergers will be passed upon for United by Wachtell, Lipton, Rosen & Katz and for First Miami by Barack Ferrazzano Kirschbaum & Nagelberg LLP.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to United’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 24, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
United has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of United common stock to be issued in connection with the mergers. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of United and a proxy statement for First Miami stockholders. The registration statement, including this proxy statement/prospectus and the attached annexes, exhibits and schedules, contains additional relevant information about United and United common stock.
United also files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934, which we refer to as the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as United, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by United with the SEC are also available at United’s website at www.ucbi.com. The web addresses of the SEC and United are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/ prospectus, information on those web sites is not part of this proxy statement/prospectus.
First Miami is not subject to the informational reporting requirements of the Exchange Act. Therefore, First Miami does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. First Miami Bank, a wholly-owned subsidiary of First Miami, does file unaudited, periodic reports of income and condition, or call reports, with the FDIC. First Miami Bank’s call reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec.gov/public/). Reference to the call reports is for informational purposes only, and such call reports are not incorporated by reference into this proxy statement/prospectus.
The SEC allows United to incorporate by reference information in this proxy statement/prospectus. This means that United can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that United previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about United and its financial condition.
United SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2022
Current Reports on Form 8-K	Filed on January 4, 2023, February 13, 2023, February 14, 2023, February 15, 2023 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on April 5, 2023
United also incorporates by reference the description of United common stock contained as Exhibit 4.1 to United’s Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 24, 2023 with the SEC, including any amendment or report filed for the purpose of updating such description.
In addition, United incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the First Miami annual meeting, provided that United is not incorporating by reference any information furnished to, but not filed with, the SEC.
Except where the context otherwise indicates, United has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to United, and First Miami has supplied all information contained in this proxy statement/prospectus relating to First Miami.

Documents incorporated by reference are available from United without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from United at the following address and phone number:
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attn: Investor Relations
Telephone: (706) 781-2265
First Miami stockholders requesting documents must do so by May 23, 2023 to receive them before the First Miami annual meeting. First Miami stockholders will not be charged for any of these documents that you request. If you request any incorporated documents from United, United will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither United nor First Miami has authorized anyone to give any information or make any representation about the mergers or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A — Merger Agreement

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
UNITED COMMUNITY BANKS, INC.,
FIRST MIAMI BANCORP, INC.
and
ZAMBONI MERGER SUB, INC.
Dated as of February 13, 2023

A-i

A-ii

Exhibits
Exhibit A
Voting and Support Agreement

Exhibit B
Form of Bank Merger Agreement

A-iii

INDEX OF DEFINED TERMS
Term	Section
401(k) Plan	6.9(a)
Accountants	6.19(d)
Acquisition Proposal	6.3(c)
Adverse Recommendation Change	6.1
Affiliate	9.1(b)(i)
Agency	3.19(c)
Agreement	Preamble
Appraisal Statutes	1.5(c)
Audited Financial Statements	3.4(a)
Balance Sheet Date	3.4(a)
Bank Merger	1.12
Bank Merger Agreement	1.12
Base Amount	6.10(b)
BHC Act	3.1(a)
Business Day	9.1(b)(ii)
Call Reports	3.4(a)
Charter Documents	3.7(d)
Chosen Courts	9.8
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Bank	1.12
Company Benefit Plan	3.12(a)
Company Board	Recitals
Company Common Stock	1.5(a)
Company Disclosure Memorandum	Article 3
Company Financial Advisor	3.29(a)
Company Recommendation	6.1
Company Regulatory Agreement	3.9
Company Related Party	3.17
Company Stockholders	Recitals
Company Subsidiary	3.1(b)
Company’s Knowledge	9.1(b)(iii)
Company’s Stockholders’ Meeting	6.1
Contract	3.2(b)
CRA	3.25
Data Room	9.1(a)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Shares	1.5(c)

A-iv

Term	Section
DOL	3.12(a)
Effective Time	1.3
Employee Benefit Plan	3.12(a)
Enforceability Exceptions	3.2(a)
Engagement Date	6.19(d)
ERISA Affiliate	3.12(l)
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.5(a)
Final Determination	6.19(d)
Final Net After Tax Proceeds	6.19(d)
Financial Statements	3.4(a)
FIRPTA	7.2(f)
First Merger	Recitals
First Merger Surviving Corporation	Recitals
GAAP	9.1(b)(vi)
GBCC	1.11(a)
Georgia Certificate of Merger	1.11(a)
Governmental Authority	9.1(b)(iv)
Hazardous Substance	3.15(e)
Indemnitees	6.10(a)
Insurer	3.19(c)
Intellectual Property	3.16
Law	9.1(b)(v)
Leased Property	3.14(c)
Leases	3.14(c)
Liens	3.3(b)
Loan Investor	3.19(c)
Loans	3.18(a)
Material Adverse Effect	9.1(b)(vi)
Material Contract	3.13
Materially Burdensome Regulatory Condition	6.4(a)
Merger Consideration	1.5(a)
Merger Sub	Preamble
Merger Sub Common Stock	1.7
Mergers	Recitals
Net After Tax Proceeds	6.19(d)
New Certificates	2.1
Non-Disclosure Agreement	6.6(b)
Objection Notice	6.19(d)
Old Certificate	1.5(b)
Order	3.2(b)
OREO	3.14(b)

A-v

Term	Section
Other Entity Benefit Plan	3.12(a)
Outside Date	8.1(e)
Owned Real Property	3.14(b)
Parent	Preamble
Parent Bank	1.12
Parent Common Stock	1.5(a)
Parent Disclosure Memorandum	Article 4
Parent SEC Filings	4.6(a)
Parent’s Knowledge	9.1(b)(vii)
Payoff Amount	6.19(b)
Payoff Documentation	6.19(b)
Permit	3.2(b)
Permitted Encumbrances	3.14(b)
Person	9.1(b)(viii)
Personal Data	3.7(f)
Proceeding	3.8(a)
Proxy Statement/Prospectus	3.31
Real Property	3.14(c)
Registration Statement	3.31
Regulatory Agencies	3.9
Regulatory Approvals	3.2(c)
Related Party Agreement	3.17
Requisite Company Stockholder Vote	3.2(a)
Second Delaware Certificate of Merger	1.11(a)
Second Effective Time	1.11(a)
Second Merger	Recitals
Securities Portfolio	6.19(a)
Securities Portfolio Liquidation	6.19(a)
Security Breach	3.7(f)
Special Cash Dividend	6.19(e)
Subsidiary	9.1(b)(ix)
Superior Proposal	6.3(c)
Surviving Corporation	Recitals
Takeover Statutes	3.30
Tax Return	3.10(x)
Tax(es)	3.10(x)
Tax Option Election	6.19(e)
Termination Fee	7.2(f)
Third Party	6.3(a)
Transactions	Recitals
Unaudited Financial Statements	3.4(a)
Voting and Support Agreement	Recitals

A-vi

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2023, is entered into by and among United Community Banks, Inc., a Georgia corporation (“Parent”), First Miami Bancorp, Inc., a Delaware corporation (the “Company”) and Zamboni Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”).
WITNESSETH:
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, (a) Merger Sub be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly owned subsidiary of Parent (hereinafter sometimes referred to in such capacity as the “First Merger Surviving Corporation”) and, immediately following the First Merger and as part of a single, integrated transaction, (b) the First Merger Surviving Corporation be merged with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent surviving the Second Merger as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers (the “Transactions”), upon the terms and subject to the conditions set forth herein, (b) determined that this Agreement and the Transactions, including the Mergers, are fair to, and in the best interests of, the Company and its stockholders, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, (d) recommended the adoption of this Agreement to the stockholders of the Company (the “Company Stockholders”), upon the terms and subject to the conditions set forth in this Agreement, and (e) directed that this Agreement be submitted to the Company Stockholders for approval;
WHEREAS, the parties intend that the Mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code;
WHEREAS, concurrently with the execution and delivery of this Agreement, the directors of the Company, in their respective capacities as stockholders, and certain other stockholders have entered into voting and support agreements with Parent, effective as of the date hereof, in the form attached hereto as Exhibit A (each a “Voting and Support Agreement”), collectively, the “Voting and Support Agreements”; and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.
NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
THE MERGERS
1.1   First Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company pursuant to and with the effect provided in the Delaware General Corporation Law (the “DGCL”) The Company shall be the First Merger Surviving Corporation resulting from the First Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease.
1.2   Closing.   The closing of the First Merger (the “Closing”) will occur by electronic exchange of documents at 9:00 a.m. Eastern Time on a date which shall be the first Business Day of the first calendar month following the satisfaction or waiver (where legally permissible) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless another date or place is agreed to in writing by the parties (the “Closing Date”).
1.3   Effective Time.   At the Closing, the parties shall cause a certificate of merger (the “Delaware Certificate of Merger”), the form of which shall be agreed upon in good faith by the parties prior to the Closing, to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of Merger is accepted by the Secretary of State of the State of Delaware or at such other time as shall be agreed to by the Company and Parent and specified in the Delaware Certificate of Merger. The “Effective Time” shall mean the date and time when the First Merger becomes effective as set forth in the Delaware Certificate of Merger.
1.4   Effects of the First Merger.   At and after the Effective Time, the First Merger shall have the effects set forth in the applicable provisions of the DGCL.
1.5   Conversion of Company Common Stock.   At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any of the following securities:
(a)   Subject to Section 2.2(e), each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Merger Sub or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for Dissenting Shares, shall be converted into the right to receive 40.2685 (the “Exchange Ratio”) validly issued, fully paid, and nonassessable shares (the “Merger Consideration”) of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”).
(b)   All of the shares of Company Common Stock converted into the right to receive Parent Common Stock pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock, or at Parent’s option, evidence of shares in book entry form (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio; provided that nothing contained in this sentence shall be construed to permit the Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable Law with respect to such shares) in accordance with Section 262 of the DGCL (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5(a) above, without interest thereon, upon surrender of such shares of Company Common Stock. The Company shall give prompt notice to Parent of any demands received by the Company from a record or beneficial holder of Company Common Stock for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
(d)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company, Parent or Merger Sub (in each case other than shares of Company Common Stock owned by the Company as treasury stock or owned by the Company, Merger Sub or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted)) shall be cancelled and shall cease to exist and neither the Merger Consideration or any other consideration shall be delivered in exchange therefor.
1.6   Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the First Merger.
1.7   Merger Sub Common Stock.   At and after the Effective Time, each share of Merger Sub, without par value (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the First Merger Surviving Corporation.
1.8   Articles of Incorporation of First Merger Surviving Corporation.   At the Effective Time, the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of the First Merger Surviving Corporation until thereafter amended in accordance with applicable Law.
1.9   Bylaws of First Merger Surviving Corporation.   At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the First Merger Surviving Corporation until thereafter amended in accordance with applicable Law.
1.10   Directors and Officers of First Merger Surviving Corporation.   The directors and officers of Merger Sub as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the First Merger Surviving Corporation from and after the Effective Time.
1.11   Second Merger.
(a)   Subject to the terms and conditions of this Agreement, immediately following the Effective Time and as part of a single, integrated transaction, the Company shall be merged with and into Parent pursuant to and with the effect provided in the DGCL and the Georgia Business Corporation Code (the “GBCC”). Parent shall be the Surviving Corporation resulting from the Second Merger and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Second Merger, the separate corporate existence of the Company shall cease. In furtherance of the foregoing, Parent shall cause to be filed with (a) the Secretary of State of the State of Georgia, in accordance with the GBCC, the articles of merger (the “Georgia Certificate of Merger”) relating to the Second Merger and (b) the Secretary of State of the State of Delaware, in accordance with the DGCL, a certificate of merger relating to the Second Merger (the “Second Delaware Certificate of Merger”), and make any other filings, recordings or publications required to be made by the Company or Parent under the DGCL or GBCC in connection with the Second Merger. The Second Merger shall become effective at such time as such certificates are duly filed with the Secretary of State of the

State of Delaware and Secretary of State of the State of Georgia or such other time set forth in the Georgia Certificate of Merger and the Second Delaware Certificate of Merger (such time hereinafter referred to as the “Second Effective Time”).
(b)   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent or the First Merger Surviving Corporation, each share of common stock, no par value, of the First Merger Surviving Corporation shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(c)   At and after the Second Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Second Merger; it being understood that upon the Second Effective Time, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Corporation.
(d)   At the Second Effective Time, the articles of incorporation of Parent in effect immediately prior to the Second Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
(e)   At the Second Effective Time, the bylaws of Parent in effect immediately prior to the Second Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
(f)   The directors and officers of Parent as of immediately prior to the Second Effective Time shall continue to serve as the directors and officers of the Surviving Corporation from and after the Second Effective Time.
1.12   Bank Merger.   Immediately following the Second Merger, First National Bank of South Miami, a national banking association organized under the laws of the United States of America and direct, wholly-owned subsidiary of the Company (“Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a South Carolina state-chartered bank and wholly-owned subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Second Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger or statements of merger and such other documents and certificates as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.
ARTICLE 2
EXCHANGE OF SHARES
2.1   Parent to Make Merger Consideration Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of holders of Old Certificates, for exchange in accordance with this Article 2, certificates or, at Parent’s option, evidence of shares in book-entry form (collectively referred to herein as “New Certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock, and cash in lieu of fractional shares (such cash and New Certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old

Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent), the form of which shall be agreed in good faith by the parties prior to the Closing, and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article 2, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article 2. After the surrender of an Old Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate had been converted into the right to receive.
(c)   If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article 2.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (i) the average closing sale price of Parent Common Stock on the five (5) full trading days immediately preceding the Closing Date as reported on the NASDAQ Global Select Market (“NASDAQ”), multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former stockholder of the Company that has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such former stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made; provided, that, if deduction or withholding is required, Parent or the Exchange Agent, as the case may be, shall use reasonable best efforts to provide the Company with written notice of Parent or the Exchange Agent’s intention to withhold at least five (5) Business Days prior to any such withholding, and Parent and the Exchange Agent shall use commercially reasonable efforts to minimize any such Taxes.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the applicable section of the disclosure memorandum delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Memorandum”) (it being understood that any information set forth in one section of the Company Disclosure Memorandum shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 3 for which it is reasonably apparent on its face that such information is relevant to such other section), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1   Organization, Standing, and Power.
(a)   The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Company Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of the Company and Company Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of the Company and Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Company Bank are insured by the FDIC to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due in all material respects, and to the Company’s Knowledge, no proceedings for the termination of such insurance are pending or threatened. True, correct and complete copies of the Certificate of Incorporation of the Company and the Bylaws of the Company, each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent. Except as set forth on Section 6.19(a) of the Company Disclosure Memorandum, the Company does not own, and since December 31, 2022 has not owned, any securities or other investment assets. Except as set forth on Section 6.19(b) of the Company Disclosure Memorandum, the Company and its Subsidiaries do not have any outstanding indebtedness for borrowed money and since December 31, 2022 have not repaid any indebtedness for borrowed money except in accordance with Section 6.19(b).
(b)   Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing,except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Section 3.1(b) of the Company Disclosure Memorandum lists all of the Company Subsidiaries, and for each Company Subsidiary, the jurisdiction of formation.
3.2   Authority of the Company; No Conflicts; Consents.
(a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Stockholder Vote, all required consents and the Regulatory Approvals, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Mergers and the Bank Merger have been duly and validly approved by the Board of Directors of the Company, and the Board of Directors of the Company has adopted this Agreement. The Board of Directors of the Company has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders and has directed that this Agreement and the Transactions be submitted to the Company Stockholders for adoption and approval at a meeting of such stockholders in accordance with the terms of this Agreement and has adopted a resolution to the foregoing effect. Except for (i) the adoption and approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole stockholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Charter Documents or any resolution adopted by the Board of Directors or the stockholders of the Company or any Company Subsidiary, or (ii) except as set forth on Section 3.2(b) of the Company Disclosure Memorandum violate, conflict with, constitute or result in a default under, the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require any consent pursuant to, or result in the creation of any Lien on any asset or property of the Company or any of its Subsidiaries under, any agreement, contract, instrument, arrangement or understanding, whether oral or written, that is legally binding (each, a “Contract”) or Permit of the Company or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. As used in this Agreement, (A) the term “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Authority of competent jurisdiction or pursuant to any Law, and (B) the term “Order” shall mean any award, injunction, judgment, decree, determination, writ, stipulation, settlement, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.
(c)   Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Company of the Mergers and the other transactions contemplated by this Agreement. As used in this Agreement, the term “Regulatory Approvals” shall mean the (i) the filing of applications, filings and notices, as applicable, with the NASDAQ by Parent, (ii) the filing with the SEC of the Registration Statement (which will include the Proxy Statement/Prospectus) by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Delaware Certificate of Merger and the Georgia Articles of Merger, (iv) approval of the Federal Reserve, FDIC, South Carolina Board of Financial Institutions and any other regulatory agency which is required to consummate the Transactions (including the Bank Merger), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ.
3.3   Capital Stock.
(a)   The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock, of which, (i) 87,132 shares are issued and outstanding, and (ii) 12,868 are held in treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. No trust preferred or subordinated debt securities of the Company are issued or outstanding. There are no (A) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or valued by reference to, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company Common Stock or any other capital stock or voting securities of the Company or any of its Subsidiaries, or (B) outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the Voting and Support Agreements, the Company is not a party to, and to the Company’s Knowledge there are no, voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. No Subsidiary of the Company owns any shares of Company Common Stock or other equity interests of the Company.
(b)   Except as set forth on Section 3.3(b) of the Company Disclosure Memorandum, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any license, sublicense, covenant, condition, restriction, option, right of first refusal or offer (or other third party right), liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, rights of first refusal or similar rights, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character obligating the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.4   Financial Statements.
(a)   Copies of (i) the Company’s consolidated audited financial statements including the financial information of the Company as of December 31, 2021, 2020 and 2019 and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”), (ii) the Consolidated Income Statement of Company Bank that were filed by Company Bank prior to the date hereof in 2022, 2021, 2020 and 2019 (collectively, the “Call Reports”) and (iii) the unaudited consolidated balance sheet of Company as of December 31, 2022 (the “Balance Sheet Date”) and the related statements of comprehensive income (loss) for the twelve-month period then ended (the “Unaudited Financial Statements”)] ((i), (ii) and (iii) collectively, the “Financial Statements”) have previously been made available to Parent.
(b)   Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, (i) present fairly, in all material respects, the financial position of the Company and its Subsidiaries, at their dates and the results of operations and changes in stockholders’ equity of the Company for the periods indicated, (ii) have been prepared in accordance with the books and records of the Company and its Subsidiaries, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2021, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(c)   Except as set forth in the Financial Statements or on any schedules hereto, neither the Company nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.
(d)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on the Company. The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and applicable Law. None of the Company, its Subsidiaries, or to the Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has made any fraudulent entry on the books or records of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, or auditor independent accountant of the Company or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.
(e)   The Company and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known in a timely manner to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors

(A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
3.5   Absence of Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the Transactions, and (d) those liabilities and obligations, if any, set forth in Section 3.5 of the Company Disclosure Memorandum.
3.6   Absence of Certain Changes or Events.   From the Balance Sheet Date through the date of this Agreement, except as set forth on the relevant subsection of Section 3.6 of the Company Disclosure Memorandum, (a) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, (b) there has not occurred any Material Adverse Effect with respect to the Company or its Subsidiaries and (c) there has been no action taken by the Company or any of its Subsidiaries that would have required Parent’s consent if the Company had been subject to Section 5.1(b) – 5.1(f), 5.1(h) – 5.1(k), 5.1(m), 5.1(n), 5.1(p) – 5.1(t) or 5.1(v) at such time.
3.7   Compliance with Laws.
(a)   The Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, fair lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans and all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program.
(b)   The Company and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.
(c)   None of the Company, any Subsidiary of the Company, or to the Company’s Knowledge any of their respective directors or officers, employees, agents or other Persons acting at the direction of the Company or a Subsidiary of the Company has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
(d)   Neither the Company nor any of its Subsidiaries is in default in any material respect under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other similar organizational document (collectively, “Charter Documents”), (ii) any Material Contract, or (iii) any material Permit which it holds.

(e)   The Company has implemented one or more policies addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.
(f)   The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the Company’s Knowledge, the Company has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. To the Company’s Knowledge, there are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.
3.8   Legal Proceedings.
(a)   Except as set forth on Section 3.8(a) of the Company Disclosure Memorandum, there is no legal, administrative, arbitral, or other proceeding, claim, action, or governmental or regulatory investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened, either (i) against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the Transactions.
(b)   Except as set forth on Section 3.8(b) of the Company Disclosure Memorandum, there is no Order either (i) outstanding against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.
(c)   To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against the Company or any of its Subsidiaries.
3.9   Regulatory Matters.   The Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with (a) the OCC, (b) the Federal Reserve, (c) the FDIC, (d) any state regulatory authority, (e) any self-regulatory organization, and (f) any other applicable bank regulatory agencies ((a) – (f), collectively, the “Regulatory Agencies”) and have paid all applicable fees, premiums and assessments due and payable thereto. Since January 1, 2020, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with applicable Law. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2020, has been ordered to pay any civil money penalty by, or since January 1, 2020, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2020 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of its Subsidiaries. To the Company’s Knowledge, no Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2020, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2020. The

Company has no Knowledge of any fact or circumstance related to it that would materially impede or delay receipt of any required Regulatory Approvals. Notwithstanding the foregoing, in no event shall this Section 3.9 require any disclosure to be made (or other action taken) that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable Law.
3.10   Tax Matters.
(a)   (i) All federal and state income Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws; (ii) all Taxes due and owing by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised by a relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending or unresolved as of the date of this Agreement, or, if pending or unresolved, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, other than an extension granted in the ordinary course of business.
(b)   No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or presently being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. Section 3.10(b) of the Company Disclosure Memorandum lists all state and federal Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2018, indicates those state and federal Tax Returns that have been audited and indicates those state and federal Tax Returns that currently are the subject of audit. Parent has received true, correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after January 1, 2020, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.
(c)   There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.
(d)   Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency that is currently in effect.
(e)   To the Company’s Knowledge, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.
(f)   Except as set forth on Section 3.10(f) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is (or has been) a party to any Tax allocation, tax sharing, or tax indemnitee agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return for which the statute of limitations is open (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation, tax sharing, or tax indemnity agreement that is listed on Section 3.10(f) of the Company Disclosure Memorandum will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation, tax sharing, or tax indemnity agreements except as set forth in Section 3.10(f) of the Company Disclosure Memorandum.
(g)   Except as set forth on Section 3.10(g) of the Company Disclosure Memorandum, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary of the Company is a party and that could be treated as a partnership for federal income Tax purposes.
(h)   Neither the Company nor any Subsidiary of the Company has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.
(i)   No claim has been made in the last five (5) years in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.
(j)   Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(k)   Neither the Company nor any Subsidiary of the Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)   Neither the Company nor any Subsidiary of the Company participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.
(m)   Neither the Company nor any Subsidiary of the Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2).
(n)   Except as set forth on Section 3.10(n) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).
(o)   Neither the Company nor any Subsidiary of the Company is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.
(p)   The Company and each Subsidiary of the Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.
(q)   Except as set forth on Section 3.10(q) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r)   Neither the Company nor any Subsidiary of the Company has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Mergers, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(s)   The Company and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. The Company’s and each Subsidiary’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representation.
(t)   The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary of the Company in filing its Tax Returns. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes arising from any extraordinary transaction, outside the ordinary course of business consistent with past custom and practice.
(u)   The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations
Section 1.368-1(d).
(v)   The Company has made reasonable efforts to provide or make available to Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including all Tax opinions relating to and in the audit files of the Company or its Subsidiaries.
(w)   Neither the Company nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(x)   As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) the term “Tax Return” means any return, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
3.11   Labor Relations.
(a)   There is no labor strike, dispute, slowdown, stoppage or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or similar labor agreement. The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law. The Company and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b)   Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.
(c)   Except as set forth on Section 3.11(c) of the Company Disclosure Memorandum, neither the Company or its Subsidiaries is a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.
(d)   Section 3.11(d) of the Company Disclosure Memorandum sets forth a complete list of all employees of the Company and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2022, current target bonus opportunity, date of hire, status as full or part-time, status as active or on-leave (and type of leave) and exempt or non-exempt and office location).
(e)   None of the Company and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business. The Company and each of its Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of its Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid.
(f)   Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, there are no employment agreements, severance agreements or similar arrangements to which the Company or a Subsidiary of the Company is a party.
(g)   Except as set forth on Section 3.11(g) of the Company Disclosure Memorandum, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between the Company or a Subsidiary of the Company and any current or former employee of the Company or a Subsidiary of the Company.
(h)   Except as set forth on Section 3.11(h) of the Company Disclosure Memorandum, to the Company’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of the Company or its Subsidiaries and any third party.
3.12   Employee Benefit Plans.
(a)   Section 3.12(a) of the Company Disclosure Memorandum sets forth a true and complete list of each plan, policy, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) with respect to which the Company or any of its Affiliates has or may have any liability, or whereby the Company and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual of the Company or a Company Subsidiary, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, commissions, stock option or other equity-based compensation, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, vacation, paid-time off or sick leave, pension, retirement, health or insurance plans, policies, agreements, or arrangements (each, an “Employee Benefit Plan”). Section 3.12(a) of the Company Disclosure Memorandum separately identifies those Employee Benefit Plans that are sponsored or maintained by the Company or a Company Subsidiary (each, a “Company Benefit Plan”) and those Employee Benefit Plans that are sponsored or maintained by an entity other than the Company or a Company Subsidiary (each, an “Other Entity Benefit Plan”). The Company has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or other Governmental Authority.
(b)   With respect to each Company Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Company Benefit Plan and, in the case of any such Company Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) Forms 1094 and 1095 for 2017, 2018, 2019, 2020, and 2021; (v) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Company Benefit Plan which is intended to qualify under Section 401(a) of the Code; (vi) current ERISA bonds; and (vii) all non-routine correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three (3) years relating to any such Company Benefit Plan (which, for the avoidance of doubt, excludes the documentation provided under (iii) and (v) above). With respect to each Other Entity Benefit Plan, complete and correct copies of the summary plan description and any material modifications thereto have been furnished to Parent.
(c)   Except as set forth on Section 3.12(c) of the Company Disclosure Memorandum, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no penalty has been assessed, or is reasonably expected to be assessed, with respect to any such Employee Benefit Plan by any Governmental Authority; and (vi) to the Company’s Knowledge, no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.
(d)   With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor has revocation been threatened, and, to the Company’s Knowledge, there are no circumstances and no events have occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the related trust.
(e)   All contributions (including, without limitation, all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from the Company and a Company Subsidiary under or in connection with the terms of each Employee Benefit Plan have been made within the time periods prescribed by each such Employee Benefit Plan, ERISA and the Code.
(f)   Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, each Company Benefit Plan may be amended, terminated or otherwise modified by the Company in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to the Company, other than providing COBRA benefits to qualified beneficiaries of any such Company Benefit Plan that is a group health plan. No communications or provision of any such Company Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Benefit Plan. Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Company Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a Person, other than the Company or the trustee of such plan.
(g)   Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder in all material respects. No payment to be made under any Employee Benefit Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.
(h)   No Company Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i)   Except as set forth on Section 3.12(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Subsidiary of the Company; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.
(j)   Except as set forth on Section 3.12(j) of the Company Disclosure Memorandum, neither the Company nor any Subsidiary of the Company has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.
(k)   Except as set forth on Section 3.12(k) of the Company Disclosure Memorandum, neither the Company, any Subsidiary of the Company nor any Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. The Company and its Subsidiaries and the sponsors and administrators of the Employee Benefit Plans have at all times complied with COBRA in all material respects, and have maintained adequate records to evidence such compliance.
(l)   No Employee Benefit Plan is, and neither the Company, any Company Subsidiary nor any ERISA Affiliate maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. None of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any such plan. For purposes of this Agreement, “ERISA Affiliate” means, with respect the Company or any Company Subsidiary, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any Company Subsidiary, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any Company Subsidiary pursuant to Section 4001(a)(14) of ERISA.
(m)   Section 3.12(m) of the Company Disclosure Memorandum sets forth a complete list of all severance and termination benefits with respect to which the Company or any Subsidiary of the Company has or will have any liability, under any Employee Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.
(n)   The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis, through a grantor trust or otherwise) of the benefits under any Employee Benefit Plan for which funding the Company, any Company Subsidiary or, following the Closing, Parent could have any liability or obligation.
(o)   No current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate participate or participated in any Employee Benefit Plan pursuant to the terms of a collective bargaining agreement.
(p)   Except as set forth on Section 3.12(p) of the Company Disclosure Memorandum, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Company Subsidiary (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(q)   Except as set forth on Section 3.12(q) of the Company Disclosure Memorandum, no non-exempt reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan for which the Company, any Company Subsidiary, ERISA Affiliate or, after the Closing, Parent, could have any liability, and neither the Company, any Company Subsidiary nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
(r)   No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.
(s)   Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
(t)   Each Employee Benefit Plan that covers current or former employees (including leased employees) of the Company or any Company Subsidiary satisfies the requirements of the Patient Protection and Affordable Care Act (including any successor law) and the regulations and guidance issued thereunder, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to such law that relates to such group health plan. No condition exists that could cause the Company or any of its Subsidiaries or their respective ERISA Affiliates to have any liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any of its Subsidiaries or their respective ERISA Affiliates to any liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or Section 4980D of the Code. The Company and each of its Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of the Patient Protection and Affordable Care Act.
(u)   Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation in, and benefit accrual under, each Employee Benefit Plan.
(v)   Neither the Company nor any Company Subsidiary has any obligations or outstanding liabilities with respect to any Other Entity Benefit Plan that have not been satisfied as of the date hereof.
3.13   Material Contracts.   Section 3.13 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of the Company (each, a “Material Contract”):
(a)   any lease of real property;
(b)   any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate annual payments or obligations of $200,000 or more;
(c)   any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of the Company or its Subsidiaries;
(d)   any partnership, joint venture or other similar Contract;
(e)   any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);
(f)   any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by the Company or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement or commitment with an aggregate outstanding principal amount not exceeding $200,000;
(g)   any Contract that creates future annual payments or obligations in excess of $200,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of sixty (60) days or less;
(h)   any naming rights, license, franchise or similar Contract, other than non-exclusive licenses granted to the Company or any of its Subsidiaries for the use of commercially available off-the-shelf software or information technology services;
(i)   any settlement, consent, or similar Contract (including with a Governmental Authority) that contains any continuing material obligations of the Company or any of its Subsidiaries;
(j)   any Related Party Agreement;
(k)   any exclusive dealing or third-party referral agreement, or commission-sharing arrangement or co-marketing arrangement, including, any finder’s agreement imposed on the Company or its Subsidiaries, or any Contract that contains non-competition or non-solicitation covenants that limit or purport to limit the freedom of the Company or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons; and
(l)   any Contract that grants any right of first refusal, right of first offer, most favored nation or similar right with respect to any assets, rights or property of the Company or its Subsidiaries, or that provides for the Company or any of its Subsidiaries to be the exclusive or preferred provider or recipient of any product or service obligations.
All Material Contracts are valid and binding agreements of the Company or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under any Material Contract in any material respect. To the Company’s Knowledge, no third party is in violation or breach of or default under any Material Contract in any material respect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. No third-party counterparty to any Material Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Material Contract.
3.14   Title to Assets; Real Property.
(a)   Except as set forth on Section 3.14(a) of the Company Disclosure Memorandum, as of the date of this Agreement, the Company or one of its Subsidiaries has, and as of the Closing, the Company or one of its Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. Except as disclosed in Section 3.14(a) of the Company Disclosure Memorandum, all such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.
(b)   Section 3.14(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by the Company or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by the Company or one of its Subsidiaries and which are not used for the operations of the Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). The Company or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property, free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”).
(c)   Section 3.14(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which the Company or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Section 3.14(c) of the Company Disclosure Memorandum, there is not under any of the Leases: (i) any material default by the Company or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to the Company’s Knowledge, any default or claim of default against any lessor to or lessee of the Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the Transactions will not result in a breach or default under any of the Leases, and, except as set forth on Section 3.14(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. The Company has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 3.14(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither the Company nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Real Property.
3.15   Environmental Matters.
(a)   Except as set forth on Section 3.15(a) of the Company Disclosure Memorandum, (i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to the Company’s Knowledge, is threatened against the Company or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) to the Company’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above, (iii) the Company, each of its Subsidiaries, the Real Property and, to the Company’s Knowledge, all OREO are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) neither the Company nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of the Company and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to the Company or any of its Subsidiaries under any Environmental Laws.
(b)   Except as set forth on Section 3.15(b) of the Company Disclosure Memorandum, to the Company’s Knowledge, there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.

(c)   Except as set forth on Section 3.15(c) of the Company Disclosure Memorandum, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Company or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law.
(d)   The Company has delivered to Parent true, correct and complete copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of the Company pertaining to Hazardous Substances at the Real Property, and to the Company’s Knowledge, all OREO, concerning compliance by the Company or any of its Subsidiaries with Environmental Laws.
(e)   As used in this Agreement, “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.
3.16   Intellectual Property.   Section 3.16 of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of the Company, as presently conducted. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To the Company’s Knowledge, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries that is necessary to the conduct of business of the Company, as presently conducted. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.17   Related Party Transactions.   Except as set forth on Section 3.17 of the Company Disclosure Memorandum, since December 31, 2021, there have been no transactions, arrangements or Contracts, nor are there any currently proposed transactions, arrangements or Contracts, between the Company or any of its

Subsidiaries, on the one hand, and any Affiliate of the Company or its Subsidiaries (other than the Company and its wholly owned Subsidiaries), director or executive officer of the Company or any of its Subsidiaries, or equity holder of the Company or any of its Subsidiaries (or any of the foregoing persons’ immediate family members or Affiliates (other than the Company and its Subsidiaries)), on the other hand, or any insurance policies of the Company or any of its Subsidiaries brokered, administered, serviced, shared or maintained by any Affiliate of the Company or its Subsidiaries (other than the Company and its wholly owned Subsidiaries) (any such Person a “Company Related Party” and any such arrangement, policy or Contract, a “Related Party Agreement”).
3.18   Loans.
(a)   Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all applicable Laws, (ii) has been made, entered into or acquired by the Company or one of its Subsidiaries in accordance with customary loan policies approved by the Company’s Board of Directors, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Company or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by the Company or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.18(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.
(b)   The Company and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due ninety (90) days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 3.18(b) of the Company Disclosure Memorandum sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by the Company or its Subsidiaries as of the Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries have been made available to Parent.
(c)   Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s underwriting and servicing standards in all material respects (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all applicable Laws in all material respects and applicable requirements of any government-sponsored enterprise program in all material respects. The Company and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.
(d)   Except as set forth on Section 3.18(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or its Subsidiaries, as applicable.

(e)   The Company has made available to Parent true and correct copies of the loan files, requested in writing by Parent, related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.
(f)   All payments made on the Loans have been properly credited to the respective Loan.
(g)   Except as set forth in Section 3.18(g) of the Company Disclosure Memorandum, as to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by the Company or its Subsidiaries’ subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.
(h)   Section 3.18(h) of the Company Disclosure Memorandum sets forth a list of all Loans by the Company and its Subsidiaries to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of the Company on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all applicable Laws. Each Loan disclosed on Section 3.18(h) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arm’s-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.
3.19   Mortgage Banking Business.   Except as set forth on Section 3.19 of the Company Disclosure Memorandum:
(a)   The Company and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.
(b)   No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or its Subsidiaries or (iii) indicated in writing to the Company or its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or its Subsidiaries’ compliance with laws.
(c)   As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
3.20   Allowance for Loan Losses.   The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 6.12, as the case may be, were and will be established in accordance with the practices and experiences of the Company and its Subsidiaries and were and will be in accordance with the requirements of GAAP.
3.21   Interest Rate Risk Management Instruments.   Except as set forth on Section 3.21 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth on Section 3.21 of the Company Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their, and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.22   Deposits.   The deposit accounts of Company Bank are insured by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. Except as disclosed on Section 3.22 of the Company Disclosure Memorandum, the deposit accounts of Company Bank have been originated and in accordance with the terms of the respective governing documents and in compliance with all applicable Laws. Neither the Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. There is no action by the FDIC to terminate Company Bank’s deposit insurance and Company Bank has not received any written claim or notice threatening action alleging any of the foregoing. Except as set forth on Section 3.22 of the Company Disclosure Memorandum, none of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).
3.23   Investment Portfolio.   All investment securities held by the Company or its Subsidiaries, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. Each of the Company and its Subsidiaries have good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements or in Section 3.23 the Company Disclosure Memorandum and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.
3.24   Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information.   The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the

regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Company Bank pursuant to 12 C.F.R. Part 364. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of the Company (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
3.25   CRA Compliance.   Company Bank is “well capitalized” (as that term is defined at
12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances under which the Company would reasonably expect the (x) Company Bank to receive any notice of non-compliance with such provisions of the CRA or (y) the Company Bank’s CRA rating to decrease below the “satisfactory” level. To the Company’s Knowledge, there is no reason that the Company’s CRA rating would result in the Regulatory Approvals being denied or delayed.
3.26   Insurance.   Each of the Company and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of the Company reasonably has determined to be prudent and customary with respect to their businesses, properties and assets by insurers of recognized financial responsibility. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 3.26 of the Company Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of the Company and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since January 1, 2020, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, the Company and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.27   Fiduciary Activities.
(a)   Except as set forth on Section 3.27(a) of the Company Disclosure Memorandum, the Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. Since January 1, 2020, none of the Company, any of its Subsidiaries, or any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of the Company and its Subsidiaries include documented risk profiles signed by each customer. Since January 1, 2020, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account. Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any written customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary account.
(b)   Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (a) in conformity with the applicable policies of the Company and its Subsidiaries, (b) in accordance with the terms of any applicable contract governing the relationship with such customer, (c) in accordance received from such customer and its authorized representatives and authorized signers, (d) consistent with such customer’s risk profile, and (e) in compliance with all applicable Laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and/or each such Subsidiary and, to the Company’s Knowledge, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and the Company, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and the Company and its Subsidiaries and, to the Company’s Knowledge, such other contracting parties are in compliance with each of the terms thereof.
(c)   No contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement.
3.28   Investment Advisory, Insurance and Broker-Dealer Matters.
(a)   No Subsidiary of the Company provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) that require it to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.
(b)   No Subsidiary of the Company conducts insurance operations that require it to be registered with any state insurance regulatory authorities.
(c)   No Subsidiary of the Company conducts broker-dealer activities that require it to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act.
3.29   Brokers; Fairness Opinion.
(a)   With the exception of the engagement of D.A. Davidson & Co. (the “Company Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or Company Bank. The aggregate fees provided for in connection with the engagement of the Company Financial Advisor related to the Mergers and the other transactions contemplated under this Agreement, including the Bank Merger, have been disclosed to the Parent or are set forth in Section 3.29 of the Company Disclosure Memorandum.
(b)   The Board of Directors of the Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration or Exchange Ratio, as the case may be, is fair, from a financial point of view, to the holders of Company Common Stock.
3.30   State Takeover Laws.   The Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the Transactions from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “stockholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of any state that are applicable to the transactions contemplated by this Agreement (any of the foregoing, “Takeover Statutes”). The Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the Transactions do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
3.31   Accuracy of Information.   No representations or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including the Company Disclosure Memorandum, furnished to Parent pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements were made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the prospectus in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and the proxy statement of the Company relating to the Company Stockholders’ Meeting, including any amendments or supplements thereto, (the “Proxy Statement/Prospectus”), on the date it (or any amendment or supplement thereto) is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, (b) the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to this Agreement (including any amendments or supplements thereto, the “Registration Statement”), when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
3.32   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or Merger Sub or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Parent, Merger Sub or any of their affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.
(b)   The Company acknowledges and agrees that neither Parent nor Merger Sub nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in (a) the applicable section of the disclosure memorandum delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Memorandum”) (it being understood that any information set forth in one section of the Parent Disclosure Memorandum shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 4 for which it is reasonably apparent on its face that such information is relevant to such other section) or (b) any final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Parent to the SEC since January 1, 2020 and is publicly available prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1   Organization, Standing, and Power.   Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent Bank is a South Carolina state-chartered bank duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of Parent and Merger Sub has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of Parent and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law.
4.2   Authority of Parent; No Conflicts; Consents.
(a)   Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Parent and the Board of Directors of Merger Sub, and each of the Board of Directors of Parent and the Board of Directors of Merger Sub has adopted this Agreement. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, and the adoption and approval of the Bank Merger Agreement by the Board of Directors of Parent Bank, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)   Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any Charter Documents of Parent or Merger Sub, or (ii) violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub.
(c)   Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent and Merger Sub of the Transactions (including the Mergers).
4.3   Capitalization.
(a)   As of the date of this Agreement, the authorized capital stock of Parent consists of (a) 200,000,000 shares of Parent Common Stock, of which (i) 115,031,872 shares are issued and outstanding, (ii) 557,168 shares are reserved for issuance upon the completion of the deferral periods in Parent’s deferred compensation plan, and (iii) 681,429 shares are reserved for issuance upon the exercise of outstanding stock options of Parent, and (iv) 981927 shares are reserved for issuance upon vesting of outstanding restricted stock and performance stock units, (b) 30,000,000 shares of non-voting common stock, $1.00 par value per share, of which, as of the date of this Agreement, none have been issued, and (c) 10,000,000 shares of preferred stock, $1.00 par value per share, of which, as of the date of this Agreement, (i) 4,000 shares are issued and outstanding, and (ii) zero shares are held in treasury. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued in exchange for Company Common Stock, when issued in accordance with the terms of this

Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. All shares of Parent Common Stock issued and outstanding have been issued in compliance with and not in violation of any applicable federal or state securities laws. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement. No holder of capital stock of Parent will have dissenters’ rights with respect to any of the transactions contemplated by this Agreement.
(b)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Parent Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)   The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. All of the issued and outstanding Merger Sub Shares are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.
4.4   Reports.   Parent has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto, except where the failure to file such report, registration or statement or to pay such fees, premiums and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for ordinary course examinations, (a) no Regulatory Agency or other Governmental Authority has initiated or has pending any public formal or public informal order or enforcement action regarding the business, disclosures or operations of Parent since January 1, 2020, (b) neither the Parent nor any of its Subsidiaries is subject to any cease-and-desist or other public formal or public informal order or public action issued by, or is a party to any public written agreement, public consent agreement, public operating agreement or public memorandum of understanding with any Regulatory Agency since January 1, 2020, or since January 1, 2020, has been ordered to pay any civil money penalty by any Regulatory Agency and (c) there is no unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent, in each case of clauses (a) through (c) which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
4.5   Litigation; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, there is no Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the Transactions.
(b)   There is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the Transactions that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.
4.6   SEC Filings; Financial Statements.
(a)   Parent has timely filed (or furnished as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed (or furnished as applicable) with the SEC by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2020 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Filings.
(b)   Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Parent, at their dates and the results of operations, cash flows and changes in shareholders’ equity of Parent, and consolidated financial position of Parent and its Subsidiaries for the periods indicated, and have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
(c)   Parent maintains a system of internal control over financial reporting (as defined in
Rules 13a-15(f) and 15d-15f under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent maintains effective disclosure controls and procedures (as defined by Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required under the Exchange Act.
(d)   Since January 1, 2020, (i) neither Parent nor any of its Subsidiaries, nor to the Knowledge of Parent, any director, executive officer, auditor, accountant, or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material compliant, allegation, assertion, or claim, whether written or, to the Knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs, or accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or auditing practices, and (ii) no attorney representing Parent or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees, or agents to the board of directors of Parent or any committee thereof or to the Knowledge of Parent, to any director or officer of Parent.
(e)   Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.7   Merger Sub Activity.   Since its date of formation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the Transactions.
4.8   Brokers and Finders.   With the exception of the engagement of Stephens, Inc. and Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.
4.9   Ownership of Company Common Stock.   Neither Parent nor any of its Subsidiaries has owned more than ten percent (10%) of the outstanding shares of Company Common Stock at any time during the past three (3) calendar years.
4.10   Compliance with Laws.
(a)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all applicable Laws and Orders, including the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.
(b)   Parent and each of its Subsidiaries hold, and have at all times since January 1, 2020 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold such licenses, franchises, Permits and authorizations (or the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and, to Parent’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.
(c)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, none of Parent, any Subsidiary of the Parent nor, to Parent’s Knowledge, any of their respective directors, officers, employees, agents or other Persons acting at the direction of Parent or a Subsidiary of Parent has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.
4.11   Absence of Certain Changes or Events.   Since December 31, 2021, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
4.12   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Parent and Merger Sub in this Section 4.12, neither Parent nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor Merger Sub nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Section 4.12, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Transactions.
(b)   Parent and Merger Sub acknowledge and agree that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
CONDUCT OF BUSINESS PENDING CONSUMMATION
5.1   Conduct of Business by the Company.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Memorandum, (c) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (d) required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under applicable Law, (ii) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with applicable Law, and (iii) use reasonable best efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated or permitted by this Agreement, or required by applicable Law, or as set forth in Section 5.1 of the Company Disclosure Memorandum, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)   amend its Charter Documents;
(b)   adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;
(c)   sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than (i) as contemplated by this Agreement or (ii) in the ordinary course of business;
(d)   (i) acquire or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities other than securities held in the Company’s investment securities or derivatives portfolio, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;
(e)   incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee or otherwise become responsible for any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;
(f)   make, or commit to make, any capital expenditures in excess of $100,000 in the aggregate;
(g)   commence any material Proceeding or settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (i) is solely involving monetary remedies in an amount not to exceed $25,000 individually or $50,000 in the aggregate, (ii) reasonably would not be expected to prohibit or restrict the Company or its Subsidiaries from operating its respective businesses in the ordinary course and (iii) does not involve any admission of wrongdoing by the Company or its Subsidiaries;
(h)   make any change to its accounting methods, principles or practices, except as required by GAAP or applicable Law;
(i)   except as required under any Employee Benefit Plan in effect as of the date hereof, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice including specifically but not limited in connection with the opening of new branches or offices, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company, in the aggregate, of maintaining such Employee Benefit Plan, or (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual;
(j)   (i) hire, transfer or promote any employee or other service provider of the Company or any of its Subsidiaries (or with respect to hiring, who will become an employee or other service provider of the Company or any of its Subsidiaries), who has (or with respect to hiring, will have) a target annual compensation opportunity (base salary or wages and target incentive compensation opportunity) of $100,000 or more, or (ii) terminate the employment of any employee or other service provider of the Company or its Subsidiaries other than for cause;
(k)   (i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company Common Stock or other equity interests of the Company or other equity-based compensation, including any phantom awards or interests, or grant to any Person any right to acquire any shares of its capital stock, (ii) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of the Company or Parent or their respective Subsidiaries, (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company’s Subsidiaries, or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; make or change any material Tax election different from its prior course of practice, settle or compromise any material Tax liability, fail to file any material Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return (other than with respect to employee retention tax credits) or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability;
(l)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;
(m)   enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;
(n)   purchase, sell or transfer any securities or other investment assets owned by the Company other than (i) the Securities Portfolio Liquidation and (ii) ordinary course reinvestment of dividends and interest generated by the Securities Portfolio;
(o)   acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;
(p)   file any application to establish, or to relocate or terminate the operations of, any banking office;
(q)   materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported other than in the ordinary course of business and consistent with past practices;
(r)   change in any material respect its credit policies and collateral eligibility requirements and standards;
(s)   except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $6,000,000, (ii) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $2,000,000 or with loan to value ratios in excess of the Company’s internal polices as in effect on the date hereof or (iii) any commercial and industrial loan in an original principal amount in excess of $3,000,000;
(t)   extend additional funds to a Loan classified as “criticized,” except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as substandard, non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, 24 hours) after receipt of notice from the Company;

(u)   enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $200,000 and which is terminable on sixty (60) days or less notice without payment of any termination fee or penalty;
(v)   adopt a plan of complete or partial liquidation or dissolution, or enter into any restructuring or reorganization;
(w)   purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;
(x)   take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(y)   take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 3 to be inaccurate in any material respect at the time of the Closing or preclude the Company from making such representations and warranties at the time of the Closing;
(z)   take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;
(aa)   take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the Transactions or to perform its covenants and agreements under this Agreement and the Transactions; or
(bb)   agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors in support of, any of the actions prohibited by this Section 5.1.
5.2   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the Parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6, and shall reasonably cooperate with the other Party to that end.
ARTICLE 6
ADDITIONAL AGREEMENTS
6.1   Company Stockholders’ Meeting.   The Company shall take all actions necessary in accordance with applicable Laws and the Company’s Charter Documents to duly give notice of, convene and hold a meeting of its stockholders (the “Company’s Stockholders’ Meeting”), promptly after the Registration Statement is declared effective by the SEC under the Securities Act, for the purposes of obtaining the Requisite Company Stockholder Vote. The Board of Directors of the Company has resolved to recommend to the Company Stockholders that they approve this Agreement and the Company shall, acting through its Board of Directors, (i) recommend that the Company Stockholders approve this Agreement (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the approval of this Agreement, including communicating to the Company Stockholders the recommendation of the Board of Directors of the Company that they approve this Agreement, and (iv) take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by applicable Law to obtain such approvals. Except as expressly permitted by Section 6.3(b), the Company’s Board of Directors shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Parent, such recommendation, (C) fail to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal within ten (10) Business Days after the commencement of such tender or exchange offer, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Company Stockholders, an Acquisition Proposal (each of the actions described in these subclauses (A) – (D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 8, the Company’s Stockholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders at the Company Stockholders’ Meeting, for the purpose of voting on the approval of this Agreement and the Transactions, and nothing contained herein shall be deemed to relieve the Company of such obligation. Company shall adjourn or postpone the Company Stockholders Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Stockholder Vote; provided that Company shall only adjourn or postpone the Company Stockholders Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days from the originally scheduled Company Stockholders Meeting without the prior written consent of Parent.
6.2   Proxy and Registration Statement.
(a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare the Registration Statement, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Mergers and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company Stockholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing or distribution, as applicable, of the Registration Statement and the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable party in good faith) thereon if reasonably practicable; provided that, without limiting this Section 6.2, this right to review and comment shall not apply with respect to information or documents incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus. Parent will advise the Company promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Stockholders.
(b)   As promptly as practicable after the date hereof, the Company and Parent shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and the Company shall assist Parent as may be necessary to comply with such state securities or “blue sky” laws.
6.3   No Solicitation.
(a)   The Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other Representative retained by it or any of its Affiliates not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding (whether written or oral, binding or nonbinding) providing for, or otherwise contemplating, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, or cooperate in any way with, any Person (or group of Persons) relating to, any Acquisition Proposal (including with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) through (iii) above at any time prior to the time this Agreement is approved by the Requisite Company Stockholder Vote, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law; provided, further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such Third Party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent and any Parent Subsidiary (including Merger Sub) (any such Person (or group of Persons) other than Parent and any Parent Subsidiary, a “Third Party”) with respect to any Acquisition Proposal and will promptly (and in any event within one (1) Business Day) after the date hereof (A) terminate access of any such Third Party to any data room (virtual or actual) containing any information of or relating to the Company or the Company Subsidiaries and (B) instruct each such Third Party that has heretofore executed a confidentiality agreement relating to an Acquisition Proposal promptly to return to the Company or destroy all information, documents and materials relating to such Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Third Party. The Company shall promptly (and in any event within two (2) Business Days) advise Parent in writing following the receipt or notice of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an Acquisition Proposal and will provide to Parent an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the Person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and thereafter will keep Parent promptly apprised of any related developments, discussions and negotiations on a current basis. For the avoidance of doubt, the Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations.
(b)   Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon consultation with outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that making the Company Recommendation and/or including such recommendation in the Proxy Statement/Prospectus would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Stockholders under applicable Law, the Company’s Board of Directors may prior to the Requisite Company Stockholder Vote submit this Agreement to the Company Stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event it may communicate its basis for its lack of a recommendation to the Company Stockholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law; provided, however, that the Board of Directors of the Company may not take such action unless (A) the Company shall not have breached this Section 6.3 in any respect and (B) (1) the Board of Directors of the Company determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent under this

Section 6.3(b); (2) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such actions set forth above and has contemporaneously provided a summary of the material terms of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (3) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, which such terms the Company and its Board of Directors shall consider in good faith. In the event of any material change to the terms of such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 6.3 with respect to such new written notice. For the avoidance of doubt, in no event shall any such action taken by the Company’s Board of Directors under this Section 6.3(b) (I) affect the validity and enforceability of this Agreement or the Voting and Support Agreements, or (II) cause any Takeover Statute or other similar statute to be applicable to the Mergers or the other transactions contemplated hereby.
(c)   As used in this Agreement, (i) the term “Acquisition Proposal” means any bona fide proposal or offer for, inquiry relating to, or any Third Party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, pursuant to which any Third Party acquires or would acquire, directly or indirectly, assets or businesses of the Company or any of the Company Subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of the Company and the Company Subsidiaries, taken as a whole, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a Third Party, which, upon acceptance by the Company, would create a legally binding obligation of such Third Party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Company’s Board of Directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Stockholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Stockholders than the Mergers and the other transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.4   Regulatory Approvals and Filings.
(a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, that nothing contained herein shall be deemed to require Parent, or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b)   Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement (but in no event later than thirty (30) days following the date of this Agreement), Parent and the Company shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and the Company shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals).
(c)   Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Parent and the Company, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as reasonably practicable.
6.5   NASDAQ Listing of Additional Shares.   Parent shall, as promptly as practicable, file all documents (including a Notification of Listing of Additional Shares), take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NASDAQ listing rules, the shares of Parent Common Stock to be issued as part of the Merger Consideration in connection with the Mergers, or (b) make such post-Closing filings with the NASDAQ as may be required by the applicable rules thereof.
6.6   Access; Systems Integration; Confidentiality.
(a)   In order to facilitate the consummation of the Transactions and the integration of the business and operations of the Company, subject to Section 6.3(c) and applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at Parent’s sole expense, (i) during customary business hours, to the Company’s and its Subsidiaries’ books, papers, records, employees, agents, Contracts, properties and offices; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel, where such access or disclosure would contravene any applicable Law or Order or binding agreement entered into prior to the date of this Agreement or involving information related to the negotiation, discussions or preparation of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during customary business hours and after the Requisite Company Stockholder Vote has been obtained, to telecommunications and electronic data processing systems, facilities and personnel of the Company and its Subsidiaries and to such information reasonably related to the Transactions as requested by Parent, in each case for the purpose of performing conversion activities related to data processing integration and general integration planning and the Company and its Subsidiaries shall, and shall cause their employees to cooperate and to assist Parent in connection with planning and preparing for such electronic and systematic conversion and integration. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations and use of personnel, telecommunications and electronic data processing systems, facilities and personnel during any such access to the Company’s property, books and records.
(b)   Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement, dated as of August 4, 2022 by and between Parent and D.A. Davidson & Co. as agent for the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to them pursuant to this Agreement.
6.7   No Control of the Company.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
6.8   Press Releases.   The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or the Transactions and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and shall not permit any of their advisers to issue any such press release or make such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing if such party determines, after consultation with outside counsel, that it is required by applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first provided the other party with reasonable time to review such release, statement or filing in advance.
6.9   Employee Benefits.
(a)   The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Company Bank 401(k) Savings Plan (the “401(k) Plan”) in accordance with USDOL and IRS requirements, and requirements of applicable Law, unless Parent or one of Parent’s Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plan by providing the Company with written notice of such election at least thirty (30) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Board of Directors of the Company has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the Company becomes aware prior to the Closing that distributions of assets from the trust of the 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or other plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing. The Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. If Parent, in its sole and absolute discretion, notifies the Company before the 30th day prior to the Closing Date that Parent agrees to sponsor and maintain the 401(k) Plan, the Company shall amend the 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Affiliates (other than the Company and its Subsidiaries) from participation in such plan. If Parent, in its sole and absolute discretion, does not agree to sponsor and maintain the 401(k) Plan, Parent shall take (or cause to be taken) such actions as are necessary (including amending Parent’s 401(k) plan as needed) to allow Company Bank employees who become employed by Parent or its Subsidiaries on or immediately following the Effective Time to roll over their 401(k) Plan accounts (including any outstanding loan balances) to Parent’s 401(k) plan, subject to the terms of Parent’s 401(k) plan and the requirements of applicable Law.
(b)   Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of Company Bank in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Benefit Plan or any Parent Bank benefit plan, (ii) interfere with the right of either the Parent or Parent Bank from and after the Closing Date to amend or terminate any Employee Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Parent Bank benefit plan, (iii) interfere with the right of either Parent or the Parent Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider or (iv) interfere with Parent’s indemnification obligations set forth in Section 6.10.
(c)   With respect to any employee benefit plan of Parent or Parent Bank that is a health, dental, vision or other welfare plan in which any Company Bank employee is eligible to participate following the Closing Date, Parent or its applicable Subsidiary shall use commercially reasonable efforts as are necessary or appropriate to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Company Bank employee and his or her covered dependents to the extent such condition was or would have been covered under the Employee Benefit Plan in which such Company Bank employee participated immediately prior to the Effective Time, and (ii) to the extent permissible under applicable Law, recognize any health, dental, vision or other welfare expenses incurred by such Company Bank employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.
(d)   If, during the period immediately following the Effective Time and prior to the first anniversary of the Effective Time, the employment of any Company Bank employee as of the Effective Time is terminated by Parent or its Subsidiaries under circumstances that would make such Company Bank employee eligible for severance under the broad-based severance plan of Parent as in effect from time to time (the “Parent Severance Plan”), then Parent shall provide such Company Bank employee with the severance benefits under the Parent Severance Plan in accordance with its terms, including the execution and non-revocation of a general release of claims in a form satisfactory to Parent.
(e)   Prior to the Effective Time, any notices or communication materials (including website postings) from the Company or its Subsidiaries to their employees or other service providers regarding employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transactions or employment or compensation or benefits thereafter, shall be subject to the prior review, comment and approval of Parent.
6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time and for a period of six (6) years thereafter, the Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was a director or officer of the Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses (including reasonable legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer or director of the Company or any of its Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any of its Subsidiaries, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the Transactions), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the Charter Documents of the Company’s Subsidiaries. In addition, the Surviving Corporation, from and after the Effective Time, shall advance any expenses (including legal expenses) of any Indemnitee under this Section 6.10 as incurred to the fullest extent permitted by applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.10.
(b)   The Surviving Corporation shall maintain in effect for six (6) years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies which provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an amount equal to two hundred fifty percent (250%) of current annual premiums paid by the Company for such insurance (the “Base Amount”) and, in the event the cost of such coverage shall exceed the Base Amount, the Surviving Corporation shall purchase only as much coverage as reasonably practicable for such Base Amount. The provisions of this Section 6.10 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 6.10. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including acquiring such “tail” policy through an insurance broker designated by Parent and shall not acquire any “tail” policy without the prior written consent of Parent. If prior to the Closing the Company has not acquired such “tail” policy, Parent may purchase a “tail” directors’ and officers’ liability insurance policy for the Company and their current directors and officers who are currently covered by the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company. Such Parent-purchased “tail” will provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance policy currently maintained by or for the benefit of the Company with respect to claims arising from facts or events that occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Base Amount. The Surviving Corporation shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.
(c)   The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.10. This Section 6.10 shall survive the Effective Time.
6.11   Director and Officer Resignations.   At the request of Parent, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by such directors and officers of the Company and of the Company Subsidiaries, in each case specified by Parent at least three (3) days prior to the Closing Date, effective upon the Effective Time.
6.12   Efforts to Close; Further Assurances.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
6.13   Financial Statements.   From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 8), the Company will provide to Parent as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.
6.14   [Reserved].
6.15   Notification of Certain Matters.   The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three (3) Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 7 if continuing on the Closing Date; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.15 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.15 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.16   Litigation and Claims.   The Company shall promptly, and in any event within two (2) Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against the Company or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect on the Company. The Company shall promptly notify Parent in writing of any Proceeding, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the Transactions. The Company shall consult with Parent, and the Company shall permit Parent to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or Affiliates relating to the Transactions, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.17   Change of Method.   The parties shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Parent and the Company (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (b) adversely affect the Tax treatment of holders of Company Common Stock or Parent Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Company or Parent pursuant to this Agreement or (d) materially impede or delay the consummation of the Transactions in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.4.
6.18   Takeover Statutes.   None of Parent, the Company, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the Transactions, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.19   Liquidation of Company Securities and Repayment of Company Debt.
(a)   The Company shall take or cause to be taken all such actions as may be necessary to effect the actions set forth below relating to the publicly traded securities and other investment assets owned by the Company and set forth on Section 6.19(a) of the Company Disclosure Memorandum (the “Securities Portfolio”) and all outstanding indebtedness for borrowed money of the Company and its Subsidiaries. Section 6.19(a) of the Company Disclosure Memorandum sets forth, for each block of publicly traded securities and other investment assets in the Securities Portfolio, the date such securities or investment assets were acquired and the adjusted basis of such securities and investment assets. At least five (5) Business Days prior to the Closing Date, the Company shall liquidate, in full, the Securities Portfolio for cash by selling such securities and other investment assets that constitute the Securities Portfolio at prevailing market prices through brokerage transactions (the “Securities Portfolio Liquidation”).
(b)   On or prior to the Closing Date, a portion of the cash proceeds received by the Company from the Securities Portfolio Liquidation shall be used to repay in full all outstanding indebtedness for borrowed money of the Company and its Subsidiaries, including the indebtedness set forth on Section 6.19(b) of the Company Disclosure Memorandum (such amount necessary to repay in full such indebtedness, the “Payoff Amount”) and, the Company shall provide to Parent payoff letters and other customary release documentation (the “Payoff Documentation”), in form and substance reasonably acceptable to Parent, executed by the holders of such indebtedness and filed in all relevant filing offices and jurisdictions, which Payoff Documentation shall indicate that all such indebtedness for borrowed money has been repaid in full, that any and all obligations of the Company and its Subsidiaries have been released and terminated, that Liens (if any) on the assets of the Company and its Subsidiaries have been released, and which Payoff Documentation shall effect, evidence and record such releases.
(c)   Promptly following the Securities Portfolio Liquidation (and before or in connection with providing Parent with its good faith calculation of the Net After Tax Proceeds), the Company shall provide Parent a schedule showing the amount realized from the sale for each block of securities and investment assets constituting the Securities Portfolio and any expenses, fees or commissions relating thereto together with such other documentation reasonably requested by Parent.
(d)   At least five (5) Business Days prior to the Closing Date, the Company shall provide Parent with its good faith calculation of the Net After Tax Proceeds which shall be calculated in accordance with this Agreement. Parent shall promptly review such calculation and Parent and the Company shall discuss in good faith and mutually agree in writing on a final calculation of the Net After Tax Proceeds (such agreed amount, the “Final Net After Tax Proceeds”). If, prior to the close of business on the second (2nd) Business Day following delivery of the calculations to Parent, Parent has not given the Company notice of an objection to the calculations (which notice shall be in writing and state in reasonable detail the basis of Parent’s objection and its proposed adjustments (the “Objection Notice”)), the calculations as prepared by the Company will be final, binding and conclusive on the parties. If Parent timely gives the Company an Objection Notice and if the Company and Parent fail to resolve the issues raised in the Objection Notice prior to the close of business on the second (2nd) Business Day following delivery of the Objection Notice by Parent to the Company, the determination of the calculations, and all matters associated therewith, shall be submitted to KPMG LLP, or if KPMG LLP is not willing or able to accept such assignment, a recognized national or regional independent accounting firm, with significant experience in auditing financial institutions, that is mutually acceptable to the Company and Parent (the “Accountant”) for a binding determination of the calculations (a “Final Determination”). The Accountant shall be directed by the Company and Parent to use its best efforts to make a Final Determination as soon as practicable within five (5) days after the date of its engagement (the “Engagement Date”), but in no event later than thirty (30) days after the Engagement Date, and the Final Determination with respect to all matters covered therein shall be conclusive and binding upon Parent and the Company. The Company and Parent shall each bear fifty percent (50%) of the fees and costs of the Accountant. Notwithstanding anything contained herein to the contrary, if an Objection Notice is delivered by Parent, the Closing shall be postponed and shall occur on the fifth (5th) Business Day after resolution of the basis for the Objection Notice by written agreement between Parent and the Company, or delivery to the parties of a Final Determination, as applicable. As used in this Agreement, “Net After Tax Proceeds” means an amount equal to (w) the cash proceeds actually received by the Company from the Securities Portfolio Liquidation net of any expenses, fees or commissions relating to such Securities Portfolio Liquidation less (x) the Payoff Amount less (y) an amount equal to (i) the taxable income or gain realized as a result of the Securities Portfolio Liquidation multiplied by (ii) the sum of the highest marginal federal, state and local Tax rates applicable to the Company for that taxable year that includes the Securities Portfolio Liquidation less (z) an amount equal to fifty percent (50%) of the excise tax imposed on the Special Cash Dividend by Section 4501 of the Code (calculated assuming that Special Cash Dividend is a “repurchase” within the meaning of Section 4501(c) of the Code). An illustrative calculation of the Net After Tax Proceeds is set forth on Section 6.19(d) of the Company Disclosure Memorandum.
(e)   Following determination of the Final Net After Tax Proceeds, the Company shall declare a special cash dividend (the “Special Cash Dividend”) payable on a pro rata basis to holders of the Company Common Stock in an aggregate amount equal to the Final Net After Tax Proceeds which special cash dividend shall be paid by the Company to holders of Company Common Stock on the Business Day prior to the Closing; provided, however, that if the declaration and payment of the Special Cash Dividend (x) could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (y) would preclude satisfaction of the condition set forth in Section 7.1(f) hereof, then Parent may elect, in its sole and absolute discretion, (the “Tax Opinion Election”) for (i) the Special Cash Dividend to be reduced by an amount (the “Tax Opinion Reduction Amount”) necessary to permit the transaction to qualify as a “reorganization” within the meaning of Section 368(a) hereof and satisfaction of the condition set forth in Section 7.1(f) hereof, including after taking into account the effect of clause (ii) hereof, and (ii) for the Exchange Ratio to be increased such that the aggregate number of shares of Parent Common Stock to be issued as Merger Consideration is increased by an amount equal to the Tax Opinion Reduction Amount divided by the Parent Trading Price (and any disagreement regarding the Tax Opinion Reduction Amount shall be subject to the dispute resolution provision of Section 6.19(d) hereof, mutatis mutandis).
6.20   Reorganization.   The parties intend that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Effective Time, each of Parent, the Company, and Merger Sub shall use its commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that notwithstanding anything herein to the contrary, the Company shall be allowed to pay the Special Cash Dividend in accordance with Section 6.19 and Parent shall not be required to make a Tax Opinion Election. Following the Effective Time, neither Parent, Merger Sub, nor any Affiliate of Parent nor Merger Sub shall knowingly take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE 7
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations to Effect the Mergers.   The respective obligations of the parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Company Stockholder Approval.   This Agreement and the Transactions, including the Mergers, shall have been approved by the Company Stockholders by the Requisite Company Stockholder Vote.
(b)   Effectiveness of Registration Statement.   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn) and, if the Transactions are subject to the securities laws of any state, the Registration Statement shall not be subject to a stop order of any state securities commissioner.
(c)   NASDAQ Listing.   The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NASDAQ.
(d)   Regulatory Approvals.   All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Mergers.
(f)   Tax Opinion.   The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to the Company (or other counsel as may be reasonably acceptable to the Company and Parent), in form and substance reasonably satisfactory to the Company and Parent, dated as of the Closing Date, to the effect that: (a) the Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.
7.2   Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Mergers is also subject to the satisfaction (or waiver in writing by Parent), at or prior to the Effective Time, of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company contained in Sections 3.1(a), 3.2 and 3.3, 3.6(b), 3.29(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of the Company contained in Section 3.17 (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of the Company contained herein (in each case, without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)   Performance of Agreements.   The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company and each Company Related Party shall have performed in all material respects the obligations required to be performed by it under the Letter Agreement at or prior to the Closing and the Letter Agreement shall remain in full, force and effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(d)   Officer’s Certificate.   Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, and otherwise in form and substance reasonably satisfactory to Parent, to the effect that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.
(e)   Dissenters’ Rights.   The holders of no more than seven and five tenths of one percent (7.5%) of the aggregate outstanding shares of Company Common Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.
(f)   FIRPTA Certificate.   Parent shall have received from the Company a properly executed Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”) notification letter, which shall state that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such notification letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing.
7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Mergers is also subject to the satisfaction (or waiver in writing by the Company), at or before the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Parent contained in Sections 4.1, 4.2 and 4.8 (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). The representations and warranties of Parent contained in Section 4.3(a) (in each case, without giving effect to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount or effect) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date). All other representations and warranties of Parent contained herein shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct only as of such date), except where the failure of such representations to be so true and correct has not had or resulted in, and would not reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)   Performance of Agreements.   Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)   No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(d)   Officer’s Certificate.   The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, and otherwise in form and substance reasonably satisfactory to the Company, to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
ARTICLE 8
TERMINATION
8.1   Termination.   This Agreement may be terminated, and the Transactions may be abandoned at any time before the Effective Time, whether before or after the Requisite Company Stockholder Vote has been obtained (except as otherwise noted) as follows (with any termination by Parent also being an effective termination by Merger Sub):
(a)   by the mutual written consent of Parent and the Company;
(b)   by Parent or the Company, if any Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority and a copy of such denial has been provided to the other party, or an application therefor shall have been permanently withdrawn at the written request of a Governmental Authority and a copy of such request has been provided to the other party (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of such event described in this Section 8.1(b));
(c)   by Parent or the Company if the Requisite Company Stockholder Vote is not obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof (provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or 6.3);
(d)   by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within thirty (30) days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)   by either Parent or the Company if the Mergers shall not have been consummated on or before February 13, 2024 (the “Outside Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement;
(f)   by Parent, if at any time prior to the receipt of the Requisite Company Stockholder Vote, (i) the Company shall have materially breached its obligations under Section 6.1 or Section 6.3, or (ii) the Board of Directors of the Company shall have failed to make its recommendation in favor of the Mergers or shall have made an Adverse Recommendation Change; and
8.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (a) the provisions of Section 6.6(b), Section 6.8, this Section 8.2, Section 8.3, and Article 9 shall survive any such termination and abandonment, and (b) notwithstanding anything to the contrary contained in this Agreement, neither the Company, Parent nor Merger Sub shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.
8.3   Termination Fee.
(a)   In recognition of the efforts, expenses and other opportunities foregone by Parent while pursuing the Mergers, in the event that:
(i)   this Agreement is terminated by Parent pursuant to Section 8.1(f); or
(ii)   (A) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the stockholders, senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (B) (1) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) (if the Requisite Company Stockholder Vote has not theretofore been obtained), (2) by Parent pursuant to Section 8.1(d) or (3) by Parent or the Company pursuant to Section 8.1(c) and (C) prior to the date that is twelve (12) months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal”; or
then, the Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee equal to $4,500,000 (the “Termination Fee”) within two (2) Business Days following the date of such termination; provided that any Termination Fee payable pursuant to Section 8.3(a)(ii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into.
(b)   Parent and the Company each agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal (or any reasonably similar successor publication thereto), designated therein as the “prime rate” on the date such payment was due, plus (ii) 100 basis points, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.
ARTICLE 9
MISCELLANEOUS
9.1   Interpretation.
(a)   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a Law shall refer to any such

Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any Contract in this Agreement shall refer to any such Contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars. An item shall be considered “made available,” “delivered” or “provided” (or terms of similar import) to Parent, to the extent such phrases appear in this Agreement, only if the Company has made a true, correct and complete copy of such document (together with all amendments, supplements or other modifications thereto or waivers thereof) available to Parent in the electronic data room under the project name “Zamboni” run by Firmex to which Buyer and its Representatives have access (the “Data Room”) at least three (3) Business Days prior to the date of this Agreement and remained available in the Data Room through the Closing;
(b)   As used in this Agreement, the following terms shall have the following respective meanings:
(i)   “Affiliate” means, with respect to a specified Person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person;
(ii)   “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed;
(iii)   “Company’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Company Disclosure Memorandum and the knowledge that such officers would have after due inquiry;
(iv)   “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local;
(v)   “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority that is applicable to the referenced Person.
(vi)   “Letter Agreement” means that certain agreement, dated as of the date hereof, by and among Parent, the Company, the Company Bank, Wirtz Corporation and South Miami Corporation.
(vii)   “Material Adverse Effect” means, with respect to the Company or Parent, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the Transactions (including any effect on a party’s relationships with its customers or employees) (provided that this exception shall not apply for purposes of the representations and warranties in Sections 3.2(b) or 4.2(b)) or actions expressly required by this Agreement in contemplation of the Transactions, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (F) the occurrence of any natural or man-made disaster or from any outbreak of any disease or other public health event; except, with respect to subclauses (A), (B), (C) and (F), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to consummate the Transactions by the Outside Date;
(viii)   “Parent’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Parent Disclosure Memorandum and the knowledge that such officers would have after due inquiry;
(ix)   “Parent Trading Price” means the volume weighted average price of Parent Common Stock for the ten (10) trading days ending on the second Business Day preceding the Closing Date, starting with the opening of trading on the first trading day of such period and ending with the closing of trading on the last trading day of such period, as reported by Bloomberg (or, in the event Bloomberg does not report such information, such third-party service as is mutually agreed upon in good faith by the Parties);
(x)   “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature; and
(xi)   “Subsidiary” shall have the meaning ascribed to it in Section 2.2(d) of the BHC Act.
9.2   Expenses.   Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the Transactions, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of the Company, shall be paid at Closing and prior to the Effective Time.
9.3   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing pursuant to the provisions hereof, constitute the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 6.10.
9.4   Amendments.   This Agreement may be amended only by a subsequent writing signed by each of Parent and the Company, whether before or after Requisite Company Stockholder Vote of this Agreement has been obtained; provided that after any such approval by the Company Stockholders, there shall be made no amendment that requires further approval of Company Stockholders under applicable Law.
9.5   Waiver.
(a)   Prior to or at the Effective Time, Parent, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
(b)   Prior to or at the Effective Time, the Company, shall have the right to waive any default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.
(c)   The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.
9.6   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 9.6 shall be null and void ab initio.
9.7   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
Parent:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Greenville, South Carolina 29601 Attention: H. Lynn Harton Email: lynn_harton@ucbi.com
with copies to:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Greenville, South Carolina 29601 Attention: Melinda Davis Lux Email: melinda_davislux@ucbi.com
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10001 Attention: Brandon C. Price Email: BCPrice@wlrk.com
the Company:	Wirtz Corporation 680 N Lakeshore Drive, Suite 1900 Chicago, Illinois 60611 Attention: W. Rockwell Wirtz Email: RWirtz@WirtzCorp.com ghoch@fstsb.com
with copies to:	Barack Ferrazzano Kirschbaum & Nagelberg, LLP 200 West Madison Street, Suite 3900 Chicago, Illinois 60606 Attention: Joseph T. Ceithaml Email: joseph.ceithaml@bfkn.com
Gozdecki, Del Giudice, Americus, Farkas & Brocato LLP One East Wacker, Suite 1700 Chicago, Illinois 60601 Attention: Rick Del Giudice Email: r.delgiudice@gozdel.com
9.8   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.7.
9.9   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND
9.10   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements, or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
9.11   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity.
9.12   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.13   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement, if the same would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. 261.2(c) and as identified in 12 C.F.R. 309.5(g)(8)) of a Governmental Authority by any party to this Agreement where such disclosure is prohibited by applicable

Law. To the extent legally permissible, appropriate substitute disclosures, representations, warranties, or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.14   No Survival of Representations and Warranties.   None of the representations and warranties in this Agreement or in any schedule or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.14 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or following termination of this Agreement.
[Signatures on following page(s)]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

 Name:
H. Lynn Harton

 Title:
Chief Executive Officer, President and Chairman

FIRST MIAMI BANCORP, INC.
By:
/s/ W. Rockwell Wirtz

 Name:
W. Rockwell Wirtz

 Title:
Chairman and President

ZAMBONI MERGER SUB, INC.
By:
/s/ H. Lynn Harton

 Name:
H. Lynn Harton

 Title:
President

[Signature Page to Agreement and Plan of Merger]

Annex B — Voting and Support Agreement

EXECUTION VERSION
FORM OF VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 13, 2023 (“Agreement Date”), is entered into by and among (i) First Miami Bancorp, Inc., a Delaware corporation (the “Company”), (ii) United Community Banks, Inc., a Georgia corporation (“Parent”), and (iii) each person or entity executing this Agreement or a counterpart to this Agreement as a stockholder of the Company and listed on Exhibit A hereto (collectively, the “Stockholders” and each, a “Stockholder”).
WITNESSETH:
WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by the Company, Parent and Zamboni Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) concurrently with the execution of this Agreement by the parties hereto, among other things and subject to the terms and conditions set forth therein, (a) Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a direct, wholly owned subsidiary of Parent and, immediately following the First Merger and as part of a single, integrated transaction, (b) the Company will be merged with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent surviving the Second Merger as the surviving corporation;
WHEREAS, as an inducement for Parent to enter into the Merger Agreement, Parent has required that each Stockholder enter into this Agreement, and each Stockholder desires to enter into this Agreement to induce Parent to enter into the Merger Agreement;
NOW, THEREFORE, in consideration of, and as a material inducement to the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:
1.   Definitions.   Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.
2.   Effectiveness.   The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.
3.   Voting Agreement.
(a)   From the date hereof until the earliest to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), each Stockholder irrevocably and unconditionally agrees that at any shareholder meeting of the Company to approve the Merger Agreement or any adjournment or postponement thereof, such Stockholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) owned of record or beneficially owned by such Stockholder as of the date hereof, together with all shares of Common Stock over which such Stockholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:
(i)   in favor of (A) the approval and adoption of the Merger Agreement and the Transactions (including any amendments or modifications of the terms thereof approved by the board of directors of the Company and adopted in accordance with the terms thereof), and (B) the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and
(ii)   against (A) any action or agreement that would prevent, materially impede or materially delay the consummation of the Transactions, and (B) other than the Transactions, any proposal that relates to an Acquisition Proposal, without regard to the terms of such proposal.

(b)   Each Stockholder further agrees not to vote to rescind or amend in any manner any prior vote, as a stockholder of the Company, to approve or adopt the Merger Agreement, unless this Agreement shall have been terminated in accordance with its terms.
(c)   Each Stockholder represents and warrants and covenants and agrees that, except for this Agreement, such Stockholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.
4.   Grant of Irrevocable Proxy; Appointment of Proxy.   During the Support Period, each Stockholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Stockholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Stockholder shall retain the authority to vote on all other matters; provided, however, that each Stockholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Stockholder has not delivered to the Company prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Stockholder be voted in accordance with Section 3 of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Stockholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.
5.   Transfer Restrictions Prior to Merger.   Each Stockholder agrees that, absent the prior written consent of Parent, it will not, until the end of the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, deposit into a voting trust, enter into a voting agreement or arrangement (other than this Agreement) with respect to, or grant any proxy or power of attorney (other than this Agreement) with respect to, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Stockholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Stockholder may Transfer Owned Shares: (i) for estate planning; (ii) to a charitable institution for philanthropic purposes; (iii) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession; or (iv) pursuant to a qualified domestic order or as required by a divorce settlement; provided, however, that a Transfer referred to in clauses (i) through (iv) of this sentence shall be permitted only if (as applicable) (x) all of the representations and warranties this Agreement with respect to Stockholder would be true and correct in all material respects upon such Transfer, subject to necessary adjustment as a result of such Transfer and (y) the transferee, prior to the date of Transfer, agrees in a signed writing reasonably satisfactory in form and substance to Parent, to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares. Following a Transfer of Owned Shares by a Stockholder in accordance with, this Section 5, such Transferred Owned Shares shall no longer constitute Owned Shares of such Transferring Shareholder for purposes of this Agreement. During the term of this Agreement, the Company shall not register or otherwise recognize the transfer (book-entry or otherwise) of any Owned Shares or any certificate or uncertificated interest representing any Owned Shares, except as permitted by, and in accordance with, this Section 5.

6.   Cooperation.   Each Stockholder hereby: (i) authorizes the Company and Parent to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Legal Requirements or the Proxy Statement/Prospectus (and, if applicable, the Registration Statement), such Stockholder’s identity and ownership of the Owned Shares, the nature of such Stockholder’s obligations under this Agreement and any other information that the Company or Parent reasonably determines is required to be disclosed by the SEC or applicable Legal Requirements in connection with the Mergers and the other Transactions; (ii) agrees to promptly give to the Company and Parent any information that the Company or Parent may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify the Company and Parent of any required corrections with respect to any information supplied by such Stockholder, if and to the extent that such information shall have become false or misleading in any material respect.
7.   Stockholder Representations and Warranties.   Each Stockholder represents and warrants to Parent and the Company that:
(a)   such Stockholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement; if the Stockholder is a legal entity or trust, the Stockholder is duly organized, validly existing and in good standing in accordance with the Laws of its jurisdiction of formation, as applicable, and the trustees of any Stockholder that is a trust are all duly appointed and acting trustees of such trust and have authority to act on behalf of such trust;
(b)   (i) this Agreement has been duly and validly executed and delivered by such Stockholder that is a natural person or a legal entity and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and legally binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Stockholder or the performance of its obligations hereunder (the “Bankruptcy and Equity Exception”) and (ii) this Agreement has been duly and validly executed and delivered by the trustee or trustees of any Stockholder that is a trust and, assuming the due authorization, execution and delivery of this Agreement by the Company and Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by the Bankruptcy and Equity Exception;
(c)   the execution and delivery of this Agreement by such Stockholder (or trustee of such Stockholder) does not, and the performance by such Stockholder of its obligations hereunder and the consummation by such Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Stockholder;
(a)   the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Stockholder’s name on Exhibit A hereto;
(d)   except as noted on Exhibit A hereto, such Stockholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, clear of any and all Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer, voting or exercise of any rights of a stockholder in respect of, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement);
(e)   as of the Agreement Date, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder, that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement, or to consummate the transactions contemplated hereby on a timely basis; and

(f)   other than as set forth in the Merger Agreement such Stockholder does not have any agreements, arrangements or understandings of any kind with the Company or any other Person (a) with respect to the Transfer or voting of the Owned Shares or the transactions contemplated hereby or (b) that would conflict with, restrict, limit, violate or interfere with the performance of any Stockholder’s covenants and obligations hereunder.
8.   Company Representations and Warranties.   The Company hereby represents and warrants to Parent and each Stockholder that:
(a)   The Company has all requisite capacity and authority to enter into and perform its obligations under this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of the State of Delaware. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Company is a party or by which the Company is bound, or any statute, rule or regulation to which the Company is subject or, in the event that the Company is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Company.
9.   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Merger Agreement and the other documents and agreements delivered at the Closing pursuant to the provisions of the Merger Agreement, constitute the entire agreement between the parties with respect to the Transactions and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 6.10 of the Merger Agreement.
10.   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported direct or indirect assignment in violation of this Section 10 shall be null and void ab initio.
11.   Injunctive Relief; Specific Performance.   The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specific performance of the terms and provisions hereof in any federal or state court located in the State of Delaware (the “Chosen Courts”), this being in addition to any other remedy to which they are entitled at law or in equity.
12.   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.7 of the Merger Agreement.
13.   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 13.
14.   Individual Obligations.   This Agreement is binding on each Stockholder that executes this Agreement regardless of whether any other Stockholder(s) also executed this Agreement. The obligations of each of the Stockholders under this Agreement are several and not joint, and all references to actions to be taken by the Stockholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Stockholders acting severally and not jointly.
15.   Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by the Company, Parent and the applicable Stockholder(s), and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
16.   Interpretation.   Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation,” and such terms shall not be limited by enumeration or example, unless otherwise expressly specified. Any reference in this Agreement to a Law shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Unless the context of this Agreement otherwise requires, references to statutes shall refer to any such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder. Any reference to any contract in this Agreement shall refer to any such contract as amended, supplemented or otherwise modified in accordance with its terms and without violating the terms of this Agreement. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.
17.   Capacity as Stockholder.   This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and shall not apply in any manner to any Stockholder in any capacity as a director or officer of the Company or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Stockholder in the capacity of director or officer of the Company or its Subsidiaries, and no such action taken by such Stockholder in the capacity of director or officer of the Company or its Subsidiaries shall be deemed to constitute a breach of this Agreement).
18.   Headings.   The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
19.   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any other agreement or instrument entered into in connection with this Agreement, as well as any amendments, modifications, supplements, or waivers hereto or thereto or hereunder or thereunder, if signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated for all purposes as an original agreement or instrument and shall be considered to have the same binding legal force and effect as if it were the original signed version thereof delivered in person.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.
FIRST MIAMI BANCORP, INC.
By:
/s/ W. Rockwell Wirtz

Name: W. Rockwell Wirtz
Title:   Chairman and President
[Signature Page to Voting and Support Agreement]

UNITED COMMUNITY BANKS, INC.
By:
/s/ H. Lynn Harton

Name:
H. Lynn Harton

Title:
Chief Executive Officer, President & Chairman

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
Virginia W. Wirtz 1937 Trust FBO Elizabeth V. Wirtz

Printed or Typed Name of Stockholder
Signature/By:
/s/ W. Rockwell Wirtz

Name: W. Rockwell Wirtz
Title:   Trustee
(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
Drew A. Dammeier

Printed or Typed Name of Stockholder
Signature/By:
/s/ Drew A. Dammeier

Name:
N/A

Title:
N/A

(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
Bruce W. MacArthur Trust dated 1/5/95

Printed or Typed Name of Stockholder
Signature/By:
/s/ Bruce W. MacArthur

Name: Bruce W. MacArthur
Title:   Trustee
(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
Wirtz Marital Settlement Trust

Printed or Typed Name of Stockholder
Signature/By:
/s/ Daniel Rockwell Wirtz

Name: Daniel Rockwell Wirtz
Title:   Trustee
(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
Daniel Rockwell Wirtz

Printed or Typed Name of Stockholder
Signature/By:
/s/ Daniel Rockwell Wirtz

Name:
N/A

Title:
N/A

(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

STOCKHOLDER:
DRW 2012 Exempt Gift Trust UAD December 20, 2012

Printed or Typed Name of Stockholder
Signature/By:
/s/ Daniel Rockwell Wirtz

Name: Daniel Rockwell Wirtz
Title:   Trustee
(Provide Name and Title if signing in a representative capacity for a Stockholder that is not an individual)
Address:
*****

Email:
*****

[Signature Page to Voting and Support Agreement]

Exhibit A
Stockholder	Name(s) in Which Shares are Registered	Number of Owned Shares
Virginia W. Wirtz 1937 Trust FBO Elizabeth V. Wirtz	W. Rockwell Wirtz as Trustee	6,000
Drew A. Dammeier	Drew A. Dammeier	20
Bruce W. MacArthur Trust dated 1/5/95	Bruce W. MacArthur as Trustee	8,015
Wirtz Marital Settlement Trust	Daniel Rockwell Wirtz as Trustee	2,008
Daniel Rockwell Wirtz	Daniel Rockwell Wirtz	370
DRW 2012 Exempt Gift Trust UAD December 20, 2012	Daniel R. Wirtz as Trustee	1,123

Annex C — Opinion of D.A. Davidson & Co.
February 9, 2023
Board of Directors
First Miami Bancorp, Inc.
5750 Sunset Drive
South Miami, FL 33143
Members of the Board:
We understand that First Miami Bancorp, Inc., a Delaware corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) with United Community Banks, Inc., a Georgia corporation (“Parent”) and Zamboni Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First Merger”) (resulting in the “First Merger Surviving Corporation”) and immediately following the First Merger and as part of a single integrated transaction, the First Merger Surviving Corporation will merge with and into Parent (the “Second Merger”) (collectively the “Transactions”). The Agreement also contains provisions in connection with the liquidation of the Company securities and repayment of the Company debt, with the net after tax proceeds to be payable to the holders of the Company Common Stock (“Special Cash Dividend”), as to which we express no opinion. Each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive 40.2685 (the “Exchange Ratio”) shares of common stock of Parent (the “Parent Common Stock”). You have advised us that the Transactions will qualify as a tax-free reorganization for U.S. federal income tax purposes. The terms and conditions of the Transactions are more fully set forth in the Agreement.
Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio to be received by such holders in the proposed Transactions.
In connection with preparing our opinion, we have reviewed, among other things:
(i)
a draft of the Agreement, dated February 8, 2023;

(ii)
certain publicly available business and financial information about the Company, Parent and the banking industry;

(iii)
certain internal projections and other financial and operating data concerning the business, operations, and prospects of the Company prepared by or at the direction of management of the Company, as approved for our use by the Company;

(iv)
information relating to certain strategic, financial, tax, and operational benefits, including the estimated amount and timing of the cost savings and related expenses and synergies, expected to result from the Transactions;

(v)
the past and current business, operations, financial condition, and prospects of the Company, the strategic, financial, tax, and operational benefits expected to result from the Transactions, and other matters we deemed relevant;

(vi)
the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies that we deemed relevant;

(vii)
the proposed financial terms of the Transactions with the publicly available financial terms of certain other transactions that we deemed relevant;

(viii)
the current and historical market prices and trading activity of the Company Common Stock and Parent Common Stock with that of certain other publicly-traded companies that we deemed relevant;

(ix)
the pro forma financial effects of the Transactions, taking into consideration the amounts and timing of transaction costs, earnings estimates, potential cost savings, and other financial and accounting considerations in connection with the Transactions;

(x)
the valuation derived by discounting future cash flows and a terminal value of the Company’s business based upon the Company’s internal financial forecasts at discount rates that we deemed appropriate;

(xi)
the results of our efforts on behalf of the Company to solicit, at the direction of the Board of Directors of the Company, indications of interest and definitive proposals from third parties with respect to a possible acquisition of the Company;

(xii)
other such financial studies, analyses, investigations, economic and market information that we considered relevant including discussions with management and other representatives and advisors of the Company concerning the business, financial condition, results of operations and prospects of the Company and the Parent.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.
With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and express no opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.
We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.
We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transactions will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transactions. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated February 8, 2023, reviewed by us.
We have assumed in all respects material to our analysis that the Company and Parent will remain as a going concern for all periods relevant to our analysis. We express no opinion regarding the liquidation value of the Company and Parent or any other entity.
Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of the Company Common Stock in the proposed Transactions. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transactions (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transactions, or as to the underlying business decision by the Company to engage in the Transactions. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Parent, or any class of such persons, relative to the Exchange Ratio to be received by the holders of the Company Common Stock in the Transactions, or with respect to the fairness of any such compensation.
We express no view as to, and our opinion does not address, the relative merits of the Transactions as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.
We express no opinion as to the actual value of Parent Common Stock when issued in the Transactions or the prices at which the Parent Common Stock will trade following announcement of the Transactions or at any future time.
We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Parent. We are not expressing any opinion as to the impact of the Transactions on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.
We have acted as the Company’s financial advisor in connection with the Transactions and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transactions. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.
Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company but have provided investment banking and other financial services to the Parent for which we have received customary compensation.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.
This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.
This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent. This opinion is not intended to be and does not constitute a recommendation as to how holders of the Company Common Stock should vote or act with respect to the Transactions or any matter relating thereto (including, without limitation, the Company Common Stock holder approval).
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by holders of the Company Common Stock in the Transactions is fair, from a financial point of view, to such holders.
Very truly yours,
D.A. Davidson & Co.

Annex D — Section 262 of the Delaware General Corporation Law
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)   If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)   Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity, and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)   From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l)   The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
United’s articles of incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code. United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein. In addition, United’s bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought. A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the board of directors of United, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee, or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her. As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit Index

Exhibit Number	Description
2.1#	Agreement and Plan of Merger, dated as of February 13, 2023, by and among United Community Banks, Inc., First Miami Bancorp, Inc. and Zamboni Merger Sub, Inc.
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended through August 13, 2021 (incorporated by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, filed with the SEC on November 5, 2021).
3.2	Amended and Restated Bylaws of United Community Banks, Inc., as amended (incorporated by reference to Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 11, 2015).
4.1	Description of Registrant’s Common Stock, $1.00 par value (incorporated herein by reference to Exhibit 4.1 to United Community Banks, Inc.’s Annual Report on Form 10-K, filed with the SEC on February 27, 2020).
4.2	United Community Banks, Inc. will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries.
5.1	Opinion of Squire Patton Boggs (US) LLP.

Exhibit Number	Description
8.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain tax matters.
8.2	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP regarding certain tax matters.
21.1	Subsidiaries of United Community Banks, Inc. (incorporated by reference to Exhibit 21 to United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2021).
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1).
23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).
23.3	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.2).
23.4	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney.
99.1	Consent of D.A. Davidson & Co.
99.2	Form of Proxy Card for Annual Meeting of First Miami Bancorp, Inc.
99.3	Voting and Support Agreement, dated as of February 13, 2023, by and among United Community Banks, Inc., First Miami Bancorp, Inc. and the stockholders listed on Exhibit A thereto (incorporated by reference to Exhibit 99.1 of the Registrant’s Form 8-K, filed with the SEC on February 13, 2023).
107*	Filing Fee Table.

*
Previously filed.

#
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. United hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, that United may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)
That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(11)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, United Community Banks, Inc., the registrant, has duly caused this registration statement to be signed on its behalf by the undersigned, in Greenville, South Carolina, on April 19, 2023.
UNITED COMMUNITY BANKS, INC.
By:	/s/ H. Lynn Harton H. Lynn Harton
Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of United and in the capacities set forth and on the 19th day of April, 2023.
Signature	Title
/s/ H. Lynn Harton H. Lynn Harton	Chairman, President, and Chief Executive Officer (Principal Executive Officer)
/s/ Jefferson L. Harralson Jefferson L. Harralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Alan H. Kumler Alan H. Kumler	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)
* Thomas A. Richlovsky	Lead Independent Director
* Jennifer M. Bazante	Director
* George Bell	Director
* Robert Blalock	Director
* James P. Clements	Director
* Kenneth L. Daniels	Director
* Lance F. Drummond	Director

Signature	Title
* Jennifer Mann	Director
* David C. Shaver	Director
* Tim Wallis	Director
* David H. Wilkins	Director
* By: /s/ H. Lynn Harton H. Lynn Harton Attorney-in-fact